UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)
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SUPER MICRO COMPUTER, INC.
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SUPER MICRO COMPUTER, INC.

980 Rock Avenue
San Jose, California 95131
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, APRIL 15, 2026

________________________________________________________________

________________________________________________________________

To the Stockholders of Super Micro Computer, Inc.:

On behalf of our Board of Directors, it is our pleasure to invite you to attend, and notice is hereby given of, the Annual Meeting of Stockholders (the “Annual Meeting”) of Super Micro Computer, Inc. (the “Company”). The Annual Meeting will be held on Wednesday, April 15, 2026, at 2:00 p.m., Pacific Time, solely online by remote communication, in a virtual only format at www.virtualshareholdermeeting.com/SMCI2026. Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.proxyvote.com. The webcast of the Annual Meeting will be archived for one year after the date of the Annual Meeting at www.virtualshareholdermeeting.com/SMCI2026. Only stockholders who held stock at the close of business on February 17, 2026 (the “Record Date”) may vote at the Annual Meeting, including any adjournment or postponement thereof.

The Annual Meeting will be held for the following purposes:

1.To elect three Class I directors to hold office until the annual meeting of stockholders following fiscal year 2028 or until their successors are duly elected and qualified.

2.To vote on a non-binding advisory resolution to approve the compensation of our named executive officers.

3.To ratify the appointment of BDO USA, P.C. as the Company’s independent registered public accounting firm for its fiscal year ending June 30, 2026 (“fiscal year 2026”).

4.To approve the further amendment and restatement of the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan.

5.To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The accompanying Proxy Statement more fully describes the business to be transacted at the Annual Meeting. Our Board of Directors recommends that you vote (1) “FOR” the election of each of our nominees for Class I directors as proposed in this Proxy Statement, (2) “FOR” the non-binding advisory resolution to approve the compensation of our named executive officers, (3) “FOR” the ratification of BDO USA, P.C. as our independent registered public accounting firm for fiscal year 2026, and (4) “FOR” the approval of the further amendment and restatement of the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan. We have not received notice of other matters that may be properly presented at the Annual Meeting.

On or about March 3, 2026, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and the Company’s annual report for the year ended June 30, 2025. The Notice provides instructions on how to vote via the internet or by telephone and how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed at www.proxyvote.com. You will be asked to enter the control number located on your Notice or proxy card.

If you were a stockholder as of the close of business (Eastern Time) on February 17, 2026, you are entitled to vote at the Annual Meeting and any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 980 Rock Avenue, San Jose, CA 95131.

By Order of the Board of Directors

David E. Weigand
Senior Vice President, Chief Financial Officer, Corporate Secretary
San Jose, California
March 3, 2026

Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement.

IMPORTANT: To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting (virtually). Most stockholders have three options for submitting their votes prior to the meeting: (1) via the Internet; (2) by telephone; or (3) by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and saves us postage and processing costs. Your completed proxy, or your telephone or Internet vote, will not prevent you from attending the meeting (virtually) and voting in person (virtually) should you so choose.

SUPER MICRO COMPUTER, INC.
980 Rock Avenue
San Jose, California 95131
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, APRIL 15, 2026 AT 2:00 P.M. PACIFIC TIME

GENERAL INFORMATION

Your proxy is being solicited by our Board for use in connection with the Annual Meeting of Stockholders to be held on Wednesday, April 15, 2026, at 2:00 p.m. Pacific Time solely online by remote communication, in a virtual only format at www.virtualshareholdermeeting.com/SMCI2026. You will be able to access, participate in, and vote at the Annual Meeting at www.virtualshareholdermeeting.com/SMCI2026 by using the 16-digit control number included on the Notice, proxy card and voting instruction form. Stockholders admitted to the virtual meeting using their control number may submit questions, vote or view our list of stockholders during the Annual Meeting by following the instructions that will be available on the meeting website. Stockholders may log into the meeting platform beginning at 1:45 p.m. Pacific Time on Wednesday, April 15, 2026. To submit a question during the meeting, visit www.virtualshareholdermeeting.com/SMCI2026, enter your 16-digit control number, type your question into the “Ask a Question” field and click “Submit.”

Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to ensure that your vote will be represented at the Annual Meeting.

This Proxy Statement and our annual report for the year ended June 30, 2025 (the “Annual Report”) are available on our website at www.supermicro.com and, prior to the meeting date, at www.proxyvote.com. The Notice containing instructions on how to access this Proxy Statement and our Annual Report is first being mailed on or about March 3, 2026, to all stockholders entitled to vote at the Annual Meeting. The proxy materials and our Annual Report can be accessed by following the instructions in the Notice.

You may request that we send future proxy materials to you electronically by e-mail or in printed form by mail by going to www.proxyvote.com. If you elect to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it. We encourage you to elect to receive future proxy materials by e-mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

Glossary

In this Proxy Statement:

•“We”, “us”, “our”, “Company” and “Supermicro” refer to Super Micro Computer, Inc. with its principal executive offices located at 980 Rock Avenue, San Jose, CA 95131

•“Annual Meeting” or “Meeting” means our Annual Meeting of Stockholders following the fiscal year ended June 30, 2025 (“fiscal year 2025”)

•“Board of Directors” or “Board” means our Board of Directors

•“SEC” means the U.S. Securities and Exchange Commission

Summary of Proposals and Voting Recommendations

We have summarized below important information with respect to the Annual Meeting.

The following chart outlines the FOUR proposals and our voting recommendations:

Proposal No.	Proposal	Recommendation

No. 1	Election of each of the nominees as Class I director	FOR each of the nominees

No. 2	Approval, on a non-binding advisory basis, of our named executive officers’ compensation	FOR

No. 3	Ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm for fiscal year 2026	FOR

No. 4	Approval of the further amendment and restatement of the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan	FOR

Please see “Questions and Answers” for a list of frequently asked questions and answers relating to this Proxy Statement and the Annual Meeting.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Composition of the Board

The authorized number of directors of the Company as of the date of this Proxy Statement is nine. There are currently nine directors. Our Amended and Restated Certificate of Incorporation, as amended, provides for a classified Board of Directors divided into three classes. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. Vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Alternatively, the Board of Directors, at its option, may reduce the number of directors, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Directors chosen to fill newly created directorships hold office for a term expiring at the next annual meeting of stockholders to which the term of the office of the class to which they have been elected expires.

At this year’s Annual Meeting, the terms of our three current Class I directors will expire. The Board’s nominees for the three Class I directors are Charles Liang, Tally Liu and Sherman Tuan. Mr. Liang, Mr. Liu and Mr. Tuan have agreed to serve, if elected, and the Board has no reason to believe they will be unable to serve. The Board recommends that stockholders vote in favor of each of Mr. Liang, Mr. Liu and Mr. Tuan.

Proxies may not be voted for more than three Class I directors. Assuming a quorum is present, the three director nominees who receive the highest number of the votes cast by the stockholders entitled to vote at the election will be elected as Class I directors. There are no other nominees for Class I directors. In the event that a nominee is unable or unwilling to serve, the proxy will be voted to elect the replacement nominee designated by the Board, unless the Board instead decides to reduce the number of directors.

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES TO SERVE AS A CLASS I DIRECTOR. PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES UNLESS OTHERWISE SPECIFIED.

The following table sets forth the class and committee composition for the nominees for election as directors and the directors whose terms of office will continue after the Annual Meeting.

Name (Age)(1)	Class	Expiration of Term	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee (the “Governance Committee”)
Charles Liang (68)	I	Director Nominee; If elected, Annual General Meeting following fiscal year 2028
Sherman Tuan (72)	I	Director Nominee; If elected, Annual General Meeting following fiscal year 2028		Member	Member
Tally Liu (75)	I	Director Nominee; If elected, Annual General Meeting following fiscal year 2028	Chair	Member
Scott Angel (67)	II	Annual General Meeting following fiscal year 2026	Member
Judy Lin (72)	II	Annual General Meeting following fiscal year 2026			Chair
Sara Liu (64)	II	Annual General Meeting following fiscal year 2026
Yih-Shyan (Wally) Liaw (71)	II	Annual General Meeting following fiscal year 2026
Robert Blair (78)	III	Annual General Meeting following fiscal year 2027	Member		Member
Susan Mogensen (Susie Giordano) (56)	III	Annual General Meeting following fiscal year 2027		Chair
______________________
(1)Ages are as of January 31, 2026.

Class I Directors - Nominees for Term Expiring at the Annual Meeting of Stockholders Following Fiscal Year 2028

Charles Liang founded Supermicro and has served as our President, Chief Executive Officer and Chairman of the Board since our inception in September 1993. Mr. Liang has been developing server and storage system architectures and technologies for the past three decades. From July 1991 to August 1993, Mr. Liang was President and Chief Design Engineer of Micro Center Computer Inc., a high-end motherboard design and manufacturing company. From January 1988 to April 1991, Mr. Liang was Senior Design Engineer and Project Leader for Chips & Technologies, Inc., a chipset technology company, and Suntek Information International Group, a system and software development company. Mr. Liang has been granted 23 U.S. server technology patents. Mr. Liang holds an M.S. in Electrical Engineering from the University of Texas at Arlington and a B.S. in Electrical Engineering from National Taiwan University of Science & Technology in Taiwan. Our Governance Committee concluded that Mr. Liang should serve on the Board based on his skills, experience and qualifications in managing technology businesses, his technical expertise, and his long familiarity with our company’s business.

Tally Liu was appointed to our Board in January 2019. He has been retired since 2015. Prior to his retirement, Mr. Liu was Chief Executive Officer of Wintec Industries, a supply chain solutions company for high-tech manufacturers, from 2012 to 2015. Prior to Wintec, Mr. Liu served as Chairman of the Board and Chief Executive Officer of Newegg, Inc., an internet consumer technology retailer, from 2008 to 2010, and as President of Newegg in 2008. Prior to Newegg, Mr. Liu held various positions with Knight Ridder Inc., including Vice President, Finance & Advanced Technology and Vice President of Internal Audit. Mr. Liu served as President of the International Newspapers Financial Executives (INFE) for one year before it merged with other media associations. A Certified Public Accountant from 1982 to 2007, Mr. Liu is a member of the American Institute of Certified Public Accountants (AICPA) with retired status and was previously a member of the Florida Institute of Certified Public Accountants (FICPA). Mr. Liu is also a Certified Information System Auditor (CISA) and Certified Information Security Manager (CISM), with non-practice status, with the Information Systems Audit and Control Association (ISACA) and has also been certified in Control Self-assessment (CCSA) by the Institute of Internal Auditors (IIA). After earning his BA of Commerce from National Chengchi University, Taipei, Taiwan, and MBA from Florida Atlantic University, Mr. Liu received executive leadership training at the Stanford Advanced Finance Program in 1986 and at Harvard Business School in the Advanced Management Program (AMP) in 1998. Mr. Liu is not related to any member of our Board or any of our officers. Our Governance Committee concluded that Mr. Liu should serve on the Board based on his skills, experience, his financial literacy, and his familiarity with technology businesses.

Sherman Tuan has been a member of our Board since February 2007. Mr. Tuan founded PurpleComm, Inc. (doing business as 9x9.tv), a platform for connected TV, where he served as Chief Executive Officer from January 2005 to January 2018 and Chairman of the Board from June 2003 to January 2018. From September 1999 to May 2002, he was a director of Metromedia Fiber Network, Inc., a fiber optical networking infrastructure provider, Mr. Tuan was also a co-founder of AboveNet Communications, Inc., an internet connectivity solutions provider, where he served as President from March 1996 to January 1998, Chief Executive Officer from March 1996 to May 2002 and director from March 1996 to September 1999. Mr. Tuan holds a degree in Electrical Engineering from Feng-Chia University in Taiwan. Our Governance Committee concluded that Mr. Tuan should serve on the Board based on his skills, experience and qualifications in managing technology businesses, his technical expertise, and his familiarity with our company’s business.

Class II Directors - Term Expiring at the Annual Meeting of Stockholders Following Fiscal Year 2026

Scott Angel has been a member of our Board since March 2025. Mr. Angel spent over 37 years in the audit and assurance practice at Deloitte & Touche LLP (“Deloitte”) including 25 years as an audit partner in Silicon Valley. He focused on serving clients in the technology industry and led the semiconductor industry practice from 1993 until his retirement in December 2017. During his career at Deloitte, he served a wide range of public and private technology companies and has experience working on risk and compliance issues. Mr. Angel is a CPA (inactive status) and a member of the AICPA. He received his Bachelor of Arts in Business Administration degree from the University of Washington. Our Governance Committee concluded that Mr. Angel should serve on the Board based on his financial literacy, his experience in auditing financial statements and internal controls, and his familiarity with technology businesses.

Judy Lin has been a member of our Board since April 2022. Ms. Lin is a retired executive who has 30 years of experience in the disk drive industry. She served as an Independent Board Director of MORESCO Corporation, a leading manufacturer of specialty chemicals based in Japan, from June 2014 to May 2022. Ms. Lin served as Vice President of Western Digital Media Operations, a leader in data infrastructure, from September 2007 until her retirement in September 2012. Prior to Western Digital, Ms. Lin served as Vice President at Komag Inc., a leading supplier of thin-film disks to the hard disk drive industry and held various management positions from April 1994 until Western Digital acquired Komag in September 2007. Before joining Komag, Ms. Lin was with IBM Almaden Research Center Storage Systems Division for 11 years as a Senior Scientist from January 1983 to April 1994. Ms. Lin holds a MSc degree in Materials Science and Mineral Engineering from University of California, Berkeley where she was also a PhD candidate, and a BS in Chemical Engineering from National Cheng Kung University in Taiwan. Our Governance Committee concluded that Ms. Lin should serve on the Board based on her substantial leadership and management experience and, considering she is well versed in technology innovation, product development, engineering and global operations, she will add valuable perspective to the Board.

Sara Liu co-founded Supermicro in September 1993, has been a member of our Board since our inception in September 1993 and currently serves as our Co-Founder, Senior Vice President, and a director. She has held a variety of positions with the Company, including Treasurer from inception to May 2019, Senior Vice President of Operations from May 2014 to February 2018, and Chief Administrative Officer from October 1993 to May 2019. From 1985 to 1993, Ms. Liu held accounting and operational positions for several companies, including Micro Center Computer Inc. Ms. Liu holds a B.S. in Accounting from Providence University in Taiwan. Ms. Liu is married to Mr. Charles Liang, our Chairman, President and Chief Executive Officer. Our Governance Committee concluded that Ms. Liu should serve on the Board based on her skills, experience, her general expertise in business and operations and her long familiarity with our company’s business.

Yih-Shyan (Wally) Liaw co-founded Supermicro in September 1993 and was reappointed to our Board in December 2023. From our founding until January 2018, Mr. Liaw was an employee and held various executive positions at our company, including Senior Vice President of Worldwide Sales and Corporate Secretary. He was also a member of the Board from 1993 until January 2018. In January 2018, Mr. Liaw resigned from all his positions with our company, including from the Board, during a period when we were not current in our filings with the Securities and Exchange Commission. His resignation followed the completion of an Audit Committee investigation, in connection with a restructuring of our sales organization as part of our remediation of material weaknesses in our internal control over financial reporting. Mr. Liaw retired in February 2018 until June 2020, when he was named President of 2CRSi Corporation, a company headquartered in Strasbourg, France that develops, produces and sells high-performance customized, environmentally friendly servers. Mr. Liaw returned to our Company as a consultant in May 2021, advising us with respect to business development matters. In August 2022, Mr. Liaw returned to full-time employment with us as Senior Vice President, Business Development. In January 2024, Mr. Liaw was re-elected to a full three-year term on our Board. Mr. Liaw holds an M.S. in Computer Engineering from University of Arizona, an M.S. in Electrical Engineering from Tatung Institute of Technology in Taiwan, and a B.S. degree from Taiwan Provincial College of Marine and Oceanic Technology. Our Governance Committee concluded that Mr. Liaw should serve on the Board based on his technical expertise and his long familiarity with our company’s business.

Class III Directors - Term Expiring at the Annual Meeting of Stockholders Following Fiscal Year 2027

Robert Blair has been a member of our Board since December 2022. Mr. Blair was President and Chief Executive Officer of ESS Technology, Inc., a fabless semiconductor company for 19 years from September 1999 through July 2018 where he also served as a director from September 1999 through August 2019. During this time, ESS Technology, Inc. was a publicly listed company on Nasdaq for 9 years. Mr. Blair has been a director of Pictos, Inc., a technology licensing company that owns a portfolio of fundamental CMOS imaging patents, since July 2008 where he also previously served as President and Chief Executive Officer between 2008 and 2013. His professional background also includes more than 35 years of experience in marketing, sales, engineering, operations, and general management, principally in the computer hardware, software, and semiconductor industries. His experience includes roles at Global Semiconductor Alliance, Logistix Corporation, and XEGMAG (a division of Xidex Corporation). Mr. Blair holds twelve issued U.S. patents plus additional patents worldwide and studied electrical engineering at Arizona State University and applied economics at the University of San Francisco. Our Governance Committee concluded that Mr. Blair should serve on the Board based on his familiarity with technology businesses, skills and experience with business operations at technology companies, and public company experience.

Susan Mogensen (Susie Giordano) has been a member of our Board since August 2024. Ms. Giordano is the Chief Legal Officer of Lime, which position she has held since September 2024. Ms. Giordano has over 25 years of experience advising executive management and boards of directors on a wide range of topics, including strategy, litigation, compliance, regulatory matters, corporate governance, ESG, executive compensation, financial reporting, crisis management, cybersecurity, human capital management, investor relations, M&A, securities, shareholder engagement, and treasury matters. Previously, she worked at Intel for approximately 11 years where she served most recently as general counsel (interim). At Intel, Ms. Giordano also held roles as corporate secretary and vice president and managing director of Intel Capital where she provided primary legal support to the president of Intel Capital, Intel’s global investment organization that makes equity investments and handles acquisitions, divestitures and other strategic transactions. She had joined Intel Capital in 2011 as M&A counsel. Before joining Intel, Ms. Giordano spent three years as president and CEO at Deal Fusion, an M&A legal consulting firm, and five years at Sun Microsystems including as director of M&A and strategic investments. Earlier in her career she was an attorney with law firms Gunderson Dettmer and Brobeck Phleger & Harrison. Ms. Giordano also previously served as general counsel at Aeris IoT SaaS. She has a juris doctorate from the University of San Francisco, School of Law and a Bachelor of Arts in political science from California Polytechnic State University, San Luis Obispo. Our Governance Committee concluded that Ms. Giordano should serve on the Board based on her skills, experience and qualifications in business and corporate law, her legal expertise and her familiarity with technology businesses.

Director Tenure

The following graph details the tenures of our directors. We believe that having a mix of new directors and directors with a long history with the Company provides both new ideas and insights while maintaining a continuity of Company-specific knowledge.

(1)Average director tenure including Charles Liang and Sara Liu is approximately 11.1 years

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted a “Board of Directors Charter” as our corporate governance guidelines, which aims to ensure the Board’s independence from management, its effective oversight of management, and alignment between the interests of the Board, management, and our stockholders. The “Board of Directors Charter” is available at https://ir.supermicro.com/governance/governance-documents/default.aspx.

Code of Ethics

We have adopted a “Code of Business Conduct and Ethics” that is applicable to all directors, executive officers and employees and embodies our principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing, accurate disclosures, and full compliance with applicable laws, rules, and regulations affecting our business. Our “Code of Business Conduct and Ethics” is available at https://ir.supermicro.com/governance/governance-documents/default.aspx. Any substantive amendment or waiver of the Code relating to executive officers or directors will be made only after approval by our Board of Directors and will be promptly disclosed on our website and filed with the SEC on Form 8-K within four business days.

Engagement with Stockholders

Our Board and management value the perspectives of our stockholders. During the fiscal year 2025, our management team regularly engaged in conference appearances, non-deal roadshows, on site visits, and conducted calls and “virtual” (i.e., via online videoconference) meetings with investors and analysts following our quarterly earnings conference calls and at virtual investor events. During fiscal year 2025, we engaged in discussions with all our top ten investors, and approximately 75% of our stockholders, each holding in excess of 1,000,000 of our shares of common stock (if we exclude stockholders that rely solely on quantitative methods and do not engage with management teams, we met with all our top ten stockholders and over 90% of stockholders, each holding in excess of 1,000,000 shares of our shares of common stock).

Those discussions, in fiscal year 2025 and continuing through the date of this Proxy Statement, have covered a wide range of topics, including, but not limited to:

•issues related to the delayed filings of the Annual Report on Form 10-K for the fiscal year 2024 and the Quarterly Reports on Form 10-Q for the first quarter of fiscal year 2025 and for the second quarter of fiscal year 2025;
•our change of auditors;
•our compliance with Nasdaq’s Listing Rules;
•our adoption of a 10-for-1 stock split on September 30, 2024;
•our appointment of new directors;
•the internal investigation conducted by a special committee of our Board that was formed in connection with the review of certain matters that contributed to our delay in filing certain of our Exchange Act (as defined below) reports (the “Special Committee”);
•our sources of financing, including the treatment of our convertible notes;
•our overall business strategy;
•our financial performance;
•our governance structure;
•our internal control over financial reporting; and
•our capital efficiency, market dynamics and our compensation philosophy and practices (including the 2021 CEO Performance Award and 2023 CEO Performance Award).

Our management team regularly communicates the substance of stockholder discussions to our Board and committees. Our Board and committees take those views into consideration in conducting their oversight and decision-making processes.

We also recognize that some of our stockholders consider data from third parties to assist in evaluating our environmental, social and governance (“ESG”) practices and performance. We have an engagement process in place to enhance confidence that data being supplied to such outside third-party services is timely and accurate.

While we believe we benefit from mutual and ongoing dialogue with our stockholders and we remain committed to maintaining productive relationships, we understand we may not have communicated directly with all stockholders. If you would like to engage with us, please send correspondence to us at Attn: Investor Relations, Supermicro Computer, Inc., 980 Rock Ave., San Jose, CA 95131 or email IR@supermicro.com.

Director Independence

The listing requirements of the Nasdaq Stock Market generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit committee, compensation committee, and nominating and corporate governance committee be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the listing requirements of the Nasdaq Stock Market. In addition, compensation committee members must satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing requirements of the Nasdaq Stock Market.

Each year, the Board affirmatively assesses the independence of each director and nominee for election as a director in accordance with the listing requirements of the Nasdaq Stock Market.

Based on these standards, our Board has determined that six of its current nine members, Judy Lin, Robert Blair, Scott Angel, Sherman Tuan, Susan Mogensen (Susie Giordano), and Tally Liu, are “independent directors” under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market.

Executive Sessions

To encourage and enhance communication among independent directors, and as required under the Nasdaq listing standards, our independent directors meet in executive session regularly (no less than twice per year) without non-independent directors present.

Director Qualifications and Nomination Process

Criteria

The Governance Committee is responsible for reviewing, on an annual basis, the appropriate skills and characteristics required of Board members, individually as well as for the Board as a whole. Except as may be required by rules and regulations promulgated by Nasdaq or the SEC and as set forth herein, it is the current belief of the Governance Committee that there are no specific minimum qualifications that must be met by each candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess. In evaluating the qualifications of any director candidates, the Governance Committee will consider the appropriate skills and characteristics required of a Board member in the context of the current make-up of the Board, including background, skills, business experience, expected contributions to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time, and any other factors the Governance Committee deems relevant to nominating and appointing Board members, including those that promote diversity. The Governance Committee will evaluate such factors, among others, and does not assign any particular weighting or priority to any of these factors. While the Governance Committee has not established specific minimum qualifications for director candidates, the Board believes that candidates and nominees must reflect a board that is comprised of directors who (a) are predominantly independent, (b) are of high integrity, (c) have experience, expertise and qualifications that will increase overall effectiveness of the Board, and (d) meet other requirements as may be required by applicable listing requirements of the Nasdaq Stock Market and the SEC.

Identification and Evaluation of Nominees

The Governance Committee is responsible for regularly assessing the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee is responsible for considering potential candidates for director. The Governance Committee will consider bona fide candidates from all relevant sources, including current Board members, professional search firms, stockholders and other persons. The Governance Committee will consider director candidates recommended by our stockholders, based on the same criteria listed above that would apply to candidates identified by a Governance Committee member. The Governance Committee is responsible for evaluating director candidates in light of the Board membership criteria described above, based on all relevant information and materials available to the Governance Committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.

Stockholder Recommendations

The Governance Committee will consider director candidates recommended by stockholders of the Company. Stockholder nominations for director must be made in writing and addressed to the Corporate Secretary of the Company. Such stockholder’s notice shall set forth the following information and comply with the applicable deadlines for submitting stockholder proposals for our next annual meeting, as set forth herein:

•The information required by Section 2.15 of our Bylaws (a copy of which is included as an exhibit to our Registration Statement on Form S-1 as filed with the SEC on March 27, 2007); and
•Any other information that such stockholder believes is relevant in considering the director candidate (see “Questions and Answers” – “What are the deadlines for submitting stockholder proposals for next annual meeting?” in this Proxy Statement for more information).

Communications with the Board of Directors

The Board welcomes the submission of any comments or concerns from stockholders or other interested parties. If you wish to send any communications to the Board, you may use one of the following methods:

•Write to the Board at the following address:

Board of Directors
Super Micro Computer, Inc.
c/o General Counsel
980 Rock Avenue
San Jose, California 95131

•E-mail the Board of Directors at BODInquiries@supermicro.com

Communications that are intended specifically for the independent directors or non-management directors should be sent to the e-mail address or street address noted above, to the attention of the “Independent Directors”.

MEETINGS AND COMMITTEES OF THE BOARD

Board Meetings

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board and committee meetings. We encourage, but do not require, each Board member to attend our annual meeting of stockholders. We held an annual meeting of stockholders on June 4, 2025, for our fiscal year 2024, and eight (8) then-serving Board members were in attendance. The Board held twenty-six meetings during fiscal year 2025, four of which were regularly scheduled meetings and twenty-two of which were special meetings. All directors attended at least 75% of the meetings of the Board and the committees on which they served during the time they were members of the Board or such committees during fiscal year 2025.

Board Leadership Structure

Our Chairman, Charles Liang, is also our Chief Executive Officer. The Board and our Governance Committee believe that it is appropriate for Mr. Liang to serve as both the Chief Executive Officer and Chairman due to the relatively small size of our Board, and the fact that Mr. Liang is the founder of our company with extensive experience in our industry.

In January 2026, Mr. Scott Angel was appointed as lead independent director for a one-year term, which will expire in January 2027. The lead independent director presides over executive sessions of the independent directors held without management present, coordinates with the Chairman of the Board, may add items to the established Board meeting agendas, and has authority to access management and retain independent advisors at the Company’s expense.

Board Role in the Oversight of Risk

The Board oversees our risk management activities, requesting and receiving reports from management. The Board conducts this oversight directly and through its committees. The Board has delegated primary responsibility for oversight of risks relating to financial controls and reporting to our Audit Committee. The Audit Committee also assists the Board in oversight of certain other risks, including internal controls and review of related party transactions. The Audit Committee reports to the full Board on such matters as appropriate.

Our management, with oversight from our Compensation Committee, has reviewed our compensation policies and practices with respect to risk-taking incentives and risk management and does not believe that potential risks arising from our compensation policies or practices are reasonably likely to have a material adverse effect on our company.

Committees of the Board of Directors

The Board has three standing committees to facilitate and assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the Governance Committee. In accordance with applicable listing requirements of the Nasdaq Stock Market, each of these committees is comprised solely of non-employee independent directors. The charter for each committee is available at https://ir.supermicro.com/governance/governance-documents/default.aspx. In April 2025, each of the three standing committees conducted their periodic review of their charters. A description of the charters is set forth below. The charter of each committee also is available in print to any stockholder who requests it. The following table sets forth the current members of each of the standing Board committees as of the date of the Proxy Statement.

Audit Committee	Compensation Committee	Governance Committee
Tally Liu (1)	Susan Mogensen (Susie Giordano) (1)	Judy Lin (1)
Robert Blair	Sherman Tuan	Robert Blair
Scott Angel	Tally Liu	Sherman Tuan

(1)Committee Chairperson

Audit Committee

The Audit Committee has three members as of the date of this Proxy Statement. The Audit Committee met seventy times in fiscal year 2025, four of which were regularly scheduled meetings and sixty-six of which were special meetings. The Board has determined that each member of our Audit Committee meets the requirements for independence under the applicable listing requirements of The Nasdaq Stock Market (including Rule 5605(c)(2)(A)) and the rules of the SEC (including Rule 10A-3 promulgated under the Exchange Act). The Board has also determined that Messrs. Liu, Blair, and Angel are “audit committee financial experts” as defined in Item 407 of Regulation S-K promulgated by the SEC.

As outlined more specifically in the Audit Committee charter, the Audit Committee has, among other duties, the following responsibilities:

•Appoints, retains, and approves the compensation of our independent auditors, and reviews and evaluates the auditors’ qualifications, independence and performance;
•Reviews and discusses with our independent auditors their responsibilities, audit strategy, scope and timing, identified risks, and audit results;
•Oversees the independent auditors’ audit work and reviews and pre-approves all audit, audit-related and non-audit services that may be performed by them;
•Reviews and approves the financial statements to be included in our quarterly reports on Form 10-Q and annual reports on Form 10-K;
•Reviews and discusses with management press releases on financial results and financial information or earnings guidance shared with analysts and rating agencies;
•Reviews with management and our independent auditor significant judgments in preparing the financial statements and each party’s views on their appropriateness;
•Reviews, discusses, and approves the internal audit department’s plan, major changes to the plan, scope, progress and results of executing the plan, and annual performance;
•Review, in consultation with management, and the auditors (as appropriate), internal control over financial reporting and disclosure controls and procedures;
•Reviews, approves and oversees all related party transactions in accordance with our related party transaction policies and procedures;
•Establishes and oversees procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and oversees enforcement, compliance and remedial measures under our Code of Business Conduct and Ethics;
•Initiates investigations and hires legal, accounting and other outside advisors or experts to assist the Audit Committee, as it deems necessary to fulfill its duties;
•Periodically reviews and discusses with management our major financial risk exposures, including cybersecurity events and steps management has taken to monitor and control the exposures, including our risk assessment and risk management guidelines and policies; and
•Prepares the audit committee report for inclusion in our annual report on Form 10-K or proxy statement for the annual meeting of stockholders, in accordance with applicable rules and regulations of the SEC.

The Audit Committee may delegate its responsibilities, along with the authority to take action in relation to such responsibilities, to subcommittees comprised of one or more Audit Committee members, subject to requirements of our bylaws, applicable laws and regulations.

Compensation Committee

The Compensation Committee has three members as of the date of this Proxy Statement. The Compensation Committee charter provides that the Compensation Committee shall be comprised of no fewer than two members. The Compensation Committee met fourteen times in fiscal year 2025, four of which were regularly scheduled meetings and ten of which were special meetings. The Compensation Committee is comprised solely of non-employee directors. The Board has determined that each member of our Compensation Committee meets the requirements for independence under the applicable listing requirements of the Nasdaq Stock Market.

As outlined more specifically in the Compensation Committee charter, the Compensation Committee has, among other duties, the following responsibilities:

•Periodically reviews and advises the Board concerning our overall compensation philosophy, policies and plans, including a review and approval of a group of companies for general executive compensation competitive comparisons, approval of target pay and performance objectives against this group (and broader industry reference), and monitoring of our executive compensation levels and their performance relative to this group;
•Reviews and approves corporate goals and objectives relevant to compensation of the Chief Executive Officer and other executive officers;
•Evaluates the performance of the Chief Executive Officer and other executive officers in light of those goals and objectives, including generally against the overall performance of executive officers at comparable companies, all while taking into account our risk management policies and practices, and any other factors the Compensation Committee deems appropriate, including the performance of the Company;
•Reviews and approves the compensation of the Chief Executive Officer and other executive officers and other key employees;
•Reviews and approves our incentive compensation plans and equity compensation plans;
•Monitors and assesses risks associated with our compensation policies, including whether such policies could lead to unnecessary risk-taking behavior, and consults with management regarding such risks;
•Administers the issuance of restricted stock grants, stock options and other equity awards to executive officers, directors and other eligible individuals under our equity compensation plans, provided that the Compensation Committee may delegate the approval of grants of options and other equity awards to participants other than certain individuals subject to Section 16 of the Exchange Act as provided in the applicable plan;
•Prepares an annual report on executive compensation, including a Compensation Discussion and Analysis, for inclusion in our annual report on Form 10-K or proxy statement for the annual meeting of stockholders, in accordance with applicable rules and regulations of the SEC;
•Reviews and evaluates, at least annually, the adequacy of the Compensation Committee charter and recommends any proposed changes to the Board for approval; and
•Periodically performs an evaluation of the Compensation Committee’s performance of its duties.

In general, the Compensation Committee discharges the Board’s responsibilities regarding the determination of executive compensation and reviews and makes recommendations to the full Board in the determination of non-employee director compensation. The Compensation Committee also makes recommendations to the full Board regarding non-ordinary course executive compensation matters, including with respect to new or amended employment contracts, severance or change-in-control plans or arrangements, and may adopt, amend and terminate such agreements, arrangements or plans. The Compensation Committee may delegate its responsibilities, along with the authority to take action in relation to such responsibilities, to subcommittees comprised of one or more Compensation Committee members, subject to requirements of our bylaws and applicable laws, regulations and the terms of our executive compensation plans. Additional information about the Compensation Committee’s processes for determining executive and non-employee director compensation, including the role of the Compensation Committee’s compensation consultant and our executive officers, can be found in the “Executive Compensation” and “2025 Director Compensation” sections of this Proxy Statement.

Governance Committee

The Governance Committee has three members as of the date of this Proxy Statement. The Governance Committee charter provides that the Governance Committee shall be comprised of no fewer than two members. The Governance Committee met nine times in fiscal year 2025, four of which were regularly scheduled meetings and five of which were special meetings. The Governance Committee is comprised solely of non-employee directors. The Board has determined that each member of our Governance Committee meets the requirements for independence under the applicable listing requirements of the Nasdaq Stock Market.

As outlined more specifically in the Governance Committee charter, the Governance Committee has, among other duties, the following responsibilities:

•Reviews and makes recommendations to the Board regarding the size of the Board and member criteria based on current Board needs, focusing on skills, experience, ethics, diversity, and time availability; actively seek qualified candidates:
•Evaluates and selects, or recommends to the Board, director nominees for each election of directors;
•Considers any nominations of director candidates validly made by our stockholders;
•Reviews committee structures and compositions and recommends to the Board concerning qualifications, appointment and removal of committee members;
•Develops, recommends for approval by the Board and reviews on an ongoing basis the adequacy of the corporate governance principles applicable to us;
•Conducts an annual evaluation of director independence that considers applicable Nasdaq rules, applicable law and our Corporate Governance Guidelines to enable the Board to make a determination of each director’s independence;
•Periodically reviews succession planning for executive officers;
•Oversees compliance with our Corporate Governance Guidelines and reports on such compliance to the Board;
•Assists the Board in the development of criteria for the evaluation of the Board and each committee and assists the Board in its evaluation of the performance of the Board and each committee of the Board;
•Periodically assesses, reports, and provides guidance to management and the full Board on our practices with respect to environmental, social and corporate governance issues, including monitoring climate-related issues, and reviews environmental sustainability performance reports;
•Provides guidance and recommendations to the Board regarding legal compliance matters as appropriate relating to current environmental public policy trends;
•Reviews and evaluates, at least annually, the adequacy of the Governance Committee charter and recommends any proposed changes to the Board for approval; and
•Periodically performs an evaluation of the Compensation Committee’s performance of its duties.

The Governance Committee may delegate its responsibilities, along with the authority to take action in relation to such responsibilities, to subcommittees comprised of one or more Governance Committee members, subject to requirements of our bylaws, applicable laws and regulations.

In accordance with our bylaws, our Board establishes additional committees for specific delegated purposes, roles and responsibilities that are temporary in nature.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee as of the date of this Proxy Statement is a current or former officer or employee of our Company or has had any relationship with our Company requiring disclosure.

In addition, during fiscal year 2025, none of our executive officers served as a member of the compensation committee of the board of directors of any other entity that has one or more executive officers who served on our Compensation Committee of the Board. Mr. Sherman Tuan and Mr. Tally Liu served on the Compensation Committee during all of fiscal year 2025. Ms. Susan Mogensen (Susie Giordano) served on the Compensation Committee for a portion of fiscal year 2025, with her appointment commencing on June 4, 2025.

EXECUTIVE OFFICERS

The following table sets forth information regarding our current executive officers and their ages as of January 31, 2026:

Name	Age	Position(s)
Charles Liang	68	President, Chief Executive Officer and Chairman of the Board
David Weigand	67	Senior Vice President, Chief Financial Officer and Chief Compliance Officer
Don Clegg	67	Senior Vice President of Worldwide Sales
Jin Xiao (Tom Xiao)	62	Senior Corporate Vice President of Engineering
The following biographies are those of our current executive officers who are not also directors. Mr. Liang’s biography is set forth in “Proposal No. 1 - Election of Class I Directors.”

David Weigand has served as our Senior Vice President, Chief Financial Officer since February 2021 and as Chief Compliance Officer since May 2018. Prior to his employment with our company, Mr. Weigand was a Vice President at Hewlett Packard Enterprise (HPE) from November 2016 until April 2018 and served as Vice President, Tax at Silicon Graphics International, Inc., from September 2013 until its acquisition by HPE in November 2016. Prior to that he was Vice President, Chief Financial Officer of Renesas Electronics America, a semiconductor company formed by the merger of the semiconductor businesses of NEC Corporation, Hitachi and Mitsubishi Electric from October 2010 until April 2013, and Vice President, Controller of NEC Electronics America from October 2004 until September 2010. Mr. Weigand holds a M.S. degree in Taxation from the University of Hartford and a B.S. degree in Accounting from San Jose State University and is a Certified Public Accountant in California (Inactive).

Don Clegg has served as our Senior Vice President of Worldwide Sales since February 2018. He previously served as our Vice President of Marketing and Worldwide Business Development. Mr. Clegg has been an employee since April 2006 and has held various senior sales and marketing roles with us during that time. Mr. Clegg started his career as a Design Engineer and evolved from Engineer to Vice President of Sales and Marketing working at several established and startup Silicon Valley system and semiconductor companies. Mr. Clegg graduated with high honors from Brigham Young University, where he earned a B.S. in Electrical Engineering.

Jin Xiao (Tom Xiao) has served as our Senior Corporate Vice President of Engineering since January 2026 and directs a broad portfolio including software engineering and product development, switch development, lab validation, and global IT operations. Mr. Xiao joined us in 2001 as a Staff Hardware Design Engineer and has since played a pivotal role in scaling our product portfolio and technical infrastructure. Prior to joining us, Mr.Xiao served as the Assistant General Manager of R&D at Lenovo QDI. Mr. Xiao holds a master’s degree in industrial automation from the Harbin Institute of Technology and a bachelor’s degree in electrical engineering from the Huazhong University of Science and Technology.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of January 31, 2026 by:

•Each of the named executive officers during fiscal year 2025;
•Each of our directors;
•All directors and executive officers as a group; and
•All persons known to us who beneficially own 5% or more of our outstanding common stock.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Common Stock Outstanding(3)
NEOs and Directors:
Charles Liang & Sara Liu(4)	82,084,339	13.4%
Don Clegg(5)	123,468	*
George Kao(6)	134,694	*
David Weigand(7)	366,338	*
Sherman Tuan	207,156	*
Tally Liu(8)	304,657	*
Scott Angel	1,672	*
Judy Lin(9)	71,490	*
Robert Blair(10)	15,940	*
Yih-Shyan (Wally) Liaw(11)	15,546,165	2.6%
Susan Mogensen (Susie Giordano)	3,280	*
All directors and executive officers as a group(12)	99,092,937	16.1%
5% Holders Not Listed Above:
BlackRock, Inc.(13)	41,338,350	6.9%
The Vanguard Group(14)	68,848,777	11.5%
Total executive officers, directors & 5% or more stockholders		34.5%

*Represents beneficial ownership of less than one percent of the outstanding shares of common stock

(1)Except as otherwise indicated, to our knowledge the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws applicable and to the information contained in the footnotes to this table. Except as otherwise provided, the address of each stockholder listed in the table is 980 Rock Avenue, San Jose, CA 95131.
(2)Under the SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or RSUs subject to vesting.
(3)Calculated on the basis of 598,989,428 shares of common stock outstanding as of January 31, 2026, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after January 31, 2026 are deemed to be outstanding for the purposes of calculating that stockholder’s percentage of beneficial ownership.
(4)Includes the aggregate number of shares held by both Charles Liang and Sara Liu, including 40,426,120 shares held by Mr. Liang, 607,399 shares held by Ms. Liu, and 25,672,520 shares held jointly. Mr. Liang’s and Ms. Liu's shares include 15,300,000 and 72,540, respectively, options issuable upon the exercise of options exercisable and Ms. Liu’s 5,760 RSU shares issuable within 60 days after January 31, 2026.
(5)Includes 72,740 options exercisable and 4,060 RSU shares issuable within 60 days after January 31, 2026.
(6)Includes 3 options exercisable within 60 days after January 31, 2026. Mr. Kao retired on December 31, 2025.
(7)Includes 247,050 options exercisable and 10,650 RSU shares issuable within 60 days after January 31, 2026.
(8)Includes 18,610 options exercisable within 60 days after January 31, 2026.
(9)Includes 16,550 options exercisable within 60 days after January 31, 2026.
(10)Includes 14,360 options exercisable within 60 days after January 31, 2026.
(11)Includes 262,549 options exercisable and 12,998 RSU shares issuable within 60 days after January 31, 2026, and 15,184,220 held by The Liaw Family Trust, for which Mr. Liaw and his spouse serve as trustees.
(12)Includes 16,223,657 shares issuable upon the exercise of options exercisable and RSUs issuable within 60 days after January 31, 2026. Jin Xiao (Tom Xiao) has been an executive officer since January 2026. Includes Mr. Xiao's 182,589 common shares directly owned as of January 31, 2026, 179,820 options exercisable and 5,970 RSU shares issuable within 60 days after January 31, 2026, and 53 shares held by Mr. Xiao’s spouse. Excludes George Kao's 134,691 common shares directly owned as of January 31, 2026 and 3 options exercisable within 60 days after January 31, 2026 since Mr. Kao retired on December 31, 2025 and is not a current executive officer.
(13)The information is based solely on the Amendment No. 4 to Schedule 13G filed on October 25, 2024. BlackRock, Inc. has sole voting power over 38,386,020 shares of common stock and sole dispositive power over 41,338,350 shares of common stock. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(14)The information is based solely on the Amendment No. 5 to Schedule 13G filed on October 31, 2025. The Vanguard Group has shared voting power over 2,996,202 shares of common stock, sole dispositive power over 64,023,910 shares of common stock and shared dispositive power over 4,824,867 shares of common stock. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

In this section we provide an explanation and analysis of the material elements of the compensation provided to our Chief Executive Officer, Chief Financial Officer, and both of our other two executive officers who were serving on June 30, 2025, which was the end of our fiscal year 2025 (collectively referred to as our “named executive officers” or “NEOs”).

Our NEOs and their positions at the end of fiscal year 2025 were:

Charles Liang	President, Chief Executive Officer (“CEO”) and Chairman of the Board
David Weigand	Senior Vice President, Chief Financial Officer and Chief Compliance Officer
Don Clegg	Senior Vice President, Worldwide Sales
George Kao	Former Senior Vice President, Operations

Overview of Compensation

FY2025 Other NEO Compensation Mix
(Aggregate Compensation)(1)

(1)The chart presents the percentage compensation by compensation component received by the three non-CEO NEOs together (aggregate compensation) as a group, as well as the split between cash and equity compensation for all such persons received in the aggregate as a group. No equivalent chart is presented for CEO compensation because, for all of fiscal year 2025, and continuing for up to about the next four years, almost all of Mr. Liang’s compensation has been, and is expected to be, based only upon his ability to earn the 2021 CEO Performance Award (which vested in its entirety during fiscal year 2024) and the 2023 CEO Performance Award (which was issued during fiscal year 2024 and partially vested during fiscal year 2025), all as further described below.

Compensation Philosophy and Objectives—Continuing Improvement of Performance-Based Compensation Arrangements

Our executive compensation philosophy is to link a significant portion of NEO compensation to corporate performance using components such as performance-based RSUs (“PRSUs”) and stock options and reduce our reliance on fixed compensation such as base salary in the form of cash (“Base Salary”), fixed bonus (“Fixed Bonus”), and stock grants with only time-based vesting. During fiscal year 2025, such efforts (which began in the fiscal year ended June 30, 2021 (“fiscal year 2021”)) continued. For our CEO, his salary remained at $1.00 per annum, and he was not granted any additional equity awards. His compensation consisted primarily of the opportunity to earn additional tranches of the performance-based option granted to him under the 2023 CEO Performance Award during fiscal 2024. With respect to our NEOs besides our CEO (the “Other NEOs”), we again implemented performance-based plan with defined performance metrics (“key performance indicators” or “KPIs”) similar to the plans which we utilized for prior fiscal years. As a result, for fiscal year 2025, our Other NEOs each had a performance program (the “FY2025 Performance Program for Other NEOs”) as described further below. The KPI measures for the performance programs for our Other NEOs for fiscal year 2024 were originally approved by the Compensation Committee in January 2024, and these same measures were retained for fiscal year 2025. See “FY2025 Performance Program for Other NEOs” below for more specific information about the design and operation of the FY2025 Performance Program for Other NEOs.

With respect to our CEO, Mr. Liang, fiscal year 2025 was the second year of evaluating and monitoring the results of performance-based compensation arrangements made with Mr. Liang in November 2023, during fiscal year 2024 (the “2023 CEO Performance Award”). Since March 2021, when he was granted a performance-based option (the “2021 CEO Performance Award”), Mr. Liang’s compensation has been almost completely performance-based. In connection with the 2021 CEO Performance Award, Mr. Liang’s Base Salary was reduced to $1.00 per annum and Mr. Liang agreed that he would not be eligible for any increase in Base Salary, or any other cash compensation, until June 30, 2026. As described further below, the 2021 CEO Performance Award permits Mr. Liang to purchase 10,000,000 shares of our common stock at an exercise price of $4.50 per share (which price was 32% higher than the market price of our common stock on the date of the award ($3.41)), and is comprised of five tranches that vested only if the market price of our common stock reached various prices (ranging from $4.50 to $12.00 per share) and we achieved certain specified revenue goals. At the beginning of fiscal year 2025, all five tranches under the 2021 CEO Performance Award had already vested. As of January 31, 2026, Mr. Liang had not exercised any portion of the 2021 CEO Performance Award.

The 2023 CEO Performance Award permits Mr. Liang to purchase up to 5,000,000 shares of our common stock at an exercise price of $45.00 per share (which price represented a premium of approximately 53% to the closing stock price on the date of grant ($29.39)), and is comprised of five tranches that vest only if the market price of our common stock reaches various prices (ranging from $45.00 to $110.00 per share) and we achieve certain specified revenue goals (ranging from $13.0 billion to $21.0 billion in revenue over four consecutive fiscal quarters). See “Discussion and Analysis of 2023 CEO Performance Award” for additional discussion with respect to the 2023 CEO Performance Award and the achievement of the various goals thereunder. In connection with the 2023 CEO Performance Award, Mr. Liang agreed that he would continue to receive only a de minimis salary of $1.00 per annum (or such other non-waivable minimum wage requirement) and no cash bonuses through the earlier of (1) the date all of the tranches under the 2023 CEO Performance Award shall have vested and (2) March 31, 2029. Under the 2021 CEO Performance Award, such restriction period ran through just June 30, 2026. Similar to the 2021 CEO Performance Award, Mr. Liang must also remain as our CEO (or such other position with us as Mr. Liang and the Board may agree) at the time each goal is met in order for the corresponding tranche to vest. This helps ensure Mr. Liang’s active leadership of us over the long term.

In summary, since fiscal year 2021 and for each of fiscal years 2022, 2023, 2024, and 2025, almost all of Mr. Liang’s compensation has been based only upon achieving the revenue goals and common stock price targets under his 2021 CEO Performance Award and his 2023 CEO Performance Award. To fully achieve the performance goals of the 2023 CEO Performance Award, our revenue had to increase to $21.0 billion over a rolling four-quarter period (from $7.1 billion for fiscal year 2023, which was the last full fiscal year before the award). The $21.0 billion revenue goal was achieved in the third quarter of fiscal year 2025 and was certified by the Compensation Committee as achieved on August 26, 2025.

Based upon the sixty-trading-day average stock price of our common stock since the issuance of the 2023 CEO Performance Award, four of the five stock price goals under the 2023 CEO Performance Award (specifically, goals of $45, $60, $75, and $90 per share) were achieved during fiscal year 2024, and only the stock price goal of $110 per share remains to be achieved. As of the end of fiscal year 2025, all five revenue goals under the 2023 CEO Performance Award had been achieved. The fifth stock price goal has not been achieved, so even though the fifth revenue goal of $21.0 billion has been achieved, the fifth tranche of the 2023 CEO Performance Award has not vested, with the result that 4,000,000 of the 5,000,000 shares subject to the 2023 CEO Performance Award have vested.

Process Overview

The Compensation Committee discharges the Board’s responsibilities relating to compensation of all of our executive officers. At the end of fiscal year 2025, the Compensation Committee was comprised of three non-employee directors. All of the directors who served on the Compensation Committee during fiscal year 2025 were independent pursuant to the applicable listing rules of Nasdaq.

The agenda for meetings is determined by the Chair of the Compensation Committee with the assistance of our Chief Financial Officer and General Counsel. Committee meetings are regularly attended by our Chief Financial Officer and our General Counsel. However, during the meetings, our Chief Financial Officer does not participate in the consideration of his own performance or compensation, although he may provide an introduction of the topic to be considered to the Compensation Committee. Because he is not an executive officer, the Compensation Committee does not consider the performance or compensation of our General Counsel. Our Chief Financial Officer and General Counsel support the Compensation Committee by providing information relating to our financial plans and certain personnel-related data. In addition, the Compensation Committee has the authority under its charter to hire, terminate and approve fees for advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. As part of making an overall assessment of each NEO’s role and performance, and structuring our compensation programs for fiscal year 2025, the Compensation Committee (among other things) (1) reviewed recommendations of our CEO, (2) considered publicly available peer group compensation data, and (3) considered compensation data assembled for the Compensation Committee by Aon Consulting Group, Inc. (“Aon”) from a sample of public companies selected by us, with input on the selection of this sample from Aon. For fiscal year 2025, the peer group selected consisted of the following 22 companies (the “FY2025 Peer Group”):

CDW Corporation	Microchip Technology
Corning Inc.	Micron Technology
Electronic Arts Inc.	NetApp, Inc
Hewlett Packard Enterprise Company	ON Semiconductor Corporation
HP Inc.	Sanmina Corporation
Jabil Inc.	Seagate Technology Holdings plc
Juniper Networks	TE Connectivity
Keysight Technologies	Teledyne Technologies
KLA Corporation	Toast, Inc.
Lam Research	Western Digital Corporation
Marvell Technology, Inc.	Workday, Inc.

The prior peer group, which was developed for fiscal year 2024 (the “FY2024 Peer Group”), consisted of 18 companies. Companies selected for both of FY2025 Peer Group and the FY2024 Peer Group include 9 companies: ON Semiconductor Corporation, Juniper Networks, Keysight Technologies, Marvell Technology, Microchip Technology, NetApp, Inc, Seagate Technology Holdings plc, Toast, Inc, and Teledyne Technologies. Companies added to the FY2025 Peer Group which were not in the FY2024 Peer Group include 13 companies: CDW Corporation, Corning Inc., Electronic Arts Inc., Hewlett Packard Enterprise Company, HP Inc., Jabil Inc., KLA Corporation, Lam Research, Micron Technology, Sanmina Corporation, TE Connectivity, Workday, Inc., and Western Digital Corporation. Companies which are not included in the FY2025 Peer Group but which were in the FY2024 Peer Group include 9 companies: Akamai Technologies, Ciena, F5, Gen Digital, Pure Storage, Splunk, Trimble, Twillio, and Zebra Technologies. Factors utilized by the Compensation Committee in evaluating peer companies for the FY2025 Peer Group generally included consideration of their prior fiscal year number of employees (the “Employee Data”); trailing 12 month revenue, year-over-year revenue growth, operating income, and net income (the “Financial Data”); market data such as 30 day average stock price, 20 day average market capitalization, and market capitalization as a multiple of revenue (the “Market Data”); and recent total shareholder return metrics on both a 1 year basis and 3 year compounded annual growth rate basis (the “TSR Data”). The Compensation Committee believed that due to significant changes and our growth between fiscal year 2024 and fiscal year 2025 in each of the relevant factors of Employee Data, Financial Data, Market Data, and TSR Data, a significant change in peer group composition between fiscal year 2024 and fiscal year 2025 (as well as an increase in the size of the peer group utilized) was necessary, appropriate, and warranted.

The Compensation Committee utilized for fiscal year 2025 a report prepared by Aon in February 2025, and a similar report prepared by Aon during fiscal year 2024. Recognizing that over-reliance on external comparisons can be of concern, the Compensation Committee used external comparisons as only one point of reference and was mindful of the value and limitations of comparative data. The Compensation Committee noted that Aon had provided director and executive compensation services to us for fiscal year 2025 for fees of approximately $131,000.

Key Fiscal Year 2025 Executive Compensation Decisions and Actions

Key fiscal year 2025 executive compensation decisions and actions included the following:

•As a part of its philosophy to link compensation to corporate performance, on January 23, 2024, after consultations with our CEO and consideration of such other factors as the Compensation Committee considered appropriate (including input received from the Compensation Committee’s compensation consultant and an executive compensation study described above), the Compensation Committee approved an executive compensation program for fiscal year 2024 for our three Other NEOs -- Mr. Weigand (the “CFO Compensation Program”), Mr. Clegg (the “SVP Sales Compensation Program”), and Mr. Kao (the “SVP Operations Compensation Program”). During fiscal year 2025, the Compensation Committee reviewed the fiscal year 2024 program, determined no changes were necessary to the program for fiscal year 2025, and therefore retained that program as the FY2025 Performance Program for Other NEOs.

•Similar to the structure of such performance program for the participating Other NEOs utilized in the prior fiscal year, the FY2025 Performance Program for Other NEOs utilized Base Salary and Fixed Bonus components, as well as a performance-based annual incentive award, which is payable in the form of service-based RSUs that generally vest over a period of four years and cash. The performance-based annual incentive award continues to have each of the following features:

◦Primarily formula-based;

◦Utilizes company performance metrics that are individualized based upon the role of the officer; and

◦Utilizes company performance metrics tied closely to stockholder value, including percentage appreciation in stock price from the prior fiscal year and percentage increase in worldwide revenue from the prior fiscal year. See “FY2025 Performance Program for Other NEOs” below for more information.

•The FY2025 Performance Program for Other NEOs included the following elements:

◦For Mr. Weigand, the three KPIs included in his program were a stock price increase KPI, a long-term investor increase KPI and a worldwide revenue growth KPI. The first two of these three KPIs were given double weight; the third KPI was given single weight. These weightings are consistent with the weightings for Mr. Weigand’s program for fiscal year 2024.

In addition, the Compensation Committee decided to leave unchanged the Fixed Bonus component for Mr. Weigand at 30% of his Base Salary for fiscal year 2025 (at the annual rate in place at the start of fiscal year 2025).

◦For Mr. Clegg, five KPIs were included in his program, with varying weights as follows: Worldwide Revenue Growth (4x weighting), Top 3,000 Customer Growth (2x weighting), Inventory (4x weighting), Top 300 Customer Growth (1x weighting) and Stock Price Increase (1x weighting). These KPIs, and their relative weightings, were consistent with the KPIs and weighting in Mr. Clegg’s 2024 program.

In addition, the Compensation Committee decided to leave unchanged the Fixed Bonus component for Mr. Clegg at 20% of his Base Salary for fiscal year 2025 (at the annual rate in place at the start of fiscal year 2025).

◦For Mr. Kao, two KPIs were included in his program, each with equal weight: Worldwide Revenue Growth and Stock Price Increase. These KPIs, and their relative weightings, were consistent with the KPIs and weighting in Mr. Kao’s 2024 program.

In addition, the Compensation Committee decided to leave unchanged the Fixed Bonus component for Mr. Kao at 16% of his Base Salary for fiscal year 2025 (at the annual rate in place at the start of fiscal year 2025).

•The prior year’s performance program for Other NEOs utilized a compensation adjustment factor (the “Compensation Adjustment Factor”), and the Compensation Committee elected to retain this element for the FY2025 Performance Program for Other NEOs. While the Compensation Adjustment Factor is subjective and evaluated by the CEO, the intention is for the CEO to not only consider subjective performance of each of the individual executives for this factor, but also for the CEO to have discretion to consider other external criteria in determining the applicable result, including circumstances compared to expectations, and make adjustments accordingly either up or down. The Compensation Committee has noted that in recent fiscal years, our performance has been highly volatile with respect to certain of the KPIs. For example: on June 30, 2023 (the last day of fiscal year 2023), our closing stock price was $24.93; on June 28, 2024 (the last trading day of fiscal year 2024), our closing stock price was $81.94; and on June 30, 2025 (the last day of fiscal year 2025), our closing price was $49.01. The Compensation Committee believes that, in light of such volatility, the CEO should have discretion (on behalf of the Compensation Committee) to select a lower (or higher) result for this factor to manage overall compensation for the Other NEOs, rather than having such factor based solely upon individual performance evaluations.

•Based on effective base salaries and the Compensation Committee’s review and certification of actual performance (as described further below) under the FY2025 Performance Program for Other NEOs for fiscal year 2025:

◦Mr. Weigand received a Fixed Bonus amount of $164,105 paid in semi-monthly installments during fiscal year 2025, and based on performance against fiscal year 2025 goals earned a cash payment of $55,638 and earned an aggregate grant of $222,553 in RSUs. These RSUs generally vest in annual installments over four years from July 1, 2025;

◦Mr. Clegg received a Fixed Bonus amount of $90,616 paid in semi-monthly installments during fiscal year 2025, and based on performance against fiscal year 2025 goals earned a cash payment of $139,534 and earned an aggregate grant of $139,534 in RSUs. These RSUs generally vest in annual installments over four years from July 1, 2025; and

◦Mr. Kao received a Fixed Bonus amount of $65,864 paid in semi-monthly installments during fiscal year 2025, and based on performance against fiscal year 2025 goals earned a cash payment of $58,851 and earned an aggregate grant of $58,851 in RSUs. These RSUs generally vest in annual installments over four years from July 1, 2025.

•Base salaries were also adjusted during fiscal year 2025, effective as of January 1, 2025, to enhance retention value for key personnel, including our Other NEOs and in recognition that base salaries for our Other NEOs likely remained at the lower end of the market, even after adjustments that were made during fiscal year 2024.

The Role of the Most Recent Stockholder Say-on-Pay Vote

The Compensation Committee, the entire Board, and our management value the opinions of our stockholders. Feedback received from stockholders has previously included both a desire that a more significant portion of executive compensation be tied to performance based upon the achievement of pre-established goals, as well as a favorable view of the design and structure of both the 2021 CEO Performance Award and the 2023 CEO Performance Award. For fiscal year 2025, the Compensation Committee continued to take such prior feedback into consideration when it developed, designed, and implemented each of the FY2025 Performance Program for Other NEOs.

Our last annual meeting of stockholders was held on June 4, 2025 (the “Fiscal Year 2024 Annual Meeting”), and we provided our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers for fiscal year 2024 as disclosed in the Proxy Statement for such meeting. At the meeting, stockholders representing approximately 94.31% of the stock present and entitled to vote on this “say-on-pay” proposal approved the compensation of our named executive officers. Although the say-on-pay vote was non-binding, the Compensation Committee believes that the high level of approval is an indication that our stockholders generally support our approach to executive compensation, and the committee expects to continue to consider the outcome of that vote when making future compensation decisions for our named executive officers.

Role of Executive Officers in the Compensation Process

Each year, management provides recommendations to the Compensation Committee regarding compensation program design and evaluations of executive and Company performance. In particular, in fiscal year 2025, both our CEO and Chief Financial Officer provided the Compensation Committee with their views on the merits of a performance-based compensation program for Other NEOs, and the design of such program (including components thereof such as Base Salary, short-term cash incentives, equity incentives, and the KPIs utilized under the performance-based portion of such program).

During fiscal year 2025, our Chief Financial Officer provided the Compensation Committee with information about our performance against the objective metrics set forth in the FY2024 Performance Program for Other NEOs and the Chief Executive Officer provided the Compensation Committee with his subjective Compensation Adjustment Factor evaluation for the Other NEOs, which is part of the FY2024 Performance Program for Other NEOs. This evaluation provided by the CEO included his views as to the impact of individual Other NEOs on strategic initiatives and organizational goals, as well as their functional expertise and leadership, while also factoring in extrinsic considerations (such as share price volatility during the fiscal year). The CEO also provided the Compensation Committee with his views of the nature and extent of our performance against expectations.

While the Compensation Committee carefully considers all recommendations made by members of management, ultimate authority for all compensation decisions regarding our NEOs rests with the Compensation Committee and the Board.

Fiscal Year 2025 CEO Compensation

Overview

Fiscal year 2025 was the fourth full fiscal year in which the CEO’s compensation was governed by the 2021 CEO Performance Award and related agreements and the second fiscal year in which the 2023 CEO Performance Award also contributed to his compensation. In connection with the grant of the 2021 CEO Performance Award, Mr. Liang received a de minimis salary of $1.00 per annum and no cash bonuses through June 30, 2026. Mr. Liang also had to remain as our CEO (or such other position with us as Mr. Liang and the Board may agree) at the time each goal was met in order for the corresponding tranche to vest. This helped ensure Mr. Liang’s active leadership of us over the long term. This de minimis salary, with no cash bonuses, was extended in November 2023 in connection with the grant of the 2023 CEO Performance Award.

Discussion and Analysis of 2021 CEO Performance Award

On March 2, 2021, the Compensation Committee granted to our CEO, Mr. Liang, the 2021 CEO Performance Award, which was a long-term performance-based option award to purchase up to 10,000,000 shares of our common stock that vested in five equal tranches. Each of the five tranches vested if a specified revenue goal (each, a “Revenue Goal”) and a specified stock price goal (each, a “Stock Price Goal”) were achieved. Revenue Goals must have been achieved by June 30, 2026 (the “Revenue Performance Period”) and Stock Price Goals must have been achieved by September 30, 2026 (the “Stock Price Performance Period”). As of June 30, 2025, all five of the Revenue Goals and Stock Price Goals have been achieved, and the 2021 CEO Performance Award has fully vested. Mr. Liang has not exercised the 2021 CEO Performance Award for any shares issuable under the award.

The following table sets forth the Revenue Goals, which were all achieved prior to the beginning of fiscal year 2025:

Revenue Goals(1)	Absolute Change From Revenue Reported for the Fiscal Year Ended Prior to the Grant of the CEO Performance Award (June 30, 2020)(2)	Achievement Status
$4.0 billion	20%	Achieved(3)
$4.8 billion	44%	Achieved(4)
$5.8 billion	74%	Achieved(5)
$6.8 billion	104%	Achieved(6)
$8.0 billion	140%	Achieved(7)

(1)Revenue means our total revenues, as reported by us in our financial statements on Forms 10-Q and 10-K filed with the SEC (but without giving effect to any rounding used in reporting the amounts in Form 10-Q and Form 10-K), for the previous four consecutive fiscal quarters for us.
(2)Revenue reported in our Form 10-K for the fiscal year ended June 30, 2020 was $3.34 billion.
(3)Achieved prior to fiscal year 2024. Revenue reported for the four quarters ended December 31, 2021 was $4.17 billion.
(4)Achieved prior to fiscal year 2024. Revenue reported for the four quarters ended June 30, 2022 was $5.20 billion.
(5)Achieved prior to fiscal year 2024. Revenue reported for the four quarters ended September 30, 2022 was $6.02 billion.
(6)Achieved at the end of fiscal year 2023 and certified during fiscal year 2024. Revenue reported for the four quarters ended June 30, 2023 was $7.1 billion.
(7)Achieved during fiscal year 2024. Revenue reported for the four quarters ended December 31, 2023 was $9.3 billion.

The following table sets forth the Stock Price Goals, which were achieved prior to the beginning of fiscal year 2025:

Stock Price Goals(1)	Absolute Change in Stock Price from Grant Date Stock Price(2)	Absolute Change in Stock Price From $4.50 Exercise Price	Achievement Status
$4.50	32%	0%	Achieved(3)
$6.00	76%	33%	Achieved(4)
$7.50	120%	67%	Achieved(5)
$9.50	179%	111%	Achieved(6)
$12.00	252%	167%	Achieved(7)

(1)Sustained stock price performance is required for each Stock Price Goal to be met, other than in connection with a change in control. For each Stock Price Goal to be met, the sixty-trading day average stock price must equal or exceed the Stock Price Goal.
(2)Utilizes closing stock price of $3.41 per share on March 2, 2021.
(3)Achieved prior to fiscal year 2024. The sixty-trading day average stock price from March 15, 2022 through June 8, 2022 was $4.51.
(4)Achieved prior to fiscal year 2024. The sixty-trading day average stock price from July 19, 2022 through October 11, 2022 was $6.02.
(5)Achieved prior to fiscal year 2024. The sixty-trading day average stock price from September 30, 2022 through December 23, 2022 was $7.54.
(6)Achieved prior to fiscal year 2024. The sixty-trading day average stock price from January 20, 2023 through April 17, 2023 was $9.51.
(7)Achieved prior to fiscal year 2024. The sixty-trading day average stock price from March 6, 2023 through May 30, 2023 was $12.09.

Discussion and Analysis of 2023 CEO Performance Award

Given the progression of achievement under the 2021 CEO Performance Award, and in order to continue to motivate and incentivize Mr. Liang as our CEO, the Compensation Committee during the second quarter of fiscal year 2024 began consideration of another performance-based compensation arrangement for Mr. Liang. This culminated in the grant of the 2023 CEO Performance Award in November 2023.

The 2023 CEO Performance Award granted to Mr. Liang is a long-term performance-based option award to purchase up to 5,000,000 shares of our common stock, which award may vest in five equal tranches. Each of the five tranches vests if a specified revenue goal (each, a “New Revenue Goal”) and a specified stock price goal (each, a “New Stock Price Goal”) is achieved. New Revenue Goals must be achieved by December 31, 2028 (the “New Revenue Performance Period) and New Stock Price Goals must be achieved by March 31, 2029 (the “New Stock Price Performance Period”). The 2023 CEO Performance Award was granted with an exercise price equal to $45.0 (the “New Exercise Price”), representing a premium of approximately 53% to the closing stock price reported on Nasdaq on the date of grant. The 2023 CEO Performance Award will generally expire on November 14, 2033 and includes, among other terms and conditions, a restriction on the sale of any shares issued upon exercise of the 2023 CEO Performance Award until November 14, 2026.

The Compensation Committee sought to ensure that the 2023 CEO Performance Award would further align Mr. Liang’s interests with those of our stockholders over the long term. In the course of considering the 2023 CEO Performance Award, the Compensation Committee determined to modify the period that Mr. Liang would continue to receive a de minimis salary of $1.00 per annum (or such other non-waivable minimum wage requirement, if deemed advisable) and no cash bonuses through the earlier of (1) the date all of the tranches under the 2023 CEO Performance Award shall have vested and (2) March 31, 2029. Similar to the 2021 CEO Performance Award, Mr. Liang must also remain as our CEO (or such other position with us as Mr. Liang and the Board may agree) at the time each goal is met in order for the corresponding tranche to vest. This helps ensure Mr. Liang’s active leadership of us over the long term.

The following table sets forth the New Revenue Goals which must be achieved under the 2023 CEO Performance Award by the end of the New Revenue Performance Period of December 31, 2028, as well as their achievement status as of the date of this Proxy Statement:

New Revenue Goals(1)	Absolute Change From Revenue Reported for the Fiscal Year Ended Prior to the Grant of the 2023 CEO Performance Award (June 30, 2023)(2)	Achievement Status
$13.0 billion	82%	Achieved(3)
$15.0 billion	111%	Achieved(4)
$17.0 billion	139%	Achieved(5)
$19.0 billion	167%	Achieved(6)
$21.0 billion	195%	Achieved(7)

(1)Under the terms of the 2023 CEO Performance Award, the rolling four-quarter revenue milestones and stock price milestones must be achieved by December 31, 2028 and March 31, 2029, respectively.
(2)Rounded to the nearest whole percentage.
(3)On February 27, 2025, the Compensation Committee certified achievement of the $13.0 billion revenue milestone based on our previous four consecutive fiscal quarters revenue as of June 30, 2024.
(4)On April 22, 2025, the Compensation Committee certified achievement of the $15.0 billion revenue milestone based on our previous four consecutive fiscal quarters revenue as of September 30, 2024.
(5)On April 22, 2025, the Compensation Committee certified achievement of the $17.0 billion revenue milestone based on our previous four consecutive fiscal quarters revenue as of September 30, 2024.
(6)On April 22, 2025, the Compensation Committee certified achievement of the $19.0 billion revenue milestone based on our previous four consecutive fiscal quarters revenue as of December 31, 2024.
(7)On August 26, 2025, the Compensation Committee certified achievement of the $21.0 billion revenue milestone based on our previous four consecutive fiscal quarters revenue as of March 31, 2025.

The following table sets forth the New Stock Price Goals which must be achieved under the 2023 CEO Performance Award by the end of the New Stock Price Performance Period of March 31, 2029, as well as their achievement status as of the date of this Proxy Statement:

New Stock Price Goals(1)	Absolute Change in Stock Price from Grant Date Stock Price(2)(3)	Absolute Change in Stock Price From $45.00 Exercise Price(3)	Achievement Status
$45.00	53%	0%	Achieved(4)
$60.00	104%	33%	Achieved(5)
$75.00	155%	67%	Achieved(6)
$90.00	206%	100%	Achieved(7)
$110.00	274%	144%	Not yet achieved

(1)Sustained stock price performance is required for each New Stock Price Goal to be met, other than in connection with a change in control. For each New Stock Price Goal to be met, the trailing sixty trading day average stock price must equal or exceed the New Stock Price Goal.
(2)Utilizes closing stock price of $29.39 on November 14, 2023.
(3)Rounded to the nearest whole percentage.
(4)Achieved prior to fiscal year 2025. The sixty-trading day average stock price from November 29, 2023 through February 26, 2024 was $45.70.
(5)Achieved prior to fiscal year 2025. The sixty-trading day average stock price from December 15, 2023 through March 13, 2024 was $61.07.
(6)Achieved prior to fiscal year 2025. The sixty-trading day average stock price from January 4, 2024 through April 1, 2024 was $75.28.
(7)Achieved prior to fiscal year 2025. The sixty-trading day average stock price from January 31, 2024 through April 25, 2024 was $90.31.

Each of the five tranches vests only when both the applicable New Revenue Goal and New Stock Price Goal for such tranche are certified by the Compensation Committee as having been met.

A New Revenue Goal and a New Stock Price Goal that are matched together can be achieved at different points in time and vesting will occur at the later of the achievement certification dates for such New Revenue Goal and New Stock Price Goal. Subject to any applicable clawback provisions, policies or other forfeiture terms described in the 2023 CEO Performance Award, once a goal is achieved, it is forever deemed achieved for determining the vesting of a tranche.

There is no full acceleration of vesting of the 2023 CEO Performance Award as a result of a “change in control.” However, in connection with a change in control, whether any unvested tranches vest will depend solely on our attainment of the New Stock Price Goals (the New Revenue Goals will be disregarded). In addition, for purposes of determining whether the New Stock Price Goal has been achieved, the stock price shall equal the greater of (1) the most recent closing price per share immediately prior to the effective time of such change in control or (2) the per share common stock price (plus the per share of common stock value of any other consideration) received by the stockholders in the change in control.

On February 27, 2025, the Compensation Committee certified the achievement of the first revenue goal and approved the vesting of the first tranche under the 2023 CEO Performance Award (representing 1,000,000 of the 5,000,000 shares subject to such option). On April 22, 2025, the Compensation Committee certified the achievement of the revenue goals of $15.0 billion, $17.0 billion, and $19.0 billion and approved the vesting of the second, third, and fourth tranches under the 2023 CEO Performance Award, representing 3,000,000 additional shares of the 5,000,000 shares subject to the option. On August 26, 2025, the Compensation Committee certified the achievement of the fifth revenue goal of $21.0 billion. The fifth New Stock Price Goal has not yet been achieved, however, so the fifth tranche of the 2023 CEO Performance Award remains unvested.

FY2025 Performance Program for Other NEOs

Overview

On January 23, 2024, after consultations with our CEO and consideration of such other factors as the Compensation Committee considered appropriate (including input received from the Compensation Committee’s compensation consultant and an executive compensation study described above), the Compensation Committee approved an executive compensation program for fiscal year 2024 for our three Other NEOs -- Mr. Weigand (the “CFO Compensation Program”), Mr. Clegg (the “SVP Sales Compensation Program”), and Mr. Kao (the “SVP Operations Compensation Program”). During fiscal year 2025, the Compensation Committee reviewed the fiscal year 2024 program and determined no changes were necessary to the program for fiscal year 2025, and therefore retained that program as the FY2025 Performance Program for Other NEOs.

The Compensation Committee believes the FY2025 Performance Program for Other NEOs furthers our executive compensation philosophy to link compensation to corporate and individual performance. The principal compensation elements of the FY2025 Performance Program for Other NEOs are:

•Base Salary;
•Fixed Bonus; and
•Performance-based annual incentive award (“Performance Incentive Award”) which, for Mr. Weigand, is payable 20% in the form of cash (the “Performance Cash”) and 80% in the form of service-based PRSUs and, for each of Mr. Clegg and Mr. Kao, is payable 50% in the form of Performance Cash and 50% in the form of PRSUs. PRSUs earned, once granted, will generally vest in equal annual installments over a period of approximately four years.

Base Salary

The following table sets forth Base Salaries for each of Mr. Weigand, Mr. Clegg, and Mr. Kao at the end of fiscal year 2024 and 2025:

Name	Principal Position During Fiscal Year 2025	End of Fiscal Year 2024 Base Salary Rate(1)(2)	End of Fiscal Year 2025 Base Salary Rate(1)(2)	Base Salary % Change
David Weigand	Senior Vice President, Chief Financial Officer and Chief Compliance Officer	$547,017	$568,898	4.0%
Don Clegg	Senior Vice President, Worldwide Sales	$453,078	$466,670	3.0%
George Kao	Former Senior Vice President, Operations	$411,649	$423,998	3.0%

(1)The Base Salary amounts actually paid to each NEO for fiscal year 2024 and 2025 are disclosed in the Summary Compensation Table.
(2)For each of fiscal years 2024 and 2025, salary amounts disclosed in the Summary Compensation Table for each NEO differ from the amounts disclosed in the table above because of the timing of adjustments made to Base Salary. For fiscal year 2024, such adjustments were effective October 1, 2023 for each of Mr. Weigand, Mr. Clegg, and Mr. Kao. For fiscal year 2025, such adjustments were effective January 1, 2025 for each of Mr. Weigand, Mr. Clegg, and Mr. Kao. In addition, salary amounts disclosed in the Summary Compensation Table for such NEOs also include amounts paid out for vacation and sick days.

Adjustments to Base Salaries for Messrs. Weigand, Clegg and Kao were made during fiscal year 2025 after the Compensation Committee considered recommendations from the CEO, the inflationary market conditions during the year and the likelihood that, even after prior adjustments to Base Salaries for these NEOs, their Base Salaries remained below the market for their positions in similar companies.

Fixed Bonus Component

Under the FY2025 Performance Program for Other NEOs, each of Mr. Weigand, Mr. Clegg and Mr. Kao is entitled to receive a Fixed Bonus component payable in semi-monthly installments in the form of cash, which is based upon a percentage of Base Salary. The Compensation Committee included the Fixed Bonus as a part of the FY2025 Performance Program for Other NEOs for their continued achievements and contributions for us.

The Fixed Bonus percentage of Base Salary for fiscal year 2025 was 30% for Mr. Weigand and 20% for Mr. Clegg, which percentages remained unchanged between fiscal year 2024 and fiscal year 2025 for such NEOs. In exercising his discretion, the CEO set Mr. Kao’s Fixed Bonus component at the lower end of the range at 16% of his Base Salary for fiscal year 2024 to align such amount more closely to the bonus amount Mr. Kao received in the prior fiscal year when he did not have a performance program. The Compensation Committee decided to leave unchanged the Fixed Bonus component for Mr. Kao at 16% of his Base Salary for fiscal year 2025.

The Compensation Committee decided to retain the Fixed Bonus component for the FY2025 Performance Program for Other NEOs because the Committee believed the aggregate total cash compensation for the other NEOs was likely to still be less than the market 50th percentile for comparable positions. The following table sets forth the total amount of Fixed Bonus received by the Other NEOs for fiscal year 2025:

Name	Principal Position During Fiscal Year 2025	Fiscal Year 2025 Fixed Bonus Received
David Weigand	Senior Vice President, Chief Financial Officer and Chief Compliance Officer	$164,105(1)
Don Clegg	Senior Vice President, Worldwide Sales	$90,616(2)
George Kao	Former Senior Vice President, Operations	$65,864(3)

(1)For Mr. Weigand, the Fixed Bonus paid from July 1, 2024 to June 30, 2025 was determined based upon a Base Salary of $547,017, which was his annual salary rate as of July 1, 2024.
(2)For Mr. Clegg, the Fixed Bonus paid from July 1, 2024 to June 30, 2025 was determined based upon a Base Salary of $453,078, which was his annual salary rate as of July 1, 2024.
(3)For Mr. Kao, the Fixed Bonus paid from July 1, 2024 to June 30, 2025 was determined based upon a Base Salary of $411,649, which was his annual salary rate as of July 1, 2024.

Performance Incentive Award

Description of Performance Incentive Award. Under the Performance Incentive Award portion of the FY2025 Performance Program for Other NEOs, participants have the ability to earn Performance Incentive Awards based upon the achievement of certain specified KPIs and the CEO’s subjective evaluation under the Compensation Adjustment Factor for the fiscal year. Any Performance Incentive Awards earned by Mr. Weigand are payable 20% in cash and 80% in PRSUs, and any Performance Incentive Awards earned by either Mr. Clegg or Mr. Kao are payable 50% in cash and 50% in PRSUs. The cash portion of the award is paid out promptly after the amount of any Performance Incentive Award is determined and approved by the Compensation Committee following the end of the fiscal year, and the PRSUs are granted at approximately the same time, unless otherwise stated in this Proxy Statement. The number of PRSUs granted to the participants is determined by dividing the value of the PRSU portion of the Performance Incentive Award by an average closing price of our stock, as described in more detail below. These PRSUs generally vest in equal annual installments over a period of four years from the first day of the new fiscal year, so long as the individual continues to be employed. PRSUs for the annual award are (for purposes of administration of shares available under our amended and restated 2020 Equity and Incentive Compensation Plan (the “2020 Plan”)) capped for each of Messrs. Weigand, Clegg, and Kao at a level unlikely to be earned. In addition:

•The amount of the earned Performance Incentive Award is determined as a multiple (the “Multiple”) of a base incentive target (calculated as a set percentage of Base Salary) set for each participant (the “Base Incentive Unit”).

•The Base Incentive Unit for fiscal year 2025 was set at 10% of Base Salary for Messrs. Weigand and Clegg, and at 8% of Base Salary for Mr. Kao.

• Each KPI and the Compensation Adjustment Factor contribute to the calculation of the Multiple, which is applied to the Base Incentive Unit to determine the total amount of the earned Performance Incentive Award:

◦For Mr. Weigand, the KPIs for fiscal year 2025 were based upon:

•Percentage appreciation in Company stock price from June 30, 2024 to June 30, 2025, with a 100% increase in the stock price counting as 1.00 towards determination of the final aggregate Multiple;

*This KPI is “double weighted,” meaning that such percentage increase in stock price is then multiplied by two, and that resulting percentage is then used in the calculation of the aggregate Multiple as described above;

•Percentage increase in number of long-term investors of us from June 30, 2024 to June 30, 2025, with a 100% increase in the number of long-term investors counting as 1.00 towards the determination of the final aggregate Multiple; and

*Such KPI is also “double weighted,” meaning that such percentage increase is multiplied by two, and that resulting percentage is then used in the calculation of the aggregate Multiple as described above; and

•Percentage increase in worldwide revenue from the prior fiscal year, with a 100% increase in revenue counting as 1.00 towards determination of the final aggregate Multiple;

*This KPI is “single weighted,” meaning that such percentage increase is then used in the calculation of the aggregate Multiple as described above.

◦For Mr. Weigand, a Compensation Adjustment Factor (on a scale from 1.0 to 5.0) was also given by the CEO for the fiscal year, with each 1.00 of rating counting as 1.00 towards determination of the final aggregate Multiple. See “- Key Fiscal Year 2025 Executive Compensation Decisions and Actions” above for additional discussion with respect to the Compensation Adjustment Factor.

The scores arising from these KPI results, and the performance evaluation, are then added together to determine the final aggregate Multiple that is applied to the Base Incentive Unit to determine the value of the Performance Incentive Award. For these purposes, long-term investors are defined as either (1) a new long-term investor with at least 1,000,000 shares (which represents approximately 0.2% of the total number of shares outstanding) added during fiscal year 2025 or (2) an existing long-term investor who had increased its holdings by at least 50% during fiscal year 2025; provided, however, that index funds, hedge funds, and broker-dealers are excluded from the definition of long-term investors. A list of potential long-term investors at the end of fiscal year 2023 had been identified based upon certain SEC filings made by such investors, and the foregoing evaluation criteria was then applied to such list.

◦For Mr. Clegg, the KPIs for fiscal year 2025 are based upon:

•Increase in number of our internally measured top 3,000 customers (“Top 3,000 Customers”) from June 30, 2024 to June 30, 2025. For these purposes, new Top 3,000 Customers are identified based upon new customer accounts which were set up in our internal accounting system during fiscal year 2025.

*Such KPI is “double weighted,” meaning that such percentage increase is multiplied by two, and that resulting percentage is then used in the calculation of the aggregate Multiple as described above;

•Percentage increase in the number of our internally measured top 300 customers (“Top 300 Customers”) from June 30, 2024 to June 30, 2025. For these purposes, new Top 300 Customers are also identified based upon new customer accounts which were set up in our internal accounting system during fiscal year 2025.

*Such KPI is “single weighted,” meaning that such percentage is then used in the calculation of the aggregate Multiple as described above.

•Percentage increase in worldwide revenue from the prior fiscal year, with a 100% increase in revenue counting as 1.00 towards determination of the final aggregate Multiple;

*This KPI is “quadruple weighted,” meaning that such percentage increase in worldwide revenue is then multiplied by four, and that resulting percentage is then used in the calculation of the aggregate Multiple as described above.

•Change in Slow Moving & Excess and Obsolete Inventory KPI, or Inventory KPI, which is calculated by dividing slow moving and excess and obsolete inventory for fiscal year 2024 by slow moving and excess and obsolete inventory for fiscal year 2025, and subtracting 1.00 from such quotient;

*The Inventory KPI is “quadruple weighted,” meaning that such resulting number from the calculation described above is then multiplied by four, and that resulting number is then used in the calculation of the aggregate Multiple as described above; and

•Percentage appreciation in Company stock price from June 30, 2024 to June 30, 2025, with a 100% increase in the stock price counting as 1.00 towards determination of the final aggregate Multiple;

◦This KPI is “single weighted,” meaning that such percentage increase in stock price is then used in the calculation of the aggregate Multiple as described above.

◦For Mr. Clegg, a Compensation Adjustment Factor rating (on a scale from 1.0 to 3.0) was also given by the CEO for the fiscal year, with each 1.00 of rating counting as 1.00 towards determination of the final aggregate Multiple. See “- Key Fiscal Year 2025 Executive Compensation Decisions and Actions” above for additional discussion with respect to the Compensation Adjustment Factor. See “- Key Fiscal Year 2025 Executive Compensation Decisions and Actions” above for additional discussion of the two new KPIs for Mr. Clegg in fiscal year 2025.

◦For Mr. Kao, the KPIs for fiscal year 2025 are based upon:

•Percentage appreciation in Company stock price from June 30, 2024 to June 30, 2025, with a 100% increase in the stock price counting as 1.00 towards determination of the final aggregate Multiple; and

*This KPI is “single weighted,” meaning that such percentage increase in stock price is then used in the calculation of the aggregate Multiple as described above; and

•Percentage increase in worldwide revenue from the prior fiscal year, with a 100% increase in revenue counting as 1.00 towards determination of the final aggregate Multiple; and

*This KPI is “single weighted,” meaning that such percentage increase in worldwide revenue is then used in the calculation of the aggregate Multiple as described above.

◦For Mr. Kao, a Compensation Adjustment Factor rating (on a scale from 1.0 to 3.0) was also given by the CEO for the fiscal year, with each 1.00 of rating counting as 1.00 towards determination of the final aggregate Multiple. See “- Key Fiscal Year 2025 Executive Compensation Decisions and Actions” above for additional discussion with respect to the Compensation Adjustment Factor.

The scores arising from these KPI results, and the Compensation Adjustment Factor are then added together to determine the final aggregate Multiple that is applied to the Base Incentive Unit to determine the value of the Performance Incentive Award.

A decrease in stock price, number of long-term investors, number of our Top 3,000 Customers, number of our Top 300 Customers, or worldwide revenue from the prior fiscal year (as may be applicable) results in a multiple of zero for that KPI for purposes of determining the aggregate Multiple. For these purposes, worldwide revenue is defined as our net sales for the fiscal year as reported in our consolidated financial statements. In addition, for Mr. Clegg, an increase in slow moving and excess and obsolete inventory from the prior fiscal year results in a multiple of zero for the Inventory KPI for purposes of determining the aggregate Multiple. Slow moving and excess and obsolete inventory is determined by applying written guidelines that have been established which, along with other considerations, primarily categorize products based upon various criteria (such as price sensitivity based upon age (e.g. CPUs, GPUs), volume/cost of product, and product lead time), and then for each such category define a time period after which they are considered slow moving.

Performance Cash earned is generally paid in the next payroll cycle following the Compensation Committee’s certification and approval of the calculation of the Performance Incentive Award after the end of the fiscal year, or as soon as reasonably practical thereafter.

PRSUs are to be granted to the respective participating officer on a grant date within 10 days of the Compensation Committee’s certification and approval of the results of the Performance Incentive Award (the “Grant Date”) subject to the recipient remaining employed with, or otherwise continuing to provide services to, us through such Grant Date. The number of PRSUs earned were determined by dividing the value of the portion of the Performance Incentive Award earned thereunder allocated to the PRSUs portion by the sixty-trading day average closing stock price of our common stock as of (and including) the date immediately prior to the Grant Date (rounded to the nearest whole RSU, and subject to (for purposes of administration of shares available under the 2020 Plan) a maximum cap at a level unlikely to be earned).

Measurement of Fiscal Year 2025 Performance against the Performance Incentive Award. The following sets forth the determination of the Performance Incentive Award based upon fiscal year 2025 performance for Mr. Weigand:

Performance Measure	Achievement	Weighting Factor	Final Weighted Score
Stock Price Increase KPI	0% (or 0)(1)	2X	0.00
Long-Term Investor Increase KPI	21% (or 0.21)(2)	2X	0.42
Worldwide Revenue KPI	47% (or 0.47)(3)	1X	0.47
Compensation Adjustment Factor	4.00(4)	1X	4.00
Total Multiple			4.89
Base Incentive Unit			$56,889.80
Final Earned Performance Incentive Award Value			$278,191
Performance Cash Payout Value (20%)			$55,638
PRSUs Payout Value (80%)			$222,553
Number of PRSUs Granted(5)			4,656

(1)Our closing stock price on June 28, 2024 and June 30, 2025 (the last trading-day of the fiscal year) was $81.94 and $49.01, respectively.
(2)Utilizing the definition of long-term investor specified above, it was determined the number of Long-Term Investors increased from 86 to 104 during fiscal year 2025.
(3)In our consolidated financial statements, we recorded revenues of $15.0 billion and $22.0 billion for fiscal year 2024 and fiscal year 2025, respectively.
(4)Based upon the CEO’s evaluation.
(5)RSUs were granted on August 26, 2025 based on the average 60-trading day closing stock price of $47.80.

The following sets forth the determination of the Performance Incentive Award based upon fiscal year 2025 performance for Mr. Clegg:

Performance Measure	Achievement	Weighting Factor	Final Weighted Score
Top 3,000 Customers KPI	55% (or 0.55)(1)	2X	1.10
Top 300 Customers KPI	100% (or 1.00)(2)	1X	1.00
Worldwide Revenue KPI	47% (or 0.47)(3)	4X	1.88
Inventory KPI	0% (or 0)(4)	4X	0.00
Stock Price Increase KPI	0% (or 0)(5)	1X	0.00
Compensation Adjustment Factor	2.00(6)	1X	2.00
Total Multiple			5.98
Base Incentive Unit			$46,667.00
Final Earned Performance Incentive Award Value			$279,068
Performance Cash Payout Value (50%)			$139,534
PRSUs Payout Value (50%)			$139,534
Number of PRSUs Granted(7)			2,919

(1)315 new customers were added in fiscal year 2025.
(2)315 new customers were added in fiscal year 2025.
(3)In our consolidated financial statements, we recorded revenues of $15.0 billion and $22.0 billion for fiscal year 2024 and fiscal year 2025, respectively.
(4)The final weighted score for this performance measure was determined to be zero. In our consolidated financial statements, we recorded a $67.9 million increase in inventory reserve charges between fiscal year 2024 and fiscal year 2025.
(5)Our closing stock price on June 28, 2024 and June 30, 2025 (the last trading-day of the fiscal year) was $81.94 and $49.01, respectively.
(6)Based upon the CEO’s evaluation.
(7)RSUs were granted on August 26, 2025 based on the average 60-trading day closing stock price of $47.80.

The following sets forth the determination of the Performance Incentive Award based upon fiscal year 2025 performance for Mr. Kao:

Performance Measure	Achievement	Weighting Factor	Final Weighted Score
Stock Price Increase KPI	0% (or 0)(1)	1X	0.00
Worldwide Revenue KPI	47% (or 0.47)(2)	1X	0.47
Compensation Adjustment Factor	3.00(3)	1X	3.00
Total Multiple			3.47
Base Incentive Unit			$33,919.84
Final Earned Performance Incentive Award Value			$177,702
Performance Cash Payout Value (50%)			$58,851
PRSUs Payout Value (50%)			$58,851
Number of PRSUs Granted(4)			1,231

(1)Our closing stock price on June 28, 2024 and June 30, 2025 (the last trading-day of the fiscal year) was $81.94 and $49.01, respectively.
(2)In our consolidated financial statements, we recorded revenues of $15.0 billion and $22.0 billion for fiscal year 2024 and fiscal year 2025, respectively.
(3)Based upon the CEO’s evaluation.
(4)RSUs were granted on August 26, 2025 based on the average 60-trading day closing stock price of $47.80.

Other Equity-Based Incentive Compensation

While participants in the FY2025 Performance Program for Other NEOs are eligible to receive performance-based awards under the Performance Incentive Award portion of such program, such persons also continue to be eligible to receive other equity-based incentive compensation, along with other non-executive persons eligible for awards under the 2020 Plan.

For such Other NEOs participating in the FY2025 Performance Program for Other NEOs, the Compensation Committee views stock options and other equity-based awards as an important component of the total compensation. We believe that equity-based awards also align the interests of an NEO with those of our stockholders. They also provide NEOs a significant, long-term interest in our success and help retain key NEOs in a competitive market for executive talent. The 2020 Plan authorized the Compensation Committee to grant stock options and other equity-based awards to eligible NEOs. The number of shares owned by, or subject to equity-based awards held by, each NEO is periodically reviewed, and additional awards are considered based upon a generalized assessment of past performance, expected future performance and the relative holdings of executive officers. In addition to equity-based awards made in connection with events such as promotions, the Compensation Committee has historically granted refresh equity awards to employees (including executive officers) on a two-year cycle. Periodically, and generally based on the recommendation of the CEO, the Compensation Committee has made off-cycle special recognition equity awards of options and/or RSUs to NEOs.

For fiscal year 2025, the Compensation Committee approved awards of service-based stock options and RSUs to NEOs as outlined in the table below.

Name	Type of Award	Quantity (at Target) of Award	Rationale for Providing the Award
David Weigand	RSUs(1)	13,000	Recognition grant
	RSUs(2)	11,964	Performance grant
Don Clegg	RSUs(1)	6,000	Recognition grant
	RSUs(2)	7,542	Performance grant
George Kao	RSUs(1)	5,000	Recognition grant
	RSUs(3)	14,683	Refresh grant
	Stock Options(4)	32,629	Refresh grant
	RSUs(2)	2,412	Performance grant

(1)The grants made on October 30, 2024 were part of a special recognition grant made to a broad set of employees which included Messrs. Weigand, Clegg, and Kao. These grants, consistent with prior practices over recent years included these same NEOs in connection with other broad-based special recognition rewards. The vesting schedule, however, for Messrs. Weigand, Clegg, and Kao was 100% vested on October 30, 2025 whereas other employees’ vested 50% of the award on February 10, 2025, and 50% on August 10, 2025, and were intended to recognize and currently reward our general assessment of awardees’ recent collective achievement for and contributions for us. The CEO made the recommendation on size of grants for the Other NEOs to the Compensation Committee based on his subjective assessment of their contributions for us. For context, Company-wide, an aggregate of 1,670,690 RSUs were granted in connection with this special recognition grant to approximately 1,688 employees, with awards ranging in sizes up to a maximum of 28,000 units. The average award was for 990 RSUs, and (based upon the recommendation of the CEO) an aggregate of 5 employees received awards of 10,000 RSUs or more.
(2)These RSUs were earned by Messrs. Weigand, Clegg and Kao as payouts pursuant to their Performance Incentive Awards under the FY2024 performance program. See the CD&A discussion in the Proxy Statement for our annual meeting of shareholders held on June 4, 2025 for additional information. The RSUs were granted on February 27, 2025, and vest at an annual rate of 25% per year commencing July 1, 2025, with the final installment vesting on July 1, 2028.
(3)These RSUs were part of Mr. Kao’s regular periodic refresh grant cycle and were granted on October 30, 2024. These RSUs generally vest at the rate of 25% of the total number of units on November 10, 2025, and then an additional 1/16th of the units at the end of each successive calendar quarter thereafter.
(4)These stock options were part of Mr. Kao’s regular periodic refresh grant cycle and were granted on November 8, 2024 with a 10-year term and an exercise price equal to the closing market price of our common stock on the grant date ($24.52). Subject generally to Mr. Kao’s continued service, these stock options vest and become exercisable at the rate of 25% of the shares on November 8, 2025, and then an additional 1/16th of the shares at the end of each successive calendar quarter thereafter. The size of this stock option grant was determined based upon the recommendation of Mr. Liang, which was reviewed and approved by the Compensation Committee.

Stock Ownership Guidelines

In January 2022, our Board adopted stock ownership guidelines that apply to the CEO and our non-employee directors (the “Guidelines”). Under the Guidelines, the CEO has a target holding of three times his then-current annual Base Salary; provided, however, that for so long as the CEO is Mr. Charles Liang, and his then-current annual Base Salary is less than his annual Base Salary as in effect immediately prior to the grant of his 2021 CEO Performance Award on March 2, 2021 (which annual Base Salary was $522,236 (the “Pre-grant CEO Salary”)), then for purposes of determination of the Chief Executive Officer’s target holding, his target shall be three times the Pre-grant CEO Salary. Under the Guidelines, non-employee directors have a target holding of three times the then-current annual Board member retainer (regardless of whether such director actually receives such retainer). For purposes of determining such target holding for non-employee directors, other director cash fees such as fees for Committee member/chair service or excess per meeting fees are not considered as part of the then-current annual Board member retainer.

Under the Guidelines, each target is expected to be attained by the later of (1) five years from the effective date of the Guidelines or (2) five years from the effective date of a covered person’s assumption of the applicable role or responsibilities (or applicable designation as a covered person with a specific stock ownership target by the Compensation Committee) subjecting the covered person to the then-applicable stock ownership target. After the applicable five-year period has concluded, the covered person will be required to retain at least 50% of the common stock received (net of applicable withholding taxes) under our equity awards earned by, vested with respect to or exercised by the covered person if the covered person does not comply with his or her stock ownership target. Once a covered person has initially achieved his or her stock ownership target, the covered person will be considered to continue to be in compliance with the Guidelines unless as of the annual measurement the covered person’s common stock ownership drops to less than 85% of the covered person’s stock ownership target (in which case the covered person will have one year to again achieve compliance with the Guidelines).

Annual compliance with the stock ownership target will be measured, for each fiscal year, at the end of such fiscal year. Compliance with the stock ownership targets at any point in time will be based on the average closing price for the common stock for the immediately prior 60 days. For purposes of determining compliance with the stock ownership target, the following holdings by the covered person and his or her immediate family members sharing his or her household will be considered the equivalent of owning the corresponding applicable underlying common stock: (1) outright ownership of common stock; (2) vested common stock held in retirement or deferred compensation accounts; and (3) service-based restricted share, restricted stock unit and/or deferred share awards regarding common stock (whether or not vested).

As of June 30, 2025, each of the covered persons subject to the Guidelines met his or her stock ownership target, except for Mr. Blair who joined the Board during fiscal year 2023 and will have until December 22, 2027, and Ms. Giordano and Mr. Angel, who joined the Board during fiscal year 2025 and will have until August 19, 2029, and March 31, 2030, respectively, to meet their stock ownership target.

Stock Retention Policy

We have adopted a stock retention policy which requires that our CEO hold a significant portion of the shares of our common stock acquired under our equity incentive plans for at least 36 months. Generally, under the policy, the CEO must retain at least 50% of all “net” shares received (“net” shares means those shares remaining after the sale or withholding of shares in payment of the exercise price, if applicable, and withholding taxes) for at least 36 months following the date on which an equity award is vested, settled or exercised, as applicable. In addition, in connection with the 2023 CEO Performance Award granted to our CEO in fiscal year 2024, the Board required a restriction on the sale of any shares issued upon the exercise of the options associated with such award until November 14, 2026. See “Discussion and Analysis of 2023 CEO Performance Award.”

Insider Trading Policy

We have policies and procedures that govern the purchase, sale, and other dispositions of our securities by us and our directors, officers, employees, and certain contingent workers, including pursuant to our Insider Trading Policy which was filed with our Annual Report on Form 10-K for fiscal year 2025 (the “Insider Trading Policy”). We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and applicable listing standards. Our insider trading policy prohibits any of our directors, executive officers, employees or contractors from engaging in any transactions in publicly traded options, such as puts and calls, and other derivative securities, including any hedging or similar transaction, with respect to our common stock.

Policies and Practices Regarding the Grant of Equity Awards

The Compensation Committee generally holds regular quarterly meetings (which are typically held after the completion of a fiscal quarter and shortly before the Company announces its results for the just completed fiscal quarter (each, a “Regular Quarterly Meeting”)), and at such meeting the Committee considers and approves stock options and other equity-based awards, including relevant terms such as the effective date of the grant. In addition, the Compensation Committee may grant stock options and other equity-based awards between Regular Quarterly Meetings at special meetings or via unanimous written consent (together, “Special Meetings”).

Awards of stock options and other equity-based awards are typically made by the Compensation Committee in the following circumstances:

1.Initial and Biennial awards: Eligible employees (including our NEOs) receive equity-based awards (which may include stock options) in connection with their commencement of service with us or when a change in status occurs enabling such employee to become eligible to receive equity-based awards. Proposed awards are generally submitted to the Compensation Committee for approval at the first Regular Quarterly Meeting after the commencement of service by such employee or the date the change in such employee’s status occurs. Thereafter, such employee would generally be eligible to receive a refresh equity-based award (which may include stock options) at the biennial Regular Quarterly Meeting following the date of the first award (all such awards, “Biennial Awards”).

2. Scheduled Awards: The Compensation Committee also considers various scheduled awards which generally occur on a regular recurring basis (together, “Scheduled Awards”). Examples of such Scheduled Awards include:

a.The grant of the equity component of director compensation in connection with annual director service (the “Annual Director Service Award”) or lead independent director service (the “Lead Independent Director Service Award”). See “Director Compensation” for additional discussion with respect to our non-employee director compensation program.

b.The grant of equity awards earned under the performance program for an NEO (which, to date, has not included stock options) (“Performance Award Grants”). Such awards generally have terms that were pre-approved by the Compensation Committee at the time the performance program for the NEO was adopted by the Compensation Committee earlier in such fiscal year, including specified deadline dates prior to which such Performance Awards Grants are to be made and after which the results used to determine performance (some of which may depend upon financial results that are published in the Annual Report) are calculated.

3. Special Awards: From time to time, the Compensation Committee will consider, on an as-needed basis, grants of equity based-awards (which may include stock options). Circumstances for such awards may include special recognition bonuses or for the hiring or retention of a high-value employee.

The Company’s Insider Trading Policy provides for a trading window (the “Trading Window”) which generally (i) opens following the closing of trading on the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter and (ii) closes at the close of trading on the last day of the second month of a fiscal quarter (i.e., the last day of August, November, February and May). Our Insider Trading Policy prohibits our directors, executive officers, employees and contractors from engaging in any transactions in publicly traded options, such as puts and calls, and other derivative securities, including any hedging or similar transaction, with respect to our common stock.

The Compensation Committee has generally set the grant date of options awarded to NEOs for Initial and Biennial Awards to be the first full trading day occurring after the next opening of the Trading Window, with the exercise price of the options to be equal to the closing price of our common stock on the grant date. During fiscal year 2025, Mr. Kao received Biennial Awards as refresh grants that included both stock options and RSUs. The awards were approved at the October 30, 2024 Quarterly Meeting, and became effective on November 8, 2024, the first full trading day after the Trading Window was opened on November 7, 2024, following the Company’s disclosure on November 5, 2024 of its preliminary results for the first fiscal quarter ended on September 30, 2024. On November 13, 2024, we filed a Form NT 10-Q disclosing that we would not be able to file timely our Quarterly Report on Form 10-Q for the first fiscal quarter ended September 30, 2024. We subsequently filed that report, along with our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 and our Quarterly Report on Form 10-Q for our second fiscal quarter ended December 31, 2024, on February 25, 2025.

During fiscal year 2025, except as provided in the chart below, we did not grant stock options (or similar awards) to any of our NEOs during the period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any material non-public information:

Name	Grant date	Number of securities underlying the award	Exercise price of the award ($/Share)	Grant date fair value of the award	Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of material nonpublic information
(a)	(b)	(c)	(d)	(e)	(f)
Charles Liang	N/A	N/A	N/A	N/A	N/A
David Weigand	N/A	N/A	N/A	N/A	N/A
Don Clegg	N/A	N/A	N/A	N/A	N/A
George Kao	11/8/2024	32,629	$24.52	$15.66(1)	(17.0)%(2)

(1)The amount disclosed represents the grant date fair value of the stock option award calculated in accordance with ASC Topic 718, using the Black Scholes option pricing model. Assumptions used in the calculation of this amount are included in Part II, Item 8, “Financial Statements and Supplementary Data”, and, Note 11, “Stock-based Compensation and Stockholders’ Equity” in the notes to the consolidated financial statements for fiscal year 2025 included in the Annual Report on Form 10-K.
(2)Represents the percentage decrease in the market price of our common stock between (x) November 12, 2024 (the trading day ending immediately prior to November 13, 2024, which was the day we filed a Form NT 10-Q disclosing that we would not be able to file our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 on a timely basis) and (y) November 14, 2024 (the trading day immediately following November 13, 2024).

Clawback Policy

Prior to calendar year 2023, we established a recoupment policy applicable to our NEOs (the “Recoupment Policy”). Under the Recoupment Policy, if we are required to prepare an accounting restatement due to material noncompliance with the financial reporting requirements under United States securities laws, the Compensation Committee shall be entitled to have us recover from any current or former executive officer any excess incentive-based compensation received by such person during the three-year period prior to the date on which we are required to prepare the restatement. This Recoupment Policy applies to both equity-based and cash-based incentive compensation awards. The “excess incentive-based compensation” is the difference between the actual amount that was paid, and the amount that would have been paid under the restated financial results.

During fiscal year 2024, in light of new rules promulgated by the Nasdaq Global Market and SEC requirements, we adopted a new compensation clawback policy effective October 25, 2023 (the “New Clawback Policy”) which complies with the required standards. The New Clawback Policy provides for the prompt recovery or clawback of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. This includes restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the New Clawback Policy is in general limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures. In general, we may utilize a broad range of recoupment methods under the New Clawback Policy. The New Clawback Policy does not condition clawback on the fault of the executive officer, but we are not required to clawback amounts only in limited circumstances where the Compensation Committee has made a determination that recovery would be impracticable and (1) we have already attempted to recover such amounts but the direct expenses paid to a third party in an effort to enforce the New Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code and applicable regulations. Amounts received prior to the adoption of the New Clawback Policy continue to be governed by the Recoupment Policy. We may not indemnify any such executive officer against the loss of such recovered compensation.

Other Benefits

Health and Welfare Benefits. Our NEOs receive the same health and welfare benefits as we offer to our other employees, including medical, dental, vision, life, accidental death and dismemberment and disability insurance coverage, flexible spending account participation and holiday pay. The same contribution amounts, percentages and plan design provisions are applicable to all employees. We offer these health and welfare benefits generally to help provide a competitive compensation package to employees to assist with the attraction, hiring and retention of employees.

Retirement Program. Our NEOs may participate in the same tax-qualified, employee-funded 401(k) plan that is offered to all our other employees. We do not maintain a supplemental executive retirement plan, nor do we offer any defined benefit retirement plans or other defined contribution plans to our NEOs. We offer these retirement program benefits generally to help provide a competitive compensation package to employees to assist with the attraction, hiring and retention of employees.

Perquisites. We do not provide perquisites or personal benefits to any of our NEOs.

Employment Arrangements, Severance and Change of Control Benefits. We have not entered into employment agreements with any of our NEOs. Each of Messrs. Clegg and Weigand currently has a signed offer letter which provides for at-will employment. Each such offer letter provides for an initial Base Salary rate, an initial stock option grant and rights to participate in our employee benefit plans as described above. We do not have any written employment arrangements with Mr. Liang. Mr. Kao retired on December 31, 2025, and, as part of his departure, we entered into an Independent Contractor Agreement with him pursuant to which he serves as a consultant to us for a three-month term at $10,000 per month. Other than as described in the following sentence, we do not have any arrangements with any of our NEOs that provide for any severance or other benefits in the event of termination or change of control of our Company. See also - “Fiscal Year 2025 Potential Payments Upon Termination or Change of Control.” Both the 2021 CEO Performance Award and 2023 CEO Performance Award have certain provisions related to the treatment of such award in the event of a change of control of our Company.

Tax and Accounting Considerations. In our review and establishment of named executive officer compensation programs and payments, we generally consider, but do not place substantial emphasis on, the anticipated accounting and tax treatment of our compensation programs to us and our NEOs. Among other factors that receive greater consideration are the net costs to us and our ability to effectively administer executive compensation in the short and long-term interests of stockholders.

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), generally limits a Company’s ability to deduct for tax purposes compensation in excess of $1.0 million paid in any single tax year to certain executive officers (and, since 2018, certain former executive officers). We expect to continue to design and maintain executive compensation arrangements that we believe will attract and retain the executive talent that we need to compete successfully, even if in certain cases such compensation is not deductible for federal income tax purposes.

We account for equity compensation paid to our employees in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock-Compensation (“ASC Topic 718”), which requires us to estimate and record expenses for each award of equity compensation over the service period of the award.

We intend that our plans, arrangements and agreements will be structured and administered in a manner that complies with (or is exempt from) the requirements of Section 409A of the Code. Participation in, and compensation paid under, our plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A. If our plans, arrangements and agreements as administered fail to meet certain requirements under or exemptions from Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

Summary

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our named executive officers’ interests with those of our stockholders. The Compensation Committee also believes that the compensation of our NEOs is both appropriate and responsive to the goal of building stockholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A with our management. Based on this review and these discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

This report has been furnished by the Compensation Committee.

Susan Mogensen (Susie Giordano), Chair
Sherman Tuan
Tally Liu

Fiscal Year 2025 Summary Compensation Table

The following table sets forth information concerning the reportable compensation for our NEOs for the fiscal years ended 2025, 2024, and 2023, as applicable.

FISCAL YEAR 2025 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Charles Liang President, Chief Executive Officer and Chairman of the Board	2025	1	—	—	—	—	441	442
	2024	1	—	—	28,094,976	—	250	28,095,227
	2023	1	—	—	—	—	—	1

David Weigand Senior Vice President, Chief Financial Officer and Chief Compliance Officer	2025	557,958	180,979	1,166,317	—	55,638	441	1,961,333
	2024	540,505	191,245	3,456,617	5,254,101	110,060	250	9,552,778
	2023	522,151	148,568	1,021,243	—	167,127	—	1,859,089

Don Clegg Senior Vice President, Worldwide Sales	2025	426,474	109,384	661,883	—	139,534	441	1,337,716
	2024	448,722	112,817	2,295,602	2,624,889	277,510	250	5,759,790
	2023	449,469	88,888	331,660	—	157,923	—	1,027,940

George Kao Former Senior Vice President, Operations	2025	417,823	69,822	813,363	510,915	58,851	541	1,871,315
	2024	407,691	68,823	343,181	—	88,751	250	908,696
	2023	394,813	14,362	322,566	269,815	—	—	1,001,556

(1)Amounts disclosed under “Salary” for fiscal year 2025 include leave pay earned by the named executive officers.
(2)Amounts disclosed under “Bonus” for fiscal year 2025 reflect, as applicable, fixed amount bonuses, special bonuses, profit sharing amounts, holiday bonuses and/or our sales bonus program, all as further described above in the CD&A.
(3)Amounts disclosed for fiscal year 2025 represent the grant date fair values of RSU awards granted during fiscal year 2025 calculated in accordance with ASC Topic 718 and are based on the closing market price of our common stock on the date of grant. Amounts also include the fair values of the PRSU portion of Messrs. Weigand, Clegg, and Kao’s Performance Incentive Awards for fiscal year 2025 (based on the 60-trading day average closing price of our common stock), which were granted in August 2025.
(4)The amount disclosed for fiscal year 2025 represents the grant date fair values of the stock option award calculated in accordance with ASC Topic 718, using the Black Scholes option pricing model. Assumptions used in the calculation of this amount are included in Part II, Item 8, “Financial Statements and Supplementary Data”, and, Note 11, “Stock-based Compensation and Stockholders’ Equity” in the notes to the consolidated financial statements for fiscal year 2025 included in the Annual Report on Form 10-K.
(5)Amounts disclosed for fiscal year 2025 represent payouts of the cash portion of Messrs. Weigand, Clegg, and Kao’s Performance Incentive Awards for fiscal 2025, as further described above in CD&A.
(6)Amounts for fiscal year 2025 represent a gift card provided to each of Messrs. Liang, Weigand, Clegg, and Kao, as well as a health check-up benefit to Mr. Kao.

Fiscal Year 2025 Grants of Plan-Based Awards

The following table provides information concerning all plan-based awards granted during fiscal year 2025 to each of our NEOs, which grants were made under the 2020 Plan.

FISCAL YEAR 2025 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David Weigand	10/30/2024	—	—	—	—	—	—	13,000	—	—		429,910
	2/27/2025	—	—	—	—	—	—	11,964	—	—		513,854
	8/26/2025	11,378	(2)	—	—	—	—	—	—	—		—
	8/26/2025	—	—	—	(2)	(2)	(2)	—	—	—		222,553
Don Clegg	10/30/2024	—	—	—	—	—	—	6,000	—	—	—	198,420
	2/27/2025	—	—	—	—	—	—	7,542	—	—		323,929
	8/26/2025	23,334	(2)	—	—	—	—	—	—	—		—
	8/26/2025	—	—	—	(2)	(2)	(2)	—	—	—		139,534
George Kao	10/30/2024	—	—	—	—	—	—	5,000	—	—		165,350
	10/30/2024	—	—	—	—	—	—	14,683	—	—		485,567
	11/08/2024	—	—	—	—	—	—	—	32,629	24.52		510,915
	2/27/2025	—	—	—	—	—	—	2,412	—	—		103,595
	8/26/2025	16,960	(2)	—	—	—	—	—	—	—		—
	8/26/2025	—	—	—	(2)	(2)	(2)	—	—	—		58,851

(1)Amounts disclosed in this column represent the fair value of the RSU and stock option awards as of the date of grant or award opportunity computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures.
(2)As further described in CD&A, each of Messrs. Weigand, Clegg and Kao received a Performance Incentive Award for fiscal year 2025 payable for Mr. Weigand 20% in cash and 80% in PRSUs, and payable for Mr. Clegg and Mr. Kao 50% in cash and 50% in PRSUs, which PRSUs will vest over four years from July 1, 2025. Based on the design of the Performance Incentive Award, there was no target or maximum cash amount to be earned, and no target number of PRSUs to be earned, but the actual amount of the award was equal to $56,890 for Mr. Weigand, $46,667 for Mr. Clegg, and $33,920 for Mr. Kao, and the award was capped at a payout of no more than 2,500,000 RSUs. The cash portions earned by Messrs. Weigand, Clegg and Kao are reported in the “Non-Equity Incentive Plan Compensation” column of the Fiscal Year 2025 Summary Compensation Table, and the fair values of the RSU portions disclosed in this table are included in the “Stock Awards” column of the Fiscal Year 2025 Summary Compensation Table. The actual PRSUs earned by Messrs. Weigand, Clegg and Kao for their Performance Incentive Awards were granted in August 2025, as disclosed in CD&A above.

Grants made in fiscal year 2025 are described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement. More information concerning the terms of the employment arrangements, if applicable, in effect with our named executive officers during fiscal year 2025 is provided under “Employment Arrangements, Severance and Change of Control Benefits.”

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table provides information concerning the outstanding equity-based awards as of June 30, 2025, held by our NEOs.

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(14)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(14)
Charles Liang	1,300,000	—	—	2.70	8/2/2027	—	—	—	—
	10,000,000	—	—	4.50	3/2/2031	—	—	—	—
	4,000,000	—	1,000,000(2)	45.00	11/14/2033	—	—	—	—
David Weigand	10,000	—	—	3.03	8/4/2030	—	—	—	—
	75,000	—	—	5.30	5/5/2032	—	—	—	—
	35,630	23,750(3)	—	5.30	5/5/2032	—	—	—	—
	112,500	18,750(4)	—	25.44	8/11/2033	—	—	—	—
	15,630	46,920(5)	—	78.27	5/3/2034	—	—	—	—
	—	—	—	—	—	10,700(6)	524,407	—	—
	—	—	—	—	—	18,760(7)	919,428	—	—
	—	—	—	—	—	15,340(8)	751,813	—	—
	—	—	—	—	—	3,240(8)	158,792	—	—
	—	—	—	—	—	17,830(9)	873,848	—	—
	—	—	—	—	—	13,000(10)	637,130	—	—
	—	—	—	—	—	11,964(11)	586,356	—	—
Don Clegg	15,000	—	—	3.03	8/4/2030	—	—	—	—
	27,220	9,080(3)	—	5.30	5/5/2032	—	—	—	—
	13,550	40,660(5)	—	78.27	5/3/2034	—	—	—	—
	—	—	—	—	—	4,080(6)	199,961	—	—
	—	—	—	—	—	15,920	780,239	—	—
	—	—	—	—	—	2,400	117,624	—	—
	—	—	—	—	—	1,980	97,040	—	—
	—	—	—	—	—	15,450	757,205	—	—
	—	—	—	—	—	6,000	294,060	—	—
	—	—	—	—		7,542	369,633	—	—
George Kao	120,000	—	—	2.70	8/2/2027	—	—	—	—
	15,600	—	—	2.04	3/27/2030	—	—	—	—
	12,100	—	—	2.37	10/27/2030	—	—	—	—
	40,620	24,380(12)	—	7.66	11/4/2032	—	—	—	—
	—	32,629(13)	—	24.52	11/8/2034	—	—	—	—
	—	—	—	—	—	11,000(14)	539,110	—	—
	—	—	—	—	—	5,000(10)	245,050	—	—
	—	—	—	—	—	14,683(15)	719,614	—	—
	—	—	—	—	—	2,412(11)	118,212	—	—

(1)Represents the closing stock price per share of our common stock as of June 30, 2025 ($49.01) multiplied by the number of shares underlying RSUs that had not vested as of June 30, 2025.
(2)These stock options are performance-based and shall vest and become exercisable depending upon the degree of satisfaction of both the Stock Price Goals and Revenue Goals discussed above in CD&A. The Stock Price Goals must be achieved on or prior to March 31, 2029 and the Revenue Goals must be achieved on or prior to December 31, 2028. The options vest in tranches of 1,000,000 shares each only when coordinating Stock Price Goals and Revenue Goals are achieved. As of June 30, 2025, the first four tranches (4,000,000 shares) had vested, but the fifth tranche (1,000,000) had not. For more detail, see the discussion of the 2023 CEO Performance Award in the Compensation Discussion and Analysis section above.

(3)These incentive and nonqualified stock options vest at the rate of 25% on May 5, 2023 and 1/16th per quarter thereafter, such that the granted options will be fully vested on May 5, 2026.
(4)Option vests and becomes exercisable at the rate of 1/8th of the shares on the first quarter of the vesting commencement date on November 11, 2023, and 1/8th at the end of each successive calendar quarter thereafter.
(5)These incentive and nonqualified stock option vest at the rate of 25% on May 3, 2025 and 1/16th per quarter thereafter, such that the granted options will be fully vested on May 3, 2028.
(6)The RSUs vest at the rate of 25% on May 10, 2023 and 1/16th per quarter thereafter, such that the RSUs will be fully vested on May 10, 2026.
(7)The RSUs vest in four equal annual increments on July 1 of each year, beginning on July 1, 2023, such that the RSUs will be fully vested on July 1, 2026.
(8)The RSUs vest in four equal annual increments on July 1 of each year, beginning on July 1, 2024, such that the RSUs will be fully vested on July 1, 2027.
(9)The RSUs vest at the rate of 25% on May 10, 2025 and 1/16th per quarter thereafter, such that the RSUs will be fully vested on May 10, 2028.
(10)The RSUs will be fully vested on October 30, 2025.
(11)The RSUs vest in four equal annual increments on July 1 of each year, beginning on July 1, 2025, such that the RSUs will be fully vested on July 1, 2028.
(12)These incentive and nonqualified stock options vest at the rate of 25% on November 4, 2023 and 1/16th per quarter thereafter, such that the granted options will be fully vested on November 4, 2026.
(13)These incentive and nonqualified stock options vest at the rate of 25% on November 8, 2025 and 1/16th per quarter thereafter, such that the granted options will be fully vested on November 8, 2028.
(14)These RSUs vest at the rate of 25% on November 10, 2023 and 1/16th per quarter thereafter, such that the RSUs will be fully vested on November 10, 2026.
(15)The RSUs vest at the rate of 25% on November 10, 2025 and 1/16th per quarter thereafter, such that the RSUs will be fully vested on November 10, 2028.

Fiscal Year 2025 Option Exercises and Stock Vested

The following table sets forth the dollar amounts realized by each of our NEOs pursuant to the exercise or vesting of equity-based awards during fiscal year 2025.

FISCAL YEAR 2025 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Charles Liang	1,667,500	49,296,303	—	—
David Weigand	—	—	32,230	1,857,589
Don Clegg	—	—	18,660	1,083,803
George Kao	28,400	1,225,887	10,360	389,168

(1)The value disclosed in this column is based on the difference between the price of our common stock at the time of exercise and the exercise price.
(2)The values disclosed in this column are based on the closing price of our common stock on the date of vesting, multiplied by the number of shares vested.

Fiscal Year 2025 Pension Benefits and Nonqualified Deferred Compensation

We do not provide any nonqualified deferred compensation arrangements or pension plans. As such, the Pension Benefits disclosure and Nonqualified Deferred Compensation disclosure for fiscal year 2025 are omitted from this Proxy Statement.

Fiscal Year 2025 Potential Payments Upon Termination or Change of Control

Other than as set forth below or described elsewhere in this Proxy Statement, we do not currently, and did not during fiscal year 2025 have, any arrangements with any of our NEOs that provide for any additional or enhanced severance or other compensation or benefits in the event of termination or change of control of our Company.

Other than with respect to each of the 2021 CEO Performance Award and 2023 CEO Performance Award, our stock option agreements generally provide vested options that may be exercised for three months after termination of service, one year after termination of service for disability, and one year after death. Each of the 2021 CEO Performance Award and 2023 CEO Performance Award has certain provisions related to the treatment of such award in the event of a change of control of our Company. See “Discussion and Analysis of 2021 CEO Performance Award” and “Discussion and Analysis of 2023 CEO Performance Award,” respectively. The 2021 CEO Performance Award has fully vested. With respect to the 2023 CEO Performance Award, the first four tranches consisting of options for 4,000,000 shares under the 2023 CEO Performance Award have vested as of June 30, 2025. The exercise price under the 2023 CEO Performance Award is $45.00. Based on the closing price of $49.01 on June 30, 2025, the intrinsic value of these vested options for 4,000,000 shares would have been approximately $16.0 million on June 30, 2025.

Fiscal Year 2025 CEO Pay Ratio

For fiscal year 2025, the ratio of the annual total compensation of Mr. Liang, our CEO (“2025 CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries other than Mr. Liang (“2025 Median Annual Compensation”), was 0.16 to 1. For purposes of this pay ratio disclosure, 2025 CEO Compensation was determined to be $13,518, which represents the total compensation reported for Mr. Liang under the “Fiscal Year 2025 Summary Compensation Table,” plus our contribution to certain non-discriminatory group health and welfare benefits provided to Mr. Liang. 2025 Median Annual Compensation for the identified median employee was determined to be $86,832 which also includes our contribution to the same non-discriminatory group health and welfare benefits provided to the median employee.

Due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate.

To identify the median employee, we examined our total employee population as of June 30, 2024 (the “Determination Date”). We had included all 2,885 U.S. full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries. We also included all 2,609 full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries in the Netherlands and Taiwan. We excluded independent contractors and “leased” workers. We also excluded all our employees in certain European countries, which together represented approximately 1.5% of our total employees worldwide (5,684 individuals), which countries consisted of Belgium (1 individual), France (10 individuals), Germany (23 individuals), Italy (11 individuals), Spain (9 individual), and the United Kingdom (30 individuals). We also excluded all our employees in China (48 individuals), Japan (40 individuals), Malaysia (2 individuals), and South Korea (16 individuals), which together represented an additional approximately 1.9% of our total employees worldwide (for a total of 3.4% excluded employees). Our analysis identified 5,494 individuals who were not excluded.

To determine the median of the annual total compensation of all of such employees, other than Mr. Liang, we reviewed compensation for the period beginning on July 1, 2023 and ending on the Determination Date. We had totaled, for each included employee other than Mr. Liang, base earnings (salary, hourly wages and overtime, as applicable) and cash bonuses paid during the measurement period, plus our contribution to group health and welfare benefits. We did not use any statistical sampling or cost-of-living adjustments for those purposes. A portion of our employee workforce (full-time and part-time) had worked for less than the full fiscal year (due to mid-measurement period start dates, disability status or similar factors, etc.). In determining the median employee, we generally annualized the total compensation for such individuals other than temporary or seasonal employees (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

In calculating our Chief Executive Officer pay ratio for fiscal year 2025, we did not go through a renewal of the process (described above) of identifying a median employee as was conducted for fiscal year 2024. This is because we believe that there has been no change in our employee population or employee compensation arrangements during fiscal year 2025 that would result in a significant change to our CEO pay ratio disclosure. We continued to use the same identified Median Employee from fiscal year 2024 for fiscal year 2025.

Compensation Program Risk Assessment

We assessed our compensation programs and have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. We concluded that our compensation policies and practices do not encourage excessive or inappropriate risk-taking. We believe our programs are appropriately designed to encourage our employees to make decisions that result in positive short-term and long-term results for our business and our stockholders.

Pay Versus Performance

As required by the SEC’s pay versus performance (“PVP”) rules, the following Pay Versus Performance table (“PVP Table”) provides SEC-required information about compensation for fiscal year 2025 for this Proxy Statement’s NEOs, as well as compensation for fiscal years 2024, 2023, 2022, and 2021 for our NEOs, as disclosed in our Proxy Statements for each of those previous fiscal years (each of fiscal years 2021, 2022, 2023, 2024 and 2025, a “Covered Year”). We refer to all of the NEOs covered in the PVP Table below, collectively, as the “PVP NEOs.” The PVP Table also provides information about the results for certain measures of financial performance during those same Covered Years. In reviewing this information, there are a few important things we believe you should consider:

•As required by the SEC’s PVP rules, we label the information in columns (c) and (e) of the PVP Table as “compensation actually paid” (or “CAP”) to the applicable PVP NEOs. However, these CAP amounts do not necessarily reflect “take home pay” or the final compensation that our PVP NEOs actually earned or received for their service in the Covered Years. CAP amounts are calculated in a manner different than information that we have presented in the Proxy Statement before, especially with respect to the valuation of outstanding equity awards; and

•As required by the SEC’s PVP rules, we provide information in the PVP Table below about our cumulative absolute total shareholder return (“TSR”) results, cumulative TSR results for a peer group of companies identified in the PVP Table, and our U.S. GAAP net income results (the “External Measures”) during the Covered Years. We did not, however, actually base any compensation decisions for the PVP NEOs on, or link any PVP NEO pay to, these particular External Measures because the External Measures were not metrics used in the compensation programs of the PVP NEOs during the Covered Years. In particular, the index-based peer group used for purposes of this PVP Table disclosure (the Nasdaq Computer Index) is different from the specific group of companies whose compensation data our Compensation Committee considers in connection with our executive compensation process, as described above in our Compensation Discussion and Analysis. Also, we did not design our PVP NEO compensation plan to move in tandem with improving, declining or steady achievement in these required External Measures.

Due to the use of revenue as a metric in the 2023 CEO Performance Award in FY2025, we have determined that, pursuant to the SEC’s PVP rules, our total revenue for the four fiscal quarters during each fiscal year should be designated as the “Company-Selected Measure” to be included in the far right column of the PVP Table below because we believe it is the most important financial measure that demonstrates how we sought to link executive pay to performance for FY2025.

FY2025 Pay Versus Performance Table

					Value of Initial Fixed $100
					Investment Based On:
	Summary		Average Summary	Average		Peer Group
	Compensation	Compensation	Compensation	Compensation	Total	Total	Net	Rolling 4 Quarter
Fiscal	Table Total	Actually Paid	Table Total	Actually Paid	Shareholder	Shareholder	Income	Revenue
Year	for PEO	to PEO	for Non-PEO NEOs	to Non-PEO NEOs	Return	Return	($M)	($M)
(a)[1]	(b)[2]	(c)[3]	(d)[4]	(e)[3]	(f)[5]	(g)[6]	(h)[7]	(i)[8]
2025	$442	$(190,338,364)	$1,723,455	$(3,417,671)	$1,726.31	$276.13	$1,049	$21,972
2024	$28,095,227	$409,423,064	$5,407,088	$15,669,511	$2,886.05	$243.25	$1,153	$14,989
2023	$1	$92,123,653	$1,296,195	$5,435,046	$877.95	$168.27	$640	$7,124
2022	$1	$3,672,048	$1,227,705	$1,076,822	$142.13	$122.62	$285	$5,196
2021	$18,098,671	$20,489,151	$738,978	$714,065	$123.92	$150.35	$112	$3,557

(1)Mr. Liang was our principal executive officer (“PEO”) for the full year for each of the Covered Years. For each of FY2025, FY2024, FY2023 and FY2022, our non-PEO PVP NEOs (“Non-PEO NEOs”) were Messrs. Weigand, Clegg, and Kao. For FY2021, our Non-PEO NEOs were Messrs. Weigand, Clegg, Kao, Alex Hsu and Kevin Bauer (Mr. Hsu served as Senior Vice President, Chief Operating Officer until March 2021, when he transitioned to the role of Senior Chief Executive, Strategic Business, and Mr. Bauer resigned as our Chief Financial Officer in January 2021).
(2)The dollar amounts reported in column (b) are the amounts of total compensation reported, without adjustment, for Mr. Liang for each corresponding fiscal year in the “Total” column of the Summary Compensation Table. See “Executive Compensation - Fiscal Year 2025 Summary Compensation Table” for FY2025, FY2024, FY2023, and FY2022 information and “Executive Compensation - Fiscal Year 2023 Summary Compensation Table” of the proxy statement filed with the SEC on December 8, 2023 for FY2021 information.
(3)The dollar amounts reported in column (c) and (e) represent the amount of “Compensation Actually Paid” (otherwise known as CAP), as computed in accordance with SEC rules. The following table details how Compensation Actually Paid was determined:

	FY2025		FY2024		FY2023		FY2022		FY2021
	PEO ($)	Average for Non-PEO NEO ($)	PEO ($)	Average for Non-PEO NEO ($)	PEO ($)	Average for Non-PEO NEO ($)	PEO ($)	Average for Non-PEO NEO ($)	PEO ($)	Average for Non-PEO NEO ($)
Summary Compensation Table ("SCT") Total	$442	$1,723,455	$28,095,227	$5,407,088	$1	$1,296,195	$1	$1,227,705	$18,098,671	$738,978
Pension Benefits Changes	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
- Grant Date Fair Value of Stock Awards from SCT	$—	$880,521	$—	$(2,031,800)	$—	$(558,490)	$—	$(179,019)	$—	$(144,471)
- Grant Date Fair Value of Option Awards from SCT	$—	$170,305	$(28,094,976)	$(2,626,330)	$—	$(89,938)	$—	$(390,902)	$(11,616,000)	$(236,357)
+ Covered Year-End Fair Value of Equity Awards Granted in the Covered Year and Unvested as of Covered Year End	$—	$1,409,314	$303,930,000	$6,212,734	$—	$1,619,698	$—	$350,690	$13,996,642	$154,836
+/- Change in Fair Value (From Prior Year-End to Covered Year-End) of Covered Year-End Outstanding and Unvested Awards Granted in Prior Covered Years	$(30,850,000)	$(2,795,635)	$—	$4,082,102	$78,971,740	$2,496,442	$3,672,047	$28,175	$—	$73,604
+/- Change in Fair Value (From Prior Year-End to Vesting Date) of Awards Granted in Prior Covered Years and Vested in Covered Year	$(159,488,806)	$(2,703,980)	$105,492,813	$2,897,653	$13,151,912	$455,744	$—	$40,173	$9,839	$99,189
+ Vesting Date Fair Value of Awards Granted in Covered Year and Vested in Covered Year	$—	$—	$—	$1,728,065	$—	$215,395	$—	$—	$—	$28,287
- Prior Covered Year-End Fair Value of Awards Forfeited During Covered Year	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
+ Value of Dividend Equivalents Not Already Included in Covered Year CAP	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Compensation Actually Paid	$(190,338,364)	$(3,417,671)	$409,423,064	$15,669,511	$92,123,653	$5,435,046	$3,672,048	$1,076,822	$20,489,151	$714,065

(4)The dollar amounts reported in column (d) are the average amounts of total compensation reported, without adjustment, for the Non-PEO NEOs for each corresponding fiscal year in the “Total” column of the Summary Compensation Table. See “Executive Compensation - Fiscal Year 2025 Summary Compensation Table” and our Summary Compensation Tables for fiscal years 2025, 2024, 2023, and 2022, respectively, of this Proxy Statement and the “Executive Compensation - Fiscal Year 2023 Summary Compensation Table” for fiscal year 2021 of the proxy statement filed with the SEC on December 8, 2023.
(5)Our total shareholder return (“TSR”) for each Covered Year is determined based on the value of an initial fixed investment of $100 immediately prior to the start of FY2021, including the reinvestment of any dividends. We have not paid any dividends since the start of fiscal year 2021.
(6)The peer group used to calculate peer group TSR in the PVP Table is the Nasdaq Computer Index. TSR is based on the value of an initial fixed investment of $100 immediately prior to the start of fiscal year 2021, including the re-investment of any dividends.
(7)These net income results were calculated in accordance with U.S. GAAP.
(8)For purposes of this PVP Table, our Revenue results represent our total revenue for the prior four fiscal quarters during each fiscal year and were calculated substantially as described above in our Compensation Discussion and Analysis, including how such measure is calculated from our audited financial statements. See “Executive Compensation - Compensation Discussion and Analysis - Fiscal Year 2025 CEO Compensation - Discussion and Analysis of 2021 CEO Performance Award” and “Executive Compensation - Compensation Discussion and Analysis - Fiscal Year 2025 CEO Compensation - Discussion and Analysis of 2024 CEO Performance Award” for more information on the applicable calculations.

Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results

The following charts provide, across the Covered Years, a description of the relationships between PEO CAP and average Non-PEO NEO CAP and (1) our cumulative TSR and the cumulative TSR for the peer group reflected in the PVP Table above, as well as (2) the financial performance measures results set forth in columns (h) and (i) of the PVP Table above.

2025 Tabular List

In our assessment, the following table lists the most important financial performance measures our company used to link CAP, as determined in accordance with SEC rules, to the NEOs to our company’s performance in FY2025. The way these measures determine (or help determine) the amounts of incentive compensation paid to our NEOs is described in the “Executive Compensation - Compensation Discussion and Analysis (“CD&A”)” section above. These measures are not ranked.

Revenue Growth
Stock Price
Slow Moving & Excess and Obsolete Inventory(1)
Long-Term Investors
Top 3000 Customer Growth
Top 300 Customer Growth

(1)As discussed above in “Executive Compensation - Compensation Discussion and Analysis (“CD&A”) - FY2025 Performance Program for Other NEOs - Performance Incentive Award,” the performance measure for this metric was determined to be zero in connection with determining compensation.

DIRECTOR COMPENSATION

2025 Director Compensation

Under our director compensation policy, we reimburse non-employee directors for reasonable expenses in connection with attendance at Board and committee meetings. Each of Charles Liang, Sara Liu and Yih-Shyan (Wally) Liaw, who are employees and also serve as directors, do not receive any additional compensation from us specifically for their service as directors.

In August 2023, the Board adopted an updated director compensation policy which applied for fiscal year 2025. Under such policy, for their service during a fiscal year, non-employee directors receive an annual retainer of $60,000, payable quarterly in cash. In addition, the chairperson of the Audit Committee receives an additional annual retainer of $30,000 and the chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee receives an additional annual retainer of $20,000 and $15,000, respectively, in each case payable quarterly in cash. Each director serving in a non-chairperson capacity on the Audit Committee receives an additional annual retainer of $15,000, each director serving in a non-chairperson capacity on the Compensation Committee receives an additional annual retainer of $10,000 and each director serving in a non-chairperson capacity on the Nominating and Corporate Governance Committee receives an additional annual retainer of $7,500, in each case payable quarterly in cash. Finally, non-employee directors were entitled to $2,000 per meeting for each meeting attended in excess of (1) the regular meetings of the Board and (2) up to 10 additional meetings beyond such regular meetings (the “Excess Meeting Fee”), provided that notice of the meeting was properly given, a quorum was present, and the meeting was recorded (“Excess Meetings”). For purposes of calculating the respective Excess Meeting Fee payouts, non-employee directors only receive credit for one Excess Meeting per day. Based on this calculation method, during fiscal year 2025, Mr. Fairfax attended 77 Excess Meetings, Ms. Giordano attended 20 Excess Meetings, Mr. Liu attended 80 Excess Meetings, Mr. Tuan attended 32 Excess meetings, Ms. Lin attended 72 Excess Meetings, Mr. Angel attended 8 Excess Meetings, and Mr. Blair attended 76 Excess Meetings. Mr. Fairfax did not stand for reelection to the Board at the Annual Meeting of Shareholders held on June 4, 2025, on which date his service as a director ended.

In addition, for their service during a fiscal year, non-employee directors also receive an annual equity grant with a value equal to $255,000 (the “Award Value”), with the ultimate number of equity awards granted based on the sixty-trading day average stock price immediately prior to the date of grant (the “Grant Date Stock Price”). Prior to the grant date of such award, non-employee directors during an open trading window period may elect (the “Election”) to receive such equity awards in the form of RSUs (the “RSU Election Percentage”) or stock options (the “Option Election Percentage”). Directors may choose to receive the award value as 100% RSUs, 50% RSUs and 50% options, or 100% options.

•In the event of an RSU election, the number of RSUs to be granted is determined by multiplying the Award Value by the RSU Election Percentage, then dividing that amount by the Grant Date Stock Price (with such quotient rounded down), and such RSUs have a vesting date of the last day of the fiscal year for which service was provided; provided, however, that in the event service by such director shall end prior to such date, a pro rata number of such RSUs vest based upon the length of service from the first day on which service commenced in such fiscal year until the last day of service by such director in such fiscal year.

•In the event of an option election, the number of stock options to be granted is determined by multiplying the Award Value by the Option Election Percentage, then dividing that amount by the Black-Scholes value of the award calculated based on the closing stock price on the day of grant (with such quotient rounded down). The exercise price of such stock options is the closing stock price on the day of grant, the stock options shall have a vesting date of the last day of the fiscal year for which service was provided, and the term of the stock options awarded is five years from the date of grant; provided, however, that in the event service by such director ends prior to such date, (i) a pro rata number of such stock options vest based upon the length of service from the first day on which service commenced in such fiscal year until the last day of service by such director in such fiscal year and (ii) vested stock options remain exercisable at any time prior to the expiration of one year after the date of termination of service (but in any event no later than the expiration date of such stock options).

Non-employee directors who have not made any Election are deemed to have elected an RSU Election Percentage of 100%. In addition, newly appointed non-employee directors receive their initial equity award in the form of RSUs based upon an RSU Election Percentage of 100%. Once a non-employee director has made an Election, such Election is deemed to apply to all future equity grants unless such director has notified us during an open trading window period of a different Election.

In addition, following the appointment of a lead independent director in December 2023, the Board also adopted a compensation policy for lead independent director service. Under such policy, for their service as lead independent director, such director receives an annual retainer of $55,000 (the “Annual Retainer”) for their one-year term of office. Such director may elect to receive such amount (i) in the form of cash, payable in quarterly installments and prorated for any partial period (a “Cash Election”), (ii) 100% RSUs, (iii) 50% RSUs and 50% options, or (iv) 100% options (each of (ii), (iii) and (iv), an “Equity Election”).

In the event the lead independent director makes an Equity Election (instead of a Cash Election), the ultimate number of equity awards granted for the Annual Retainer will be based on the sixty-trading day average stock price immediately prior to the date of grant (the “LID Grant Date” and the “LID Grant Date Stock Price,” as the case may be).

The LID Grant Date is the date our trading window next opens following the date the lead independent director informs us that he/she desires to make an Equity Election, or as soon as reasonably practical after such date, provided the trading window is open.

•In the event of an RSU election, the number of RSUs to be granted is determined by multiplying the Annual Retainer by the RSU election percentage, then dividing that amount by the LID Grant Date Stock Price (with such quotient rounded down), and such RSUs have a vesting date of the last day of the one-year term of such lead independent director; provided, however, that in the event service by such lead independent director shall end prior to such date, a pro rata number of such RSUs vest based upon the length of service from the first day on which service as lead independent director commenced until the last day of service by such director as lead independent director.

•In the event of an option election, the number of stock options to be granted is determined by multiplying the Annual Retainer by the option election percentage, then dividing that amount by the Black-Scholes value of the award calculated based on the closing stock price on the day of grant (with such quotient rounded down). The exercise price of such stock options is the closing stock price on the LID Grant Date, the stock options have a vesting date of the last day of the one-year term of such lead independent director, and the term of the stock options awarded is five years from the date of grant; provided, however, that in the event service by such lead independent director ends prior to such date, (i) a pro rata number of such stock options vest based upon the length of service from the first day on which service as lead independent director commenced until the last day of service by such director as lead independent director and (ii) vested stock options remain exercisable at any time prior to the expiration of one year after the date of termination of service by such director with us (but in any event no later than the expiration date of such stock options).

The following table shows for fiscal year 2025 certain information with respect to the compensation of all our non-employee directors who served in such capacities during fiscal year 2025:

FISCAL YEAR 2025 DIRECTOR COMPENSATION(1)

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Daniel Fairfax(4)	212,695	160,768	—	—	373,463
Judy Lin	210,827	80,384	127,436	—	418,647
Robert Blair	216,375	80,384	127,436	—	424,195
Sherman Tuan	129,385	160,768	—	—	290,153
Tally Liu	240,000	112,468	154,900	—	507,368
Susan Mogensen (Susie Giordano)(5)	76,894	166,503	—	—	243,397
Scott Angel(6)	18,340	53,487	—	—	71,827

(1)This column consists of annual director fees, lead independent director fees, non-employee committee chairman fees, and other committee member fees, in each case earned for fiscal year 2025.
(2)The dollar amounts in this column represent the aggregate grant date fair values of the RSU awards granted during fiscal year 2025 calculated in accordance with ASC Topic 718. Assumptions used in the calculation of the grant date fair value amounts are included in Part II, Item 8, "Financial Statements and Supplementary Data", and Item II, Part 8, Note 11, “Stock-based Compensation and Stockholders’ Equity” to our consolidated financial statements for fiscal year 2025 included in the Annual Report. The grant of RSUs made in connection with director service to each of Mr. Fairfax, Ms. Lin, Mr. Blair, Mr. Liu, and Mr. Tuan had a grant date fair value of $50.88 per share. The grant of RSUs to Mr. Liu made in connection with lead independent director service had a grant date fair value of $42.95 per share. The grant of RSUs made in connection with director service to each of Ms. Mogensen and Mr. Angel had grant date fair value of $56.25 per share and $31.99, respectively.
(3)The dollar amounts in this column represent the aggregate grant date fair values of the Option awards granted during fiscal year 2025 calculated in accordance with ASC Topic 718. Assumptions used in the calculation of the grant date fair value amounts are included in Part II, Item 8, "Financial Statements and Supplementary Data", and Item II, Part 8, Note 11, “Stock-based Compensation and Stockholders’ Equity” to our consolidated financial statements for fiscal year 2025 included in the Annual Report. The grant of options made in connection with director service to each of Mr. Blair, Ms. Lin, and Mr. Liu had a grant date fair value of $24.74 per share. The grant of options to Mr. Liu made in connection with lead independent director service had a grant date fair value of $26.41 per share.
(4)Mr. Fairfax did not stand for reelection to the Board at the Annual Meeting of Shareholders held on June 4, 2025, on which date his service as a director ended.
(5)Susan Mogensen (Susie Giordano) was appointed to the Board on August 15, 2024.
(6)Scott Angel was appointed to the Board on March 31, 2025.

The table below sets forth the aggregate number of shares underlying stock and option awards held by our non-employee directors as of June 30, 2025.

Name	Stock Awards (1)	Option Awards
Judy Lin	—	16,550
Robert Blair	—	14,360
Sherman Tuan	—	—
Tally Liu	747	18,610
Susan Mogensen (Susie Giordano)	—	—
Scott Angel	—	—

(1)For fiscal year 2025, we made grants for non-employee director service under the 2020 Plan on August 9, 2024, to Mr. Fairfax, Ms. Lin, Mr. Blair, Mr. Liu, and Mr. Tuan serving on such date, which grants had a vesting commencement date of June 30, 2024. We also made grants to Ms. Mogensen and Mr. Angel on August 26, 2024 and May 9, 2025, respectively. All such awards granted to the non-employee directors vested on June 30, 2025. As a result, because all such awards had vested, there are no shares underlying stock awards for such persons as of June 30, 2025, except for Mr. Liu who received awards of RSUs and options on February 27, 2025 in connection with his service as lead independent director which awards vested on January 29, 2026.

EQUITY COMPENSATION PLAN INFORMATION
We currently maintain three compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These plans consist of the 2006 Equity Incentive Plan, the 2016 Equity Incentive Plan and the 2020 Plan. All three of these plans have been approved by our stockholders. We no longer grant any equity-based awards under the 2006 Equity Incentive Plan or the 2016 Equity Incentive Plan. The following table sets forth information regarding outstanding options and RSUs and shares reserved and remaining available for future issuance under the foregoing plans as of June 30, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(c)(4)
Equity compensation plans approved by security holders	55,276,780	$22.47	17,217,058
Equity compensation plans not approved by security holders	—		—
Total	55,276,780		17,217,058

(1)This number includes 34,848,133 shares subject to outstanding options and 20,428,647 shares subject to outstanding RSU awards.
(2)The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs which have no exercise price.
(3)The weighted-average remaining contractual term of our outstanding options as of June 30, 2025 was 6.99 years.
(4)All of these shares may be issued with respect to award vehicles other than just stock options or other rights to acquire shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Procedures for Approval of Related Person Transactions

Pursuant to our Audit Committee charter, the Audit Committee has the responsibility for the review and approval of any related person transactions; provided that if the matter or transaction involves employment or compensation terms for services to our company, including retention or payment provisions relating to expert services, then it is presented to the Compensation Committee. In approving or rejecting a proposed transaction, or a relationship that encompasses many similar transactions, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee approves only those transactions that, in light of known circumstances are not inconsistent with our best interests, as the Audit Committee determines in the good faith exercise of its discretion. In addition, we annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions as such term is defined by SEC rules and regulations. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Transactions with Related Parties, Promoters and Certain Control Persons

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law. In addition, our certificate of incorporation contains provisions limiting the liability of our directors and our bylaws contain provisions requiring us to indemnify our officers and directors.

Equity-Based Awards

Please see the “Grants of Plan-Based Awards” table and the “Director Compensation” table above for information on stock option and restricted stock unit grants to our directors and named executive officers in fiscal year 2025.

Employment Relationships

As of December 31, 2025 and June 30, 2025, Hung-Fan (Albert) Liu, who is a brother of Sara Liu, our Co-Founder and Senior Vice President and a director, is employed in our operations organization in San Jose, California. Mr. Liu received total compensation of $968,520 for the six months ended December 31, 2025 and $1,631,315 in fiscal year 2025. The total compensation includes equity gain of $776,442 for the six months ended December 31, 2025 and $1,260,467 for fiscal year 2025 (principally from the exercise of stock options and RSU release), in addition to salary and bonus.

As of December 31, 2025 and June 30, 2025, Shao Fen (Carly) Kao, who is a sister-in-law of Sara Liu, our Co-Founder and Senior Vice President and a director, is employed in our information systems organization in San Jose, California. Ms. Kao received total compensation of $291,921 for the six months ended December 31, 2025 and $499,437 in fiscal year 2025. The total compensation includes equity gain of $172,462 for the six months ended December 31, 2025 and $265,255 for fiscal year 2025 (principally from the RSU release), in addition to salary and bonus.

As of December 31, 2025 and June 30, 2025, Mien-Hsia (Michelle) Hung, who is a sister-in-law of Sara Liu, our Co-Founder and Senior Vice President and a director, is employed in our marketing organization in Taiwan. Ms. Hung received total compensation of $108,066 for the six months ended December 31, 2025 and $214,482 in fiscal year 2025. The total compensation includes equity gain of $59,834 for the six months ended December 31, 2025 and $103,732 for fiscal year 2025 (principally from the RSU release), in addition to salary and bonus.

As of December 31, 2025 and June 30, 2025, Sara Liu, who is Charles Liang’s spouse and is related to Mr. Liu, Ms. Kao and Ms. Hung as outlined above, is a Co-Founder, Senior Vice President, and director employed by us, and received total compensation of $759,372 for the six months ended December 31, 2025 and $1,227,385 in fiscal year 2025. The total compensation includes equity gain of $543,903 for the six months ended December 31, 2025 and $737,911 for fiscal year 2025 (principally from the RSU release), in addition to salary and bonus.

As of December 31, 2025 and June 30, 2025, Bill Liang, who is the son of Sara Liu and Charles Liang, is employed in our systems engineering organization in San Jose, California. Mr. Liang received total compensation of $151,743 for the six months ended December 31, 2025 and $186,771 in fiscal year 2025. The total compensation includes equity gain of $92,535 for the six months ended December 31, 2025 and $77,702 for fiscal year 2025 (principally from the RSU release), in addition to salary and bonus.

Mr. Yih-Shyan (Wally) Liaw was appointed to our Board as a Class II director in December 2023. Prior to his appointment as a director, he returned to our company as a consultant in May 2021, advising with respect to business development matters. In August 2022, Mr. Liaw returned to full-time employment with our company as Senior Vice President, Business Development. See “Proposal 1 – Election of Class I Directors ” of the Proxy Statement for additional information with respect to Mr. Liaw’s background. As an employee, Mr. Liaw received total compensation of $1,397,799 for the six months ended December 31, 2025 and $1,818,812 in fiscal year 2025. The total compensation includes an equity gain of $1,195,917 for the six months ended December 31, 2025 and $1,376,988 for fiscal year 2025 (principally from the RSU release), in addition to salary and bonus.

Transactions with Ablecom and Compuware

We have a variety of business relationships with Ablecom Technology, Inc (“Ablecom”) and Compuware Technology Inc (“Compuware”), both of which are Taiwan-based corporations. Ablecom’s Chief Executive Officer, Steve Liang, is the brother of Charles Liang, our President, Chief Executive Officer and Chairman of the Board. Steve Liang and his family members owned approximately 35.0% of Ablecom’s stock as of June 30, 2025. Charles Liang and his spouse, Sara Liu, an officer and director of our company, collectively owned approximately 10.5% of Ablecom’s capital stock as of June 30, 2025. Bill Liang, a brother of both Charles Liang and Steve Liang, owned approximately 1.8% of Ablecom’s stock. Bill Liang is also a member of the Board of Directors of Ablecom. In addition, a sibling of Yih-Shyan (Wally) Liaw, who is our Senior Vice President, Business Development and a director, owns approximately 11.7% of Ablecom’s capital stock.

Bill Liang and his family members owned approximately 16.0% of Compuware’s stock as of June 30, 2025. Ablecom owned approximately 15.0% of Compuware’s stock. In addition, the same sibling of Yih-Shyan (Wally) Liaw owns approximately 8.7% of Compuware’s capital stock. Bill Liang serves as the Chief Executive Officer and Chairman of the Board of Directors of Compuware, and Steve Liang is also a member of Compuware’s Board of Directors. Neither Charles Liang nor Sara Liu owns any capital stock of Compuware. We otherwise do not own any of Ablecom or Compuware’s capital stock.

We have entered into a series of agreements with Ablecom, including, but not limited to, multiple product development, production and service agreements, credit agreements, product manufacturing agreements, manufacturing services agreements and lease agreements for warehouse space.

Under these agreements, we outsource a portion of our design activities and a significant part of our server chassis manufacturing of components such as server chassis to Ablecom. With respect to design activities, Ablecom generally agrees to design certain agreed-upon products according to our specifications, and further agrees to build the tools needed to manufacture the products. We pay Ablecom for the design and engineering services, and further agree to pay Ablecom for the tooling. We retain full ownership of any intellectual property resulting from the design of these products and tooling.

Ablecom’s sales to us comprise a majority of Ablecom’s net sales. For fiscal years ended June 30, 2025, 2024, and 2023, we purchased products from Ablecom totaling $321.9 million, $269.3 million, and $167.8 million, respectively. Amounts owed to Ablecom by us as of June 30, 2025, 2024, and 2023, were $55.5 million, $98.6 million, and $35.7 million, respectively. For the fiscal years ended June 30, 2025, 2024, and 2023, we paid Ablecom $23.7 million, $16.5 million, and $12.1 million, respectively, for design services, tooling assets and miscellaneous costs.

For the six months ended December 31, 2025, we purchased products from Ablecom totaling $181.8 million. Amounts owed to Ablecom by us as of December 31, 2025 was $89.0 million. For the six months ended December 31, 2025, we paid Ablecom $5.9 million for design services, tooling assets and miscellaneous costs.

Our exposure to financial loss as a result of our involvement with Ablecom is limited to potential losses on our purchase orders in the event of an unforeseen decline in the market price and/or demand for our products such that we incur a loss on the sale or cannot sell the products. Our outstanding non-cancelable purchase orders to Ablecom were $30.6 million, $58.8 million, and $23.7 million at June 30, 2025, 2024, and 2023, respectively, representing the maximum exposure to financial loss. We do not directly or indirectly guarantee any obligations of Ablecom, or any losses that the equity holders of Ablecom may suffer.

Non-cancelable purchase orders from us to Ablecom on December 31, 2025 were $69.9 million effectively representing the exposure to financial loss.

We have appointed Compuware as a non-exclusive authorized distributor of our products in Taiwan, China, Australia, Malaysia, and U.S. The fee structure for Compuware is comparable to the fee structure offered to other sales representatives in the same geographic region.

We have also entered into a series of agreements with Compuware, including multiple product development, production and service agreements, product manufacturing agreements, and lease agreements for office space. We have credit agreements with Compuware that outline the terms and conditions governing their business dealings. Under these agreements, we outsource to Compuware a portion of our design activities and a significant part of our manufacturing of our power supplies manufacturing and an immaterial portion of other components to Compuware. With respect to design activities, Compuware generally agrees to design certain agreed-upon products according to our specifications and further agrees to build the tools needed to manufacture the products. We pay Compuware for the design and engineering services and further agree to pay Compuware for the tooling. We retain full ownership of any intellectual property resulting from the design of these products and tooling.

With respect to the manufacturing aspects of the relationship, Compuware purchases most of the materials needed to manufacture the power supplies from third parties and uses these materials to manufacture the products and then sell to us. We review and frequently negotiate with Compuware the prices of the power supplies that we purchase from Compuware. Compuware also manufactures motherboards, backplanes and other components used on our printed circuit boards. We sell to Compuware most of the components needed to manufacture the above products. Compuware uses these components to manufacture and then sells back the products to us at a purchase price equal to the price at which we sold the components to Compuware, plus a “manufacturing value added” fee and other miscellaneous material charges and costs, including overhead and labor. We frequently review and negotiate with Compuware the amount of the “manufacturing value added” fee that will be included in the price of the products we purchase from Compuware.

For fiscal years ended June 30, 2025, 2024, and 2023, we sold products to Compuware totaling $30.2 million, $46.6 million, and $36.3 million, respectively. Amounts owed to us by Compuware as of June 30, 2025, 2024, and 2023, were $13.0 million, $10.0 million, and $24.9 million, respectively. The price at which Compuware purchases the products from us is at a discount from our standard price for purchasers who purchase specified volumes from us. In exchange for this discount, Compuware assumes the responsibility of installing our products at the site of the end customer and administers first-level customer support. For the fiscal years ended June 30, 2025, 2024, and 2023, we purchased products from Compuware totaling $328.3 million, $280.8 million, and $217.0 million, respectively. Amounts we owed to Compuware as of June 30, 2025, 2024, and 2023 were $74.3 million, $66.4 million, and $53.4 million, respectively. For the fiscal years ended June 30, 2025, 2024, and 2023, we paid Compuware $3.9 million, $1.5 million, and $2.0 million, respectively, for design services, tooling assets and miscellaneous costs.

For the six months ended December 31, 2025, we sold products to Compuware totaling $10.0 million. Amounts owed to us by Compuware as of December 31, 2025 was $0.1 million. The price at which Compuware purchases the products from us is at a discount from our standard price for purchasers who purchase specified volumes from us. In exchange for this discount, Compuware assumes the responsibility of installing our products at the site of the end customer and administers first-level customer support. For the six months ended December 31, 2025, we purchased products from Compuware totaling $165.4 million. Amounts we owed to Compuware as of December 31, 2025 was $60.9 million. For the six months ended December 31, 2025, we paid Compuware $1.5 million for design services, tooling assets and miscellaneous costs.

Our exposure to financial loss as a result of our involvement with Compuware is limited to potential losses on our purchase orders in the event of an unforeseen decline in the market price and/or demand for our products such that we incur a loss on the sale or cannot sell the products. Our outstanding non-cancelable purchase orders to Compuware were $118.3 million, $93.5 million, and $46.8 million at June 30, 2025, 2024, and 2023, respectively, representing the maximum exposure to financial loss. We do not directly or indirectly guarantee any obligations of Compuware, or any losses that the equity holders of Compuware may suffer. Non-cancelable purchase orders from us to Compuware on December 31, 2025 were $206.4 million effectively representing the exposure to financial loss.

Super Micro Asia Science and Technology Park, Inc. We and Ablecom jointly established Super Micro Asia Science and Technology Park, Inc. (the “Management Company”) in Taiwan to manage the common areas shared by us and Ablecom for its separately constructed manufacturing facilities. In fiscal year 2012, each party contributed $0.2 million for a 50%

ownership interest of the Management Company. Certain affiliates of Ablecom serve as directors of the Management Company.

Transactions with Leadtek Research Inc.

In October 2023, Ablecom and Compuware acquired an approximate 30% interest in Leadtek Research Inc. (“Leadtek”), a Taiwan company specializing in providing professional graphics cards and workstation solutions (the “Leadtak Investment”). As of December 31, 2025, this interest came down to approximately 29%. Prior to the Leadtek Investment, none of our related persons had direct or indirect material interests in any transactions in which we were a participant with Leadtek. Accordingly, no prior disclosure of transactions with Leadtek was required under Item 404(a) of Regulation S-K. Commencing with the closing of the Leadtek Investment, Steve Liang and Bill Liang have served as two of the seven members of the Leadtek board of directors During the years ended 2025 and 2024, we engaged in transactions whereby we sold $0.7 million and $1.4 million of servers to Leadtek and purchased $0.5 million and $2.1 million of graphic cards from Leadtek, respectively.

We engaged in transactions whereby we sold servers worth $0.8 million to Leadtek during the six months ended December 31, 2025.

Transactions with Investment in a Corporate Venture

In October 2016, we entered into agreements pursuant to which we contributed certain technology rights in connection with an investment in a privately held company (the “Corporate Venture”) located in China to expand our presence in China. The Corporate Venture was 30% owned by us and 70% owned by another company in China. The agreement was signed in the third quarter of the fiscal year ended June 30, 2017, and the investment was accounted for using the equity method of accounting. The Corporate Venture was also a related party.

We monitor the investment for events or circumstances indicative of potential impairment and make appropriate reductions in carrying values if we determine that an impairment charge is required. As of June 30, 2025, we concluded the Corporate Venture would be divested in the fiscal year ending June 30, 2026. We performed an impairment analysis on this investment and concluded the remaining carrying value of the equity investment of $6.7 million was impaired as of June 30, 2025. On November 25, 2025, we entered into an Equity Transfer Agreement to divest our entire 30% interest in the Corporate Venture. The divestiture was completed on December 23, 2025, and, as a result, the Corporate Venture ceased to be a related party as of that date.

We sold products to the Corporate Venture totaling $11.0 million, $21.8 million, and $24.2 million in the fiscal years 2025, 2024, and 2023, respectively. Our share of intra-entity profits on the products that remained unsold by the Corporate Venture as of June 30, 2025 and June 30, 2024 was eliminated and reduced the carrying value of our investment in the Corporate Venture prior to impairment write-off. To the extent such elimination reduces the investment balance below zero, such amounts are recorded within accrued liabilities. We had less than $0.1 million and $5.1 million due from the Corporate Venture in accounts receivable, net as of June 30, 2025 and 2024, respectively.

We sold $8.1 million of products to the Corporate Venture during the six months ended December 31, 2025. Our share of intra-entity profits related to products that remained unsold by the Corporate Venture as of December 31, 2025 was eliminated and reduced the carrying value of our investment in the Corporate Venture due to prior impairment write-off. To the extent that the elimination of intra-entity profits reduces the investment balance below zero, such amounts are recorded within accrued liabilities. We had $1.5 million due from the Corporate Venture in accounts receivable, net as of December 31, 2025.

Other transactions

During the fiscal year ended June 30, 2025, we had immaterial chargebacks from Green Earth, an entity affiliated with our CEO. During the fiscal year ended June 30, 2024, we made $0.5 million in sales and purchased $0.1 million in products from Green Earth. Such sales were made at market prices and on other terms which were arm’s length.

For the six months ended December 31, 2025, we had no sales to and immaterial purchases from Green Earth Liang’s Inc. As of December 31, 2025 there was no amount due to and from Green Earth.

PROPOSAL 2

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), require that our stockholders have the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote. Because this “say-on-pay” vote is advisory, it is not binding on the Company, the Compensation Committee or the Board in any way. However, our Board and our Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we expect to consider our stockholders’ concerns, and the Compensation Committee expects to evaluate whether any actions are appropriate to address those concerns.

As described in detail under the heading “Executive Compensation-Compensation Discussion and Analysis,” our executive compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our NEOs’ interests with those of our stockholders. We are asking our stockholders to indicate their support for the compensation arrangements with our NEOs as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on our NEOs’ compensation. This advisory vote on executive compensation is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the stockholders of Super Micro Computer, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.”

This say-on-pay vote is currently scheduled to be conducted every year. The next say-on-pay vote is expected to take place at our annual meeting of stockholders following the completion of fiscal year 2026.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOREGOING RESOLUTION.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, P.C. (“BDO”) as our independent registered public accounting firm for the fiscal year ending June 30, 2026. BDO has audited the Company’s financial statements for fiscal year 2025 and fiscal year 2024.

While we are not required to do so, we are submitting the appointment of BDO to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2026, for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year for such fiscal year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of BDO are expected to be present at the Annual Meeting, have the opportunity to make a statement if they desire to do so, and are expected to be available to answer stockholder questions.

Independent Registered Public Accounting Firm Fees and Services

On November 18, 2024, the Audit Committee appointed BDO as our independent registered public accounting firm for fiscal year 2024. On March 16, 2025, the Audit Committee appointed BDO as our independent registered public accounting firm for fiscal year 2025.

On March 15, 2023, the Audit Committee appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for fiscal year 2024. On October 24, 2024, EY resigned from its position as our independent registered public accounting firm.

The Audit Committee considered the scope and fee arrangements for all services provided by BDO, taking into account whether the provision of non-audit services was compatible with maintaining the independence of the respective independent registered public accounting firm, and had pre-approved the respective services described below.

Aggregate fees shown in the table below for fiscal year 2025 and fiscal year 2024, respectively, represent fees billed or expected to be billed by our independent registered accounting firm (in thousands):

	Years Ended
	June 30, 2025	June 30, 2024
Audit Fees *	$8,084	$8,578
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$8,084	$8,578

*Audit fees consist of the aggregate fees for professional services rendered for the audit of our consolidated financial statements. Fees for our fiscal year ended June 30, 2025 also consist of the aggregate fees for the review of the condensed consolidated financial statements included in our quarterly reports and services in connection with the statutory and regulatory filings or engagements and certain costs incurred in connection with our responses to regulatory inquiries.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee determined all services performed by BDO were compatible with maintaining the independence of such firm during the period it served as our independent registered public accounting firm. The Audit Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit, audit-related and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence.

Changes in Independent Registered Public Accounting Firm

Ernst & Young LLP

As previously reported on a Current Report on Form 8-K on October 30, 2024, on October 24, 2024, EY sent the members of the Audit Committee a letter of resignation as the Company’s registered public accounting firm (the “Resignation Letter”). EY was engaged on March 15, 2023 to perform an audit for the Company’s fiscal year 2024 and did not issue any report on the Company’s financial statements or the Company’s internal control over financial reporting. EY resigned while conducting the audit for the Company’s fiscal year 2024, EY’s first audit on the Company’s behalf.

In late July 2024, EY communicated to the Audit Committee concerns about several matters relating to governance, transparency and completeness of communications to EY, and other matters pertaining to the Company’s internal control over financial reporting, and that the timely filing of the Company’s annual report was at significant risk. In response, the Board appointed the Special Committee to review these matters (the “Review”). The Special Committee engaged Cooley LLP, and forensic accounting firm Secretariat Advisors, LLC, to perform an investigation on behalf of and at the direction of the Special Committee. EY and the Board received updates with preliminary information relating to the Review.

After receiving additional information through the Review process, EY informed the Special Committee that the additional information EY received raised questions, including about whether the Company demonstrated a commitment to integrity and ethical values consistent with Principle 1 of the COSO Framework, about the ability and willingness of the Audit Committee and overall Board to demonstrate and act as an oversight body that is independent of the CEO and other members of management in accordance with Principle 2 of the COSO Framework, and whether EY could rely on representations from certain members of management and from the Audit Committee. In the Resignation Letter, EY stated, in part: “we are resigning due to information that has recently come to our attention which has led us to no longer be able to rely on management's and the Audit Committee’s representations and to be unwilling to be associated with the financial statements prepared by management, and after concluding we can no longer provide the Audit Services in accordance with applicable law or professional obligations.”

Other than as described above, during fiscal years 2024 and 2023, and the subsequent interim period preceding EY’s resignation, (1) there were no “disagreements,” as defined in Item 304(a)(1)(iv) of Regulation S-K, with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to EY’s satisfaction to our knowledge would have caused it to make reference to the subject matter thereof in connection with its report, and (2) there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

On December 2, 2024, the Company issued a press release and filed a Current Report on Form 8-K announcing the completion of the Review by the Special Committee and its key findings and further announcing that the Board had adopted all the Special Committee’s recommendations. Among its findings, the Special Committee determined that EY’s resignation and the conclusions EY stated in its Resignation Letter were not supported by the facts examined in the Review, the Special Committee’s interim findings reported to EY on October 2, 2024, or the Special Committee’s final findings.

BDO USA, P.C.

On November 18, 2024, the Audit Committee approved BDO as the Company’s independent registered public accounting firm for the fiscal year 2024.

During the fiscal years ended June 30, 2024 and 2023 and the subsequent interim periods through November 18, 2024, neither the Company nor anyone on its behalf had consulted with BDO regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a “disagreement” within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

THE BOARD RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF BDO USA P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2026. PROXIES WILL BE VOTED FOR THE RATIFICATION OF THIS APPOINTMENT UNLESS OTHERWISE SPECIFIED.

PROPOSAL 4

APPROVAL OF THE FURTHER AMENDMENT AND RESTATEMENT OF THE
SUPER MICRO COMPUTER, INC. 2020 EQUITY AND INCENTIVE COMPENSATION PLAN

In this proposal, we refer to the original Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan as the “Original 2020 Plan,” we refer to the amendment and restatement of the Original 2020 Plan approved by our stockholders in May 2022, as further amended and restated in January 2024 and as further amended and restated in June 2025, as the “Current 2020 Plan,” and we refer to the proposed amendment and restatement of the Current 2020 Plan that we are asking stockholders to consider in this proposal as the “Amended Plan.” In addition, the Super Micro Computer, Inc. 2016 Equity Incentive Plan, as amended or amended and restated, and the Super Micro Computer, Inc. 2006 Equity Incentive Plan, as amended or amended and restated, are referred to as the “2016 Equity Incentive Plan” and “2006 Equity Incentive Plan,” respectively, and, together, as the “Predecessor Plans.”

Request of Stockholders

On February 25, 2026, upon recommendation by the Compensation Committee, the Board of Directors approved and adopted, subject to the approval of the Company’s stockholders at the Annual Meeting, a further amendment and restatement of the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan in the form of the Amended Plan attached to this Proxy Statement.

Stockholders previously approved the Original 2020 Plan and the Current 2020 Plan, which affords the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and authorizes a variety of award types designed to advance the interests and long-term success of the Company by encouraging stock ownership among non-employee directors of the Company and employees (including officers) and certain consultants or other service providers of the Company and its subsidiaries. You are being asked to approve the Amended Plan.

Stockholder approval of the Amended Plan would make available for awards under the Amended Plan an additional 15,000,000 shares of Common Stock, par value of $0.001 per share, of the Company (“Common Stock”), as described below and in the Amended Plan, with such amount subject to adjustment, including under the Amended Plan’s share counting rules.

Our Board and our management team believe that stockholder approval of the Amended Plan is critical to our future success. Without the additional shares of Common Stock available for award under the Amended Plan, we believe the current shares available for award under the Current 2020 Plan will be fully utilized by April 2026.
Our objective is to be the world’s leading provider of Application-Optimized Total IT Solutions leveraging our broad portfolio of platforms that are application-optimized high-performance server, storage and networking solutions. Achieving this objective requires continuous innovation and enhancement of our Total IT Solutions portfolio with better price-performance and architectural advantages over prior generation of our products and competing solutions.

Additionally, the growing use of artificial intelligence (“AI”), which requires advanced data center infrastructure and enhanced computing capabilities, has significantly increased demand for our products. We expect this trend to continue, with ongoing datacenter expansion driven by the AI-related workloads and infrastructure needs. In response, we will continue to enhance our product capabilities and expand our service offerings, including Data Center Building Block Solutions, to address the growing demands in the AI-driven and data center markets. Through our strategy, we aim to maintain and strengthen our competitive position across key product areas while pursuing attractive long-term growth opportunities.

We are committed to expanding our global manufacturing capacity and logistics operations across the United States, Taiwan, and the Netherlands, and have further increased our manufacturing capacity with our new facility in Malaysia. This strategic expansion enhances our ability to serve customers more efficiently while reducing overall manufacturing costs.

We operate in a highly competitive labor market, both in Silicon Valley and in our other locations worldwide. Equity compensation is a standard and expected component of total compensation for highly skilled employees, and the ability to offer meaningful equity awards is essential to attract and retain top talent. The substantial majority of our competitors for talent include equity awards as part of their compensation packages.

Our continued success depends significantly on our ability to attract, motivate, and retain high-caliber employees. Historically, we have used a combination of options and full-value awards to recruit and retain talented employees and to align their interests with the interests of our long-term stockholders.

The Company believes the following performance highlights and grant practice highlights (as well as the additional performance highlights and grant practice highlights discussed below under “New Plan Benefits”) (together the “Performance Highlights” and the “Grant Practice Highlights,” respectively) help to demonstrate the effective implementation of the Company’s equity plan philosophy, as well as the appropriate and judicious use of equity incentives:

•Between fiscal year 2024 (“FY2024”) and fiscal year 2025 (“FY2025”), the Company’s revenues increased from $14,989.3 million to $21,972.0 million, up 46.6%.

•Between FY2024 and FY2025, the number of full-time employees increased approximately 10.2% from 5,684 employees to 6,265 employees..

•From June 4, 2025 (the date stockholders last approved the Current 2020 Plan) to January 31, 2026: :

◦an aggregate of 3,580 unique persons received awards under the Current 2020 Plan; and

◦approximately 99% of the aggregate shares issued as awards during that period were made to persons who were not NEOs or directors of the Company.

As of January 31, 2026, we employed 6,774 employees. We believe that awards granted under the Current 2020 Plan have helped attract new employees and keep existing employees focused on their individual contributions to the Company’s long-term performance, and contributed to the achievement of the Performance Highlights. Stockholders have realized stockholder value as a result of the Performance Highlights and Grant Practice Highlights described above.

If the Amended Plan is not approved, we may be forced to significantly increase the cash component of compensation for employees and directors once the remaining shares under the Current 2020 Plan are exhausted. This could create a misalignment between compensation structures and the investment interests of our stockholders. Replacing equity awards with cash also would increase the cash required for operations, cash that could alternatively be better allocated elsewhere such as working capital to support business growth.

Without the ability to use stock-based awards, we would face a significant competitive disadvantage in recruiting and retaining our employees, officers, and directors as the cash component of our compensation plans are moderate based on benchmarks we use. Failing to recruit, motivate and retain high-quality employees, officers, and directors could hinder our ability to execute our business strategy, potentially harming our business operations and negatively affecting stockholder value.

The Board recommends that you vote to approve the Amended Plan. If the Amended Plan is approved by stockholders at the Annual Meeting, it will be effective as of the day of the Annual Meeting, and future grants will be made on or after such date under the Amended Plan. If the Amended Plan is not approved by our stockholders, then it will not become effective, no awards will be granted under the Amended Plan, and the Current 2020 Plan will continue in accordance with its terms as previously approved by our stockholders.

The actual text of the Amended Plan is attached to this Proxy Statement as Appendix A. The following description of the Amended Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A. We note that share amounts set forth in both this proposal and the text of the Amended Plan reflect the impact of our adoption of a 10-for-1 stock split on September 30, 2024, including on the Original 2020 Plan and the Current 2020 Plan.

Equity Plan Philosophy

Equity incentive awards are an important part of our compensation policy. The Amended Plan continues to authorize the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, Common Stock, for the purpose of providing incentives and rewards for service and/or performance to our non-employee directors, officers and other employees of the Company and its subsidiaries, and certain consultants and other service providers to the Company and its subsidiaries. Some of the key features of the Amended Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Amended Plan is critical to achieving this success. We believe that equity-based awards are highly valued by Company employees, and these awards help keep employees focused on their individual contributions to the Company’s long-term performance. We would be at a severe competitive disadvantage if we could not use stock-based awards to recruit and compensate our employees and directors. The use of Common Stock as part of our compensation program is important because equity-based awards are an essential component of our compensation program for key employees, as they help link compensation with long-term stockholder value creation and reward participants based on service and/or performance.

In June 2020, the Company’s stockholders approved 50,000,000 shares of Common Stock to be used for awards under the Original 2020 Plan. Subsequently, in May 2022, January 2024 and June 2025, the Company’s stockholders approved increases of 20,000,000, 15,000,000 and 18,000,000 additional shares, respectively, to the available share pool, which could be used for awards under the Current 2020 Plan. Under the share counting rules of both the Original 2020 Plan and the Current 2020 Plan, an additional 14,227,703 shares have been subsequently added to the available shares under the Current 2020 Plan (due to forfeitures or unearned shares under the Original 2020 Plan, 2016 Equity Incentive Plan and the 2006 Equity Incentive Plan). As of January 31, 2026, 7,550,020 shares of Common Stock remained available for awards under the Current 2020 Plan (which amounts included the impact of the additional 14,227,703 shares mentioned in the prior sentence).

The Board is very sensitive to the costs associated with equity compensation and the potential for equity compensation awards to dilute stockholders’ equity. We believe that we have demonstrated a commitment to sound equity compensation practices in recent years and since prior stockholder approval of the Current 2020 Plan, as demonstrated through the Grant Practice Highlights discussed below. We recognize that equity compensation awards dilute stockholders’ equity, so we have carefully managed our equity incentive compensation in efforts to maximize stockholder value. Our equity compensation practices are intended to be competitive and consistent with market practices and have been increasingly performance based. We believe our historical share usage has been responsible and mindful of stockholder interests, as described above and below.

In evaluating this proposal, stockholders should consider all of the information in this proposal.

Material Changes in the Amended Plan

The Amended Plan (1) increases the number of shares of Common Stock available for awards under the Current 2020 Plan by 15,000,000 shares, (2) correspondingly increases the limit on shares that may be issued or transferred upon the exercise of incentive stock options granted under the Current 2020 Plan, during its duration (as described below), by 15,000,000 shares of Common Stock, (3) extends the term of the Amended Plan until the tenth anniversary of the date of stockholder approval of the Amended Plan, and (4) clarifies that the Committee may determine the method of tax withholding with respect to each award under the Amended Plan. The Amended Plan also makes certain other conforming, clarifying or non-substantive changes to the terms of the Current 2020 Plan to implement the Amended Plan .

Amended Plan Highlights

Reasonable Amended Plan limits

Generally, awards under the Amended Plan are limited to 118,000,000 shares of Common Stock (an aggregate of 103,000,000 shares that were originally approved by stockholders at the prior June 5, 2020, May 18, 2022, January 22, 2024, and June 4, 2025 annual meetings of stockholders, and 15,000,000 shares that are newly provided for and requested under the Amended Plan), plus Common Stock subject to any forfeitures (or similar events) that occur under the Predecessor Plans or the Original 2020 Plan, Current 2020 Plan or Amended Plan after June 5, 2020. Regarding this share pool, as of January 31, 2026, 14,227,703 additional shares of Common Stock have become available under the Current 2020 Plan as a result of forfeitures (or similar events) as described above.

The Amended Plan also provides the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of incentive stock options (as defined below) will not exceed 118,000,000 shares of Common Stock.

These limits remain subject to the adjustment provisions and the applicable Common Stock counting provisions of the Amended Plan, as further described in the Amended Plan document.

Limited share recycling provisions

Subject to certain exceptions described in the Amended Plan, if any award granted under the Amended Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, will again be available under the Amended Plan. Additionally, if after June 5, 2020, any Common Stock subject to an award granted under the Predecessor Plans or the Original 2020 Plan or the Current 2020 Plan is forfeited, or an award granted under the Predecessor Plans or the Original 2020 Plan or the Current 2020 Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the Amended Plan. The following Common Stock will not be added (or added back, as applicable) to the aggregate share limit under the Amended Plan: (1) Common Stock withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the Original 2020 Plan, the Current 2020 Plan or the Amended Plan; and (2) Common Stock reacquired by us on the open market or otherwise using cash proceeds from the exercise of stock options granted under the Original 2020 Plan, the Current 2020 Plan or the Amended Plan. Further, Common Stock covered by share-settled SARs that are exercised and settled in shares, but that is not actually issued to the participant upon exercise, will not be added (or added back, as applicable) to the aggregate number of shares available under the Amended Plan. In addition, Common Stock withheld by us, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate share limit under the Amended Plan. If a participant elects to give up the right to receive compensation in exchange for Common Stock based on fair market value, such Common Stock will not count against the aggregate number of shares available under the Amended Plan.

No repricing without stockholder approval

Outside of certain corporate transactions or adjustment events described in the Amended Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, and “underwater” stock options or SARs cannot be cancelled in exchange for cash or replaced with other awards with a lower exercise or base price, without stockholder approval under the Amended Plan.

Change in control definition

The Amended Plan includes a non-liberal definition of “change in control,” which is described below.

Exercise or base price limitation

The Amended Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the Amended Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a share of Common Stock on the date of grant.

No minimum vesting periods

The Amended Plan does not provide for any minimum vesting periods.

Dilution and Historical Share Usage

The following includes aggregated information regarding our view of the overhang and dilution associated with the Predecessor Plans, Original 2020 Plan, and Current 2020 Plan, and the potential dilution associated with the Amended Plan, on an actual share (as opposed to fungible share) basis. This information is as of January 31, 2026 (unless otherwise indicated). As of that date, there were approximately 598,989,428 shares of Common Stock issued and outstanding.

Shares of Common Stock subject to outstanding awards and available for future awards under the Predecessor Plans and Original 2020 Plan and Current 2020 Plan:

•Total number of shares of Common Stock under the Predecessor Plans, Original 2020 Plan, and Current 2020 Plan subject to outstanding full-value awards (including restricted stock units and performance-based restricted stock units based on maximum performance): 22,316,206 shares (approximately 3.7% of our outstanding Common Stock).
•Total number of shares of Common Stock under the Predecessor Plans, Original 2020 Plan, and Current 2020 Plan subject to outstanding stock options: 36,225,769 shares (approximately 6.0% of our outstanding Common Stock) (outstanding stock options have a weighted average exercise price of $25.04 and a weighted average remaining term of 2.7 years).

•Total number of shares of Common Stock remaining in the share pool under the Current 2020 Plan: 7,550,020 (1.3% of our outstanding Common Stock).
•In summary, the total number of shares of Common Stock subject to outstanding awards (58,541,975 shares), plus the total number of shares of Common Stock remaining in the share pool under the Current 2020 Plan as described above (66,091,995 shares), represents a current overhang percentage of approximately 11.0% (in other words, the potential dilution of our stockholders represented by the Predecessor Plans, Original 2020 Plan, and Current 2020 Plan).

Proposed shares of Common Stock available for awards under the Amended Plan:

•15,000,000 new shares (approximately 2.5% of our outstanding Common Stock, which percentage reflects the simple dilution of our stockholders that would occur if the Amended Plan is approved), subject to adjustment, including under the share counting rules of the Amended Plan.
•The total number of shares of Common Stock subject to outstanding awards as of January 31, 2026, plus the total number of shares of Common Stock available for future awards under the Current 2020 Plan (66,091,995 shares), plus the proposed additional shares of Common Stock available for future awards under the Amended Plan (15,000,000 shares), represent a total overhang of 81,091,995 shares, or 13.5% under the Amended Plan.

Based on the closing price on the Nasdaq Stock Market for our Common Stock on January 31, 2026 of $29.11 per share, the aggregate market value as of January 31, 2026 of the new 15,000,000 shares of Common Stock requested under the Amended Plan was approximately $436.7 million.

In fiscal years 2023, 2024, and 2025, we granted awards (including incentive stock options, non-statutory stock options, restricted stock units and performance-based restricted stock units) under the Original 2020 Plan and Current 2020 Plan, as applicable, covering an actual amount of 22,613,070 shares, 23,402,820 shares, and 15,923,599, respectively. Based on our basic weighted average shares of Common Stock outstanding for those three fiscal years of 529,248,602, 555,878,354, and 593,665,114, respectively, our average burn rate for the three-year period from fiscal year 2023 to fiscal year 2025, excluding forfeitures, was 3.7%. Our individual years’ burn rates on this basis were 4.3% for fiscal year 2023, 4.2% for fiscal year 2024, and 2.7% for fiscal year 2025.

Excluding the 2023 CEO Performance Award granted in November 2023, our average burn rate for the three-year period from fiscal year 2023 to fiscal year 2025, excluding forfeitures, was 3.4%. Our individual years’ burn rates on this basis (excluding the 2023 CEO Performance Award granted in November 2023) were 4.3% for fiscal year 2023, 3.3% for fiscal year 2024, and 2.7% for fiscal year 2025).

In determining the number of shares to request for approval under the Amended Plan, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent and expected share usage, historical share price volatility, competition, opportunity cost of more strictly limited equity awards and criteria expected to be utilized by institutional proxy advisory firms and influential investors in evaluating our proposal for the Amended Plan.

If the Amended Plan is approved, we intend to utilize the shares authorized under the Amended Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the Amended Plan will last for approximately one year, including based on our historic grant rates, new hiring, the approximate current share price, and our intention to adjust grant rates based upon our stock price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the Amended Plan to determine the number and amount of awards to be granted under the Amended Plan, subject to the terms of the Amended Plan. Future benefits that may be received by participants under the Amended Plan are subject to a number of factors that are not determinable at this time.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Amended Plan because the grant and actual settlement of awards under the Amended Plan are subject to the discretion of the plan administrator.

For (i) each of our NEOs, (ii) our executive officers, as a group, (iii) our directors who are not executive officers, as a group, (iv )our directors who are executive officers, as a group, and (v) all of our employees who are not executive officers, as a group, the following table sets forth the following information: (A) the aggregate number of shares subject to stock options granted under the Current 2020 Plan during FY2025, (B) the average per share exercise price of such options, (C) the aggregate number of RSUs and PRSUs granted under the Current 2020 Plan during FY2025, and (D) the dollar value of such RSUs and PRSUs.

Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan (as amended and restated)

Name of Individual or Group	Number of Shares Subject to Options Granted	Average Per Share Exercise Price of Options Granted	Number of Shares Subject to RSUs and PRSUs Granted	Dollar Value of Shares Subject to RSUs and PSUs Granted ($)(1)
Charles Liang
President, Chief Executive Officer and Chairman of the Board	—	—	—	—
David Weigand
Senior Vice President, Chief Financial Officer and Chief Compliance Officer	—	—	24,964	943,764
Don Clegg
Senior Vice President, Worldwide Sales	—	—	13,542	522,349
George Kao(2)
Former Senior Vice President	32,629	$24.52	22,095	754,512
All executive officers, as a group(3)	36,428	$45.32	61,737	2,435,164
All directors who are not executive officers, as a group	16,490	$33.31	13,279	653,994
All directors who are executive officers, as a group(4)	30,175	$24.52	28,992	1,002,366
All employees who are not executive officers, as a group	5,186,623	$41.75	10,491,991	429,662,213

(1)Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718.
(2)Mr. Kao retired on December 31, 2025.
(3)Includes grants made to Jin Xiao (Tom Xiao) who has been an executive officer since January 2026. Under the Original 2020 Plan and Current 2020 Plan, Mr. Xiao received 36,428 stock options and 23,231 RSUs in Fiscal Year 2025. Excludes grants made to George Kao who retired on December 31, 2025.
(4)Includes Mr. Charles Liang, Ms. Sara Liu who is the spouse of Mr. Charles Liang, and Mr. Wally Liaw.

The Company notes the following Grant Practice Highlights with respect to its equity grant practices between stockholders’ last approval of the Current 2020 Plan on June 4, 2025 and January 31, 2026 (the “Period”) to provide additional context with respect to this proposal to approve the Amended Plan and increase the number of shares of Common Stock available for award thereunder:

•An aggregate of 13,829,746 shares had been issued as awards (excluding forfeitures);
•The Company’s Non-CEO NEOs received an aggregate of 61,626 shares as awards, representing approximately only 0.4% of the shares issued as awards during the Period;
•Approximately 14.3% of the shares issued as awards to the Company’s Non-CEO NEOs were performance-based subject to satisfaction of performance conditions and vest in tranches over a period of time that spans multiple years;
•An aggregate of 3,580 unique persons received awards, and approximately 74.8% of the aggregate shares issued as awards were made to persons who had job titles of general manager (lower level) or below. These highlights demonstrate the breadth of distribution of equity incentives across the enterprise, and the belief that the Company’s success depends upon contributions at all levels. Equity awards are not limited to only executive level personnel.

The Company believes the Performance Highlights and Grant Practice Highlights described in this proposal help to demonstrate the effective implementation of the Company’s equity plan philosophy, as well as the appropriate and judicious use of equity incentives. Stockholder value has been created since the adoption of the Current 2020 Plan.

In connection with the last amendment of the Current 2020 Plan in June 2025, the Company had indicated in its Proxy Statement filed with the SEC on April 24, 2025 that it anticipated that the 18,000,000 additional shares requested in connection with the approval of the Current 2020 Plan would last for approximately one year, based on historic grant rates, new hiring and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or the share price changed materially. Inclusive of forfeitures, the Company issued approximately 12,123,306 shares as awards under the Current 2020 Plan between the date stockholders last approved the Current 2020 Plan (June 4, 2025) and January 31, 2026 by which time the Compensation Committee had substantially completed the grant of equity awards under the Current 2020 Plan related to FY2024 and FY2025 performance. Between June 4, 2025 and January 31, 2026, 13,829,746 shares were issued as awards, which accounts for less than the anticipated approximately one-year period indicated in the Proxy Statement filed with the SEC on April 24, 2025, but (as noted in such proxy statement) various factors could have, and in actual practice did, affect the period of time anticipated. Between June 30, 2024 and June 30, 2025, the number of full-time employees increased approximately 10.2% from 5,684 employees to 6,265 employees. The contributions from such increase in the number of full-time employees, together with the contributions of our previously hired employees, helped to support the Performance Highlights discussed above, which included the 46.6% increase in revenues between FY2024 and FY2025.

In summary, we reiterate that we believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors, and that the ability to provide equity-based and incentive-based awards under the Amended Plan is critical to achieving this success. We believe that these awards which have been granted under the Current 2020 Plan have helped keep employees focused on their individual contributions to the Company’s long-term performance, and contributed to the achievement of the Performance Highlights. We also believe that the Company would be at a severe competitive disadvantage if we could not use stock-based awards to continue to recruit and compensate our employees and directors. An inability to retain and motivate our high-quality employees and directors presents risks that we may not be able to implement our business strategy, slow our growth and could seriously harm our business, which could adversely affect stockholder value.

Summary of Other Material Terms of the Amended Plan

Administration

The Amended Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the Amended Plan; provided, however, that notwithstanding anything in the Amended Plan to the contrary, the Board may grant awards under the Amended Plan to non-employee directors, non-employee consultants, and administer the Amended Plan with respect to such awards. References to the “Committee” in this proposal generally refer to the Compensation Committee or such other committee designated by the Board, or the Board, as applicable. The Committee may from time to time delegate all or any part of its authority under the Amended Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the Amended Plan, or of any agreement, notification or document evidencing the grant of awards under the Amended Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors, such administrative duties or powers as it deems advisable, and the Committee, the subcommittee, or any other such person to whom duties or powers have been delegated, may employ persons to render advice with respect to a responsibility of the Committee, subcommittee, or other such person. In addition, to the extent permitted by applicable law and in compliance with legal requirements, the Committee may by resolution, subject to certain restrictions set forth in the Amended Plan, authorize one or more officers of the Company to authorize the granting under the Amended Plan on the same basis as the Committee. The Committee may not, however, delegate such responsibilities to officers for awards granted to such officers or certain other officers or non-employee directors who are subject to the reporting requirements of Section 16 of the Exchange Act. The Committee is authorized to take appropriate action under the Amended Plan subject to the express limitations contained in the Amended Plan.

Eligibility

Any person who is selected by the Committee to receive benefits under the Amended Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the Amended Plan. In addition, non-employee directors of the Company and certain persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), may also be selected by the Committee to participate in the Amended Plan. As of January 31, 2026, there were approximately 6,774 employees of the Company and its subsidiaries, 114 consultants to the Company and its subsidiaries and 6 non-employee directors of the Company, which persons would be eligible to participate in the Amended Plan. The basis for participation in the Amended Plan by eligible persons is the selection of such persons for participation by the Committee (or its proper delegate) in its discretion.

Shares available for awards under the Amended Plan

Subject to adjustment as described in the Amended Plan and the Amended Plan share counting rules, the number of shares of Common Stock available under the Amended Plan for awards of:

•stock options or SARs;
•restricted stock;
•RSUs;
•performance shares or performance units;
•other stock-based awards under the Amended Plan; or
•dividend equivalents;

will not exceed, in the aggregate, 118,000,000 shares of Common Stock (consisting of 50,000,000 shares that were originally approved by stockholders at the June 5, 2020 annual meeting of stockholders, 20,000,000 additional shares that were approved by stockholders at the May 18, 2022 annual meeting of stockholders, 15,000,000 additional shares that were approved by stockholders at the January 22, 2024 annual meeting of stockholders, 18,000,000 additional shares that were approved by stockholders at the June 4, 2025 annual meeting of stockholders, and 15,000,000 shares that will be newly provided for under the Amended Plan), plus, as of June 5, 2020, the total number of shares of Common Stock remaining available for awards under the 2016 Equity Incentive Plan as of the effective date of the Original 2020 Plan (zero), plus Common Stock that becomes available under the Amended Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of Amended Plan awards and Current 2020 Plan awards (or, as described, awards under the Predecessor Plans), after June 5, 2020.

Share counting

Generally, the aggregate number of shares of Common Stock available under the Amended Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under the Amended Plan.

Non-employee director compensation limit

Under the Amended Plan, non-employee directors will be subject to a calendar year limit on compensation for such service equal to an aggregate maximum value of $700,000 per director (measured at the date of grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes).

Types of awards under the Amended Plan

Pursuant to the Amended Plan, the Company may grant cash awards and stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code), SARs, restricted stock, RSUs, performance shares, performance units, and certain other awards based on or related to our Common Stock.

Generally, each grant of an award under the Amended Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the Amended Plan. A brief description of the types of awards which may be granted under the Amended Plan is set forth below.

Stock options

A stock option is a right to purchase Common Stock upon exercise of the stock option. Stock options granted to an employee under the Amended Plan may consist of either an incentive stock option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive stock options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, stock options must have an exercise price per share of Common Stock that is not less than the fair market value of a share of Common Stock on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will become exercisable. Stock options may provide for continued vesting or the earlier exercise of the stock options, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of Common Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the Amended Plan may not provide for dividends or dividend equivalents.

SARs

The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the fair market value of a share of Common Stock on the date of exercise.

Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the Company or any subsidiary that is necessary before the SARs or installments of such SARs will become exercisable. SARs may provide for continued vesting or earlier exercise, including in the case of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, Common Stock or any combination of the two.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a share of Common Stock on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a SAR. SARs granted under the Amended Plan may not provide for dividends or dividend equivalents.

Restricted Stock

Restricted stock constitutes an immediate transfer of the ownership of Common Stock to the participant in consideration of the performance of services, entitling such participant to voting, dividend and other ownership rights (subject in particular to certain dividend provisions in the Amended Plan, as described below), subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.

Any grant of restricted stock may specify management objectives regarding the vesting of the restricted stock. Any grant of restricted stock may require that any and all dividends or other distributions paid on restricted stock that remains subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock, but any such dividends or other distributions on restricted stock must be deferred until, and paid contingent upon, the vesting of such restricted stock. Any grant of restricted stock may provide for continued vesting or the earlier vesting of such restricted stock, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Each grant of restricted stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the Amended Plan and will contain such terms and provisions, consistent with the Amended Plan, as the Committee may approve.

RSUs

RSUs awarded under the Amended Plan constitute an agreement by the Company to deliver Common Stock, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.

RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Stock deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of the Committee, on a deferred and contingent basis, based upon the vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, Common Stock or any combination of the two.

Performance shares, performance units and cash incentive awards

Performance shares, performance units and cash incentive awards may also be granted to participants under the Amended Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of performance shares, performance units or a cash incentive award that have been earned.

At the discretion of the Committee, any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

The performance period with respect to each grant of performance shares or performance units or cash incentive award will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

Other awards

Subject to applicable law and applicable share limits under the Amended Plan, the Committee may grant to any participant Common Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of such Common Stock, including, without limitation, convertible or exchangeable debt securities; other rights convertible or exchangeable into Common Stock; purchase rights for Common Stock; awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee; and awards valued by reference to the book value of the Common Stock or the value of securities of, or the performance of, the subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Committee. Common Stock delivered under such an award in the nature of a purchase right granted under the Amended Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, notes or other property, as the Committee determines.

In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the Amended Plan. The Committee may also authorize the grant of Common Stock as a bonus or may authorize the grant of Other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Amended Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.

Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, in cash or in additional Common Stock, based upon the earning and vesting of such awards.

Change in control

The Amended Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award, a change in control shall be deemed to have occurred upon the occurrence of any of the following events (subject to certain exceptions and limitations and as further described in the Amended Plan): (1) any individual, entity or group is or becomes the beneficial owner of 30% or more of the then-outstanding Common Stock or the combined voting power of the then-outstanding Common Stock or voting shares of the Company (subject to certain exceptions); (2) a majority of the Board ceases to be comprised of incumbent directors; (3) a consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, as described in the Amended Plan (subject to certain exceptions); or (4) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Management objectives

The Amended Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the Amended Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or Other Awards.

Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

Transferability of awards

Except as otherwise provided by the Committee, and subject to the terms of the Amended Plan with respect to Section 409A of the Code, no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the Amended Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the Amended Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Committee may specify on the grant date that all or part of certain types of the Common Stock that is subject to awards under the Amended Plan will be subject to further restrictions on transfer.

Adjustments

The Committee will make or provide for such adjustments in: (1) the number and kind of shares of Common Stock covered by outstanding stock options, SARs, restricted stock, RSUs, performance shares and performance units granted under the Amended Plan; (2) if applicable, the number and kind of shares of Common Stock covered by Other Awards granted pursuant to the Amended Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith, determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the Amended Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the numbers of shares of Common Stock available under the Amended Plan and the share limits of the Amended Plan as the Committee in its sole discretion may in good faith determine to be appropriate to reflect such transaction or event. Any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of incentive stock options, however, will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an incentive stock option to fail to so qualify.

Prohibition on repricing

Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without stockholder approval. The Amended Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our stockholders.

Detrimental activity and recapture; Stock ownership

Awards granted under the Amended Plan are subject to the terms and conditions of the Company’s clawback provisions, policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock at any point may be traded). We refer to all of these provisions and policies as the Compensation Recovery Policy. Applicable sections of any award documentation to which the Amended Plan is applicable or any related documents shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Compensation Recovery Policy. Further, by accepting any award under the Amended Plan, each participant agrees to fully cooperate with and assist the Company in connection with any of the participant’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy after its effective date. This cooperation and assistance will include executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from a participant of compensation or other amounts, including from a participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code. Otherwise, any Evidence of Award (or part) may provide for the cancellation or forfeiture of an award or forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be determined by the Board or the Committee from time to time in accordance with the Compensation Recovery Policy, or any applicable clawback laws, rules, regulations or requirements.

In addition, we maintain a stock retention policy which requires that our CEO hold a significant portion of the shares of our common stock acquired under our equity incentive plans for at least 36 months. Generally, under the policy, the CEO must retain at least 50% of all “net” shares received (“net” shares means those shares remaining after the sale or withholding of shares in payment of the exercise price, if applicable, and withholding taxes) for at least 36 months following the date on which an equity award is vested, settled or exercised, as applicable. In addition, in connection with the 2023 CEO Performance Award granted to our CEO in fiscal year 2024, the Board required a restriction on the sale of any shares issued upon the exercise of the options associated with such award until November 14, 2026. See “Discussion and Analysis of 2023 CEO Performance Award.”

We also maintain stock ownership guidelines that apply to the CEO and our non-executive directors (the “Guidelines”) as described in the “Stock Ownership Guidelines” section herein.

Accommodations for participants of different nationalities

In order to facilitate the making of any grant or combination of grants under the Amended Plan, the Committee may provide for such special terms for awards to participants as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom given that participants are expected to be nationals of both the United States and other countries, or to be employed by us or one of our subsidiaries both within and outside of the United States. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Amended Plan (including sub-plans) (to be considered part of the Amended Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the Amended Plan as then in effect unless the Amended Plan could have been amended to eliminate such inconsistency without further approval by our stockholders.

Withholding

To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the Amended Plan, the Committee, under such procedures as it may specify from time to time, may elect to satisfy such tax withholding obligations, in whole or in part (including in combination) by (without limitation) (i) requiring or permitting the Participant to pay cash, check or other cash equivalents, (ii) withholding otherwise deliverable cash (including cash from the sale of shares of Common Stock issued to the Participant) or shares of Common Stock having a fair market value equal to the amount required to be withheld or such greater amount (including up to a maximum statutory amount) as the Committee may determine or permit if such amount does not result in unfavorable financial accounting treatment, as the Committee determines, (iii) requiring or permitting the sale of shares of Common Stock issued pursuant to an award (or exercise thereof) having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or any greater amount as the Committee may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Committee determines, (iv) requiring or permitting the Participant to deliver to the Company already-owned shares of Common Stock having a fair market value equal to the minimum statutory amount required to be withheld or any greater amount as the Committee may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Committee determines, (v) requiring or permitting the Participant to engage in a cashless exercise transaction (whether through a broker or otherwise) implemented by the Company in connection with the Plan, (vi) having the Company or any Subsidiaries or affiliates of the Company withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any Subsidiaries or affiliates of the Company, or (vii) such other consideration and method of payment for the meeting of tax withholding obligations as the Committee may determine to the extent permitted by applicable laws, provided that, in all instances, the satisfaction of the tax withholding obligations will not result in any adverse accounting consequence to the Company, as the Committee may determine. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of stock options.

No right to continued employment

The Amended Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective date of the Amended Plan

The Amended Plan will become effective on the date it is approved by the Company’s stockholders.

Amendment and termination of the Amended Plan

The Board generally may amend the Amended Plan from time to time in whole or in part. If any amendment, however, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the Amended Plan) (1) would materially increase the benefits accruing to participants under the Amended Plan, (2) would materially increase the number of securities which may be issued under the Amended Plan, (3) would materially modify the requirements for participation in the Amended Plan or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the Nasdaq Stock Market, or, if the Common Stock is not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the Amended Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the Amended Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the Amended Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the Amended Plan or waive any other limitation or requirement under any such award.

The Board may, in its discretion, terminate the Amended Plan at any time. Termination of the Amended Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Amended Plan on or after the tenth anniversary of the effective date of the Amended Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the Amended Plan.

Allowances for conversion awards and assumed plans

Common Stock issued or transferred under awards granted under the Amended Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other Amended Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Amended Plan, under circumstances further described in the Amended Plan, but will not count against the aggregate share limit or other Amended Plan limits described above.

U.S. federal income tax consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended Plan based on United States federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Amended Plan participants, is not intended to be complete, does not describe United States federal taxes other than income taxes (such as Medicare and social security taxes), and does not describe tax consequences arising from state or local taxes in the United States or from taxes in any jurisdiction outside the United States.

Tax consequences to participants

Restricted shares: The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance shares, performance units and cash incentive awards: No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Stock received.

Nonqualified stock options: In general:

•no income will be recognized by an optionee at the time a non-qualified stock option is granted;
•at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and
•at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive stock options: No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code(except for purposes of the alternative minimum tax, in which case the exercise of the award may affect the determination of the alternative minimum tax). If Common Stock is issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.If Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs: No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.

RSUs: No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Unrestricted Common Stock Awards: The recipient of an unrestricted Common Stock award generally will be subject to tax at ordinary income rates on the fair market value of such unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such unrestricted Common Stock), and the capital gains/loss holding period for such shares will also commence on such date.

Medicare Surtax. A participant’s annual “net investment income,” as defined in Section 1411 of the Code may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the Amended Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.

Tax consequences to the Company or its subsidiaries

The Company will be entitled to a tax deduction in connection with an award under the Amended Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer, Chief Financial Officer and to each of our three most highly compensated executive officers for the taxable year. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

Registration With the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of additional shares of Common Stock under the Amended Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Amended Plan by our stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 4 TO APPROVE THE FURTHER AMENDMENT AND RESTATEMENT OF THE SUPER MICRO COMPUTER, INC. 2020 EQUITY AND INCENTIVE COMPENSATION PLAN.

AUDIT COMMITTEE REPORT

Review of Audited Financial Statements
The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended June 30, 2025 with both our management and our independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB). Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with independent registered public accounting firm its independence from Supermicro. The Audit Committee has also received written material addressing the independent registered public accounting firm’s internal quality control procedures and other matters, as required by applicable listing requirements of the Nasdaq Stock Market. The Audit Committee has considered the effect of non-audit fees on the independence of the independent registered public accounting firm to the extent that services were rendered and has concluded that such non-audit services are compatible with the independence of the independent public accounting firm.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the financial statements be included in the Company’s Annual Report for filing with the SEC.

This report has been furnished by the members of the Audit Committee at the time the Annual Report was approved for filing with the SEC.

Tally Liu, Chair
Robert Blair
Scott Angel

QUESTIONS AND ANSWERS

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Our Board has mailed the Notice to you in connection with the solicitation of proxies for use at the Annual Meeting to be held on Wednesday, April 15, 2026, at 2:00 p.m., Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this Proxy Statement. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report, primarily via the internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about March 3, 2026 to all stockholders entitled to vote at the Annual Meeting.

Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business (Eastern Time) on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 600,481,952 shares of our common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented.

What should I do if I receive more than one set of proxy materials?

You may receive more than one set of proxy materials, including multiple copies of the Notice or proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice or proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

How do I participate in the Annual Meeting?

The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The Annual Meeting will only be conducted via live webcast. No recording of the Annual Meeting is allowed, including audio and video recording.

Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.proxyvote.com.

You will be able to access, participate in, and vote at the Annual Meeting at www.virtualshareholdermeeting.com/SMCI2026 by using the 16-digit control number included on the Notice or proxy card and voting instruction form. Stockholders admitted to the virtual meeting using their control number may submit questions, vote or view our list of stockholders during the Annual Meeting by following the instructions that will be available on the meeting website. Stockholders may log into the meeting platform beginning at 1:45 p.m. Pacific Time on Wednesday, April 15, 2026. To submit a question during the meeting, visit www.virtualshareholdermeeting.com/SMCI2026, enter your 16-digit control number, type your question into the “Ask a Question” field and click “Submit.” Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions may be grouped by topic and substantially similar questions may be grouped and answered once. We reserve the right to censor profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or company business. The Annual Meeting is not to be used as a forum to present personal matters, or general economic, political or other views that are not directly related to the business of the Company and the matters properly before the Annual Meeting, and therefore questions on such matters will not be answered. Any questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints will be posted online and answered at https://ir.supermicro.com. The questions and answers will be available as soon as practical after the Annual Meeting and will remain available until one week after posting.

We reserve the right to remove an attendee or cut off speaking privileges for behavior likely to cause disruption or disturbance or for failure to comply with reasonable requests or the rules of conduct for the meeting, including time limits applicable to attendees who are permitted to speak.

You may begin to log into the meeting platform at www.virtualshareholdermeeting.com/SMCI2026 beginning at 1:45 p.m., Pacific Time, on Wednesday, April 15, 2026. The meeting will begin promptly at 2:00 p.m., Pacific Time, on Wednesday, April 15, 2026.

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please utilize the technical support number listed in the login page for the virtual meeting, available 15 minutes before the meeting.

How do I vote my shares?

If you are a stockholder of record as of the Record Date, you can give a proxy to be voted at the Annual Meeting in any of the following ways:

•Over the telephone by calling a toll-free number;
•Electronically, using the Internet; or
•By completing, signing and mailing the proxy card.

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the Notice or proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the Annual Meeting.

To vote at the Annual Meeting, attend the Annual Meeting online and follow the instructions posted at www.virtualshareholdermeeting.com/SMCI2026.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has provided a Notice or voting instruction card for you to use in directing the broker or nominee how to vote your shares. Telephone and Internet voting also is encouraged for stockholders who hold their shares in street name.

Can I vote my shares in person (virtually) at the Annual Meeting?

If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions posted at www.virtualshareholdermeeting.com/SMCI2026. Even if you currently plan to virtually attend the Annual Meeting, we recommend that you also submit your vote as described in these proxy materials so that your vote will be counted if you later decide not to attend the Annual Meeting. If you attend the Annual Meeting, any votes you cast at the Annual Meeting will supersede your proxy.

If you are a street name holder, you may vote your shares at the Annual Meeting only if you obtain a “legal proxy” from your broker, bank, trust or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares and the proxy materials have been sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote at the Annual Meeting.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares and the proxy materials have been forwarded to you by your bank, trust or other nominee. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” As a beneficial owner, you have the right to direct your bank, trust or other nominee how to vote your shares. You are also invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, trust or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How many shares must be present or represented by proxy to conduct business at the Annual Meeting?

The presence at the meeting, in person (virtually) or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the Record Date will constitute a quorum for the transaction of business at the meeting. Shares that are voted “FOR” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such proposal. “Broker non-votes” are also included for purposes of determining whether a quorum of shares is present at a meeting. A “broker non-vote” occurs when a nominee holding shares for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

What proposals will be voted on at the Annual Meeting?

The proposals scheduled to be voted on at the Annual Meeting are:

1. The election of three Class I directors to hold office until the annual meeting of stockholders following fiscal year 2028 or until their successors are duly elected and qualified.

2. The approval of, on a non-binding advisory basis, the compensation of our named executive officers (known as “Say on Pay”).

3. The ratification of the appointment of BDO USA P.C. as the Company’s independent registered public accounting firm for our fiscal year ending June 30, 2026.

4. The approval of the further amendment and restatement of the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan.

What vote is required for the approval each of the proposals?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal No. 1 — Election of Class I Directors	Nominees receiving the highest number of “For” votes will be elected. “Withhold” votes will have no effect.	No
Proposal No. 2 — Say on Pay Advisory Vote	“For” votes from a majority of shares present in person or represented by proxy and entitled to vote.	No
Proposal No. 3 — Ratification of Appointment of Independent Registered Public Accounting Firm	“For” votes from a majority of shares present in person or represented by proxy and entitled to vote .	Yes
Proposal No. 4 — Approval of the Further Amendment and Restatement of the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan	“For” votes from a majority of shares present in person or represented by proxy and entitled to vote.	No

How are votes counted?

All valid proxies received before the Annual Meeting, including proxies granted over the Internet or by telephone submitted prior to midnight the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR each nominee and FOR each other proposal.

You may either vote “FOR” or “WITHHOLD” authority to vote for each Class I director nominee for the Board (Proposal No. 1). You may vote “FOR,” “AGAINST” or “ABSTAIN” on the advisory vote on named executive officer compensation (Proposal No. 2) and on the proposal to ratify the appointment of our independent registered public accounting firm (Proposal No. 3), and on the proposal to approve the further amendment and restatement of the Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan (Proposal No. 4).

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Your shares also will be counted as present at the Annual Meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

Shares not present at the Annual Meeting and shares voted “WITHHOLD” will have no effect on the election of Class I directors. If you abstain from voting on a proposal other than the election of Class I directors, your abstention has the same effect as a vote against that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum but will only be considered entitled to vote on the proposal to ratify the selection of our independent public accounting firm.

Your broker or other nominee has discretionary authority to vote your shares on the ratification of our independent registered public accounting firm, even if your broker or other nominee does not receive voting instructions from you. However, your broker or other nominee does not have discretionary authority to vote your shares on non-routine proposals, such as the election of Class I directors, the advisory vote on executive compensation, and the approval of the amendment and restatement of the equity and incentive and compensation plan, and may not vote on these proposals if you do not provide specific voting instructions. Accordingly, if you want your vote to count in the non-routine proposals, we encourage you to vote promptly, even if you plan to attend (virtually) the Annual Meeting.

Can I change my vote after I have mailed in my proxy card?

If you are the stockholder of record, you may revoke your proxy by signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card, or by attending the Annual Meeting and voting your shares in person (virtually). Attending the Annual Meeting without voting in person (virtually) will not revoke your proxy unless you specifically request it.

If you are a beneficial owner of shares held in street name, you may change your vote, subject to any rules your bank, broker or other nominee may have, at any time before your proxy is voted at the Annual Meeting, (1) by submitting new voting instructions to your bank, broker or other nominee or (2) if you have obtained a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote your shares, by virtually attending the Annual Meeting and voting in person.

Who will count the vote?

Representatives of Broadridge Financial Solutions will tabulate votes and will act as our independent inspectors of election.

What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Charles Liang and David Weigand, or either of them, will have discretion to vote on those matters in accordance with their best judgment. Other than the matters described in this Proxy Statement, we do not currently know of any other matters that will be raised at the Annual Meeting.

What happens if a quorum is not present at the Annual Meeting?

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person (virtually) or represented by proxy at the Annual Meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will bear the cost of soliciting proxies relating to the Annual Meeting. In addition to solicitation by the use of mail, certain of our directors, officers and regular employees may solicit proxies by telephone or personal interview, and we may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials. We have engaged Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist with the solicitation of proxies. We will pay Laurel Hill a fee of $10,000 for its services and potential additional fees, including those for telephone solicitations.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K, which will be filed with the SEC within four (4) business days following the Annual Meeting.

What are the deadlines for submitting stockholder proposals for the next annual meeting?

In order for a stockholder proposal to be considered for inclusion in our Proxy Statement for the annual meeting of stockholders following fiscal year 2026, the written proposal must be received at our principal executive offices at 980 Rock Avenue, San Jose, California 95131, Attention: Corporate Secretary, on or before November 3, 2026 and must otherwise comply with Rule 14a-8 under the Exchange Act; however, to the extent that the date of our annual meeting of stockholders for fiscal year 2026 changes by more than 30 days from the one year anniversary of the date of the Annual Meeting, the deadline is a reasonable time before we begin to print and send our proxy materials. The proposal must comply with the SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

Our bylaws provide that a stockholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Corporate Secretary of the Company at our principal executive offices in San Jose, California, at least 120 days in advance of the one year anniversary of the date that our proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders. For the annual meeting of stockholders following fiscal year 2026, written notice of director nominations and stockholder proposals must be received on or before November 3, 2026. Our bylaws also provide that if the date of the annual meeting of stockholders for fiscal year 2026 is more than 30 days earlier than the date contemplated at the time of this Proxy Statement (which is typically the one-year anniversary of the date of the annual general meeting), notice by the stockholders to be timely must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting of stockholders following fiscal year 2026 is publicly announced. The nomination or proposal must contain the specific information required by our bylaws. You may request a copy of our bylaws by contacting our Corporate Secretary, Super Micro Computer, Inc., telephone (408) 503-8000. Stockholder proposals that are received by us after the applicable deadline, will not be eligible to be presented at the annual meeting of stockholders following fiscal year 2026.

In addition to satisfying the requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act to comply with the universal proxy rules.

Internet Availability of Proxy Materials

Our Proxy Statement and our Annual Report, including financial statements for the year ended June 30, 2025, are also available on our website at https://ir.supermicro.com/.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household Supermicro proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Investor Relations, Super Micro Computer, Inc., 980 Rock Avenue, San Jose, CA 95131, or call (408) 503-8000.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us and certain written representations provided to us, we believe that during fiscal year 2025, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except for one Form 3 was filed late on behalf of Kenneth Cheung due to an inadvertent administrative error.

Other Proposals

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies on the proxy card will vote as they deem in the best interests of Supermicro.

No Incorporation by Reference

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and such information should be considered as part of the particular filing. As provided under SEC rules, the “Audit Committee Report,” the “Compensation Committee Report,” and the “Pay Versus Performance” sections of this proxy statement specifically are not incorporated by reference into any other filings with the SEC, are not deemed to be “soliciting material” and are not deemed “filed” with the SEC. In addition, this proxy statement includes several website addresses or references to additional company reports found on those websites. These website addresses are intended to provide inactive, textual references only. The information on these websites, including the information contained in those reports, is not part of this proxy statement and is not incorporated by reference.

APPENDIX A
SUPER MICRO COMPUTER, INC.

AMENDED AND RESTATED
2020 EQUITY AND INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2. Definitions. As used in this Plan:

(a) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c) “Board” means the Board of Directors of the Company.

(d) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e) “Change in Control” has the meaning set forth in Section 12 of this Plan.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.

(g) “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.

(h) “Common Stock” means the common stock, par value $0.001 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(i) “Company” means Super Micro Computer, Inc., a Delaware corporation, and its successors.

(j) “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(k) “Director” means a member of the Board.

(l) “Effective Date” means June 5, 2020.

(m) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(o) “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(p) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(q) “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the Nasdaq Stock Market or, if the Common Stock is not then listed on the Nasdaq Stock Market, on any other national securities exchange on which the Common Stock is listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(r) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(s) “Option Price” means the purchase price payable on exercise of an Option Right.

(t) “Option Right” means the right to purchase Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

(u) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

(v) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(w) “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(x) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(y) “Plan” means this Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time. This Plan was last amended and restated effective April 15, 2026.

(z) “Predecessor Plans” means the Super Micro Computer, Inc. 2006 Equity Incentive Plan, as amended or amended and restated from time to time, and the Super Micro Computer, Inc. 2016 Equity Incentive Plan, as amended or amended and restated from time to time.

(aa) “Restricted Stock” means Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(bb) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.

(cc) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(dd) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(ee) “Stockholder” means an individual or entity that owns one or more shares of Common Stock.

(ff) “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(gg) “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3.    Shares Available Under this Plan.
(a) Maximum Shares Available Under this Plan.

(i)     Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents will not exceed in the aggregate (x) 118,000,000 shares of Common Stock (consisting of 50,000,000 shares of Common Stock that were approved by the Stockholders in 2020, 20,000,000 shares of Common Stock that were approved by the Stockholders in 2022, 15,000,000 shares of Common Stock that were approved by the Stockholders in 2024, 18,000,000 shares of Common Stock were approved by the Stockholders in 2025, and 15,000,000 shares of Common Stock to be approved by the Stockholders in 2026), plus (y) the total number of shares remaining available for awards under the Super Micro Computer, Inc. 2016 Equity Incentive Plan, as amended or amended and restated from time to time, as of the Effective Date (zero), plus (z) the Common Stock that is subject to awards granted under this Plan or the Predecessor Plans that is added (or added back, as applicable) to the aggregate number of shares of Common Stock available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii) Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.

(b) Share Counting Rules.

(i) Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii) If, after the Effective Date, any Common Stock subject to an award granted under the Predecessor Plans is forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii) Notwithstanding anything to the contrary contained in this Plan: (A) Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) Common Stock subject to a share-settled Appreciation Right that is not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.

(iv) If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Stock based on fair market value, such Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(v) The share counting rules under this Plan will operate to take into account and reflect the Company’s 2024 10-for-1 stock split, as applicable.

(c) Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 118,000,000 shares of Common Stock.

(d) Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $700,000.

4.    Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Stock to which such exercise relates.

(e) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(f) Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g) Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h) No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.    Appreciation Rights.
(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Stock or any combination thereof.

(ii) Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(iii)    Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv)    Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v)    Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.
(c) Also, regarding Appreciation Rights:

(i) Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii) No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.    Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.

(f) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(g) Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7.    Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying Restricted Stock Units shall be deferred until and paid contingent upon the vesting of such Restricted Stock Units.

(e) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Stock or cash, or a combination thereof.

(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.    Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(c) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d) Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.

(e) The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9.    Other Awards.
(a) Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for

Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c) The Committee may authorize the grant of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d) The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional Common Stock, based upon the earning and vesting of such awards.

(e) Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f) Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

10.    Administration of this Plan.
(a)    This Plan will be administered by the Committee; provided, however, that notwithstanding anything in this Plan to the contrary, the Board may grant awards under this Plan to non-employee Directors and administer this Plan with respect to such awards. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. To the extent permitted by law, and in compliance with any applicable legal requirements, the Committee may, by resolution, authorize one or more officers of the Company to authorize the granting or sale of awards under this Plan on the same basis as the Committee; provided, however, that: (i) the Committee will not delegate such authority to any such officer(s) for awards granted to such officer(s) or any employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined in accordance with Section 16 of the Exchange Act; (ii) the resolution providing for such authorization shall set forth the total number of shares of Common Stock such officer(s) may grant; and (iii) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.    Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12.    Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either: (i) the then-outstanding Common Stock; or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Shares”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c);

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote or the approval of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or written action or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Stock and Voting Shares of the Company, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
13.    Detrimental Activity and Recapture Provisions.
(a) Awards granted under this Plan are subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares at any point may be traded) (the “Compensation Recovery Policy”), and applicable sections of any Evidence of Award to which this Plan is applicable or any related documents shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Compensation Recovery Policy. Further, by accepting any award under the Plan, each Participant agrees (or has agreed) to fully cooperate with and assist the Company in connection with any of such Participant’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees (or has agreed) that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from such Participant of any such amounts, including from such Participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

(b) Otherwise, any Evidence of Award (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award (or other provisions intended to have similar effects), including upon such terms and conditions as may be determined by the Board or the Committee in accordance with the Compensation Recovery Policy or any applicable laws, rules, regulations or requirements that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, rules, regulations or requirements in effect from time to time (including as may operate to create additional rights for the Company with respect to such awards and the recovery of amounts or benefits relating thereto).

14.    Accommodations for Participants of Different Nationalities. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom given that Participants are expected to be nationals of both the United States of America and other countries, or to be employed by the Company or any Subsidiary both within and outside of the United States of America. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.

15.    Transferability.
(a) Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify on the Date of Grant that part or all of the Common Stock that is (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

16.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, the Committee, under such procedures as it may specify from time to time, may elect to satisfy such tax withholding obligations, in whole or in part (including in combination) by (without limitation) (i) requiring or permitting the Participant to pay cash, check or other cash equivalents, (ii) withholding otherwise deliverable cash (including cash from the sale of shares of Common Stock issued to the Participant) or shares of Common Stock having a fair market value equal to the amount required to be withheld or such greater amount (including up to a maximum statutory amount) as the Committee may determine or permit if such amount does not result in unfavorable financial accounting treatment, as the Committee determines, (iii) requiring or permitting the sale of shares of Common Stock issued pursuant to an award (or exercise thereof) having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or any greater amount as the Committee may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Committee determines, (iv) requiring or permitting the Participant to deliver to the Company already-owned shares of Common Stock having a fair market value equal to the minimum statutory amount required to be withheld or any greater amount as the Committee may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Committee determines, (v) requiring or permitting the Participant to engage in a cashless exercise transaction (whether through a broker or otherwise) implemented by the Company in connection with the Plan, (vi) having the Company or any Subsidiaries or affiliates of the Company withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any Subsidiaries or affiliates of the Company, or (vii) such other consideration and method of payment for the meeting of tax withholding obligations as the Committee may determine to the extent permitted by applicable laws, provided that, in all instances, the satisfaction of the tax withholding obligations will not result in any adverse accounting consequence to the Company, as the Committee may determine. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of Option Rights.

17.    Compliance with Section 409A of the Code.
(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.
(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
18.    Amendments.
(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Common Stock is not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Board, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.

(c) If permitted by Section 409A of the Code, but subject to Section 18(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19.    Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.
20.    Effective Date/Termination. The Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan was effective as of the Effective Date, amended and restated as of May 18, 2022, as further amended and restated as of January 22, 2024 and as further amended and restated as of June 4, 2025. This further 2026 amendment and restatement of the amended and restated Super Micro Computer, Inc. 2020 Equity and Incentive Compensation Plan will be effective as of the date on which such amendment and restatement is approved by the Stockholders (the “Amendment and Restatement Date”). No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans continued following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Amendment and Restatement Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable (except for purposes of providing for shares of Common Stock under such awards to be added to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).

21.    Miscellaneous Provisions.
(a) The Company will not be required to issue any fractional Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant will have any rights as a Stockholder with respect to any Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Stock upon the share records of the Company.

(g) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything to the contrary in this Plan or an Evidence of Award (or in any other agreement, contract or arrangement with the Company or its Subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its Subsidiaries or affiliates (collectively, the “Arrangements”)): (i) nothing in the Arrangements or otherwise limits a Participant’s rights to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002); and (ii) nothing in the Arrangements or otherwise prevents a Participant from, without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, such Participant is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

22.    Share-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:
(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any Common Stock that is issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

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SUPER MICRO COMPUTER, INC.

The Board of Directors recommends you vote FOR the following:

Class I Director Nominees:	For	Withhold
1a. Charles Liang	☐	☐
1b. Tally Liu	☐	☐
1c. Sherman Tuan	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date